UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Invesco Ltd.

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Proxy

Statement

Notice of 2022 Annual General Meeting of Shareholders

Your vote is important: Please vote by using the Internet, the telephone or by signing, dating and returning a proxy card

Invesco

A leading independent global investment management firm

Founded in	Proudly manages	Over	Serving clients in	On the ground in
1935	$1.6T	8,500	110+	20+
and headquartered	in assets for retail	employees to better	countries	countries to leverage
in Atlanta, Georgia	and institutional	serve all clients		local presence
investors[1]

Our single focus is to help clients achieve their investment objectives

•	We direct all of our intellectual capital, global strength and operational stability toward helping our clients
•	We have a broad and deep presence in key markets across the globe
•	We have a strong track record of financial stability and possess the resources to continue our long-term investment in the business

Our purpose

Delivering an investment experience that helps people get more out of life

Our multi-year strategic objectives
• Achieve strong investment performance
• Be instrumental to our clients’ success
• Harness the power of our global platform
• Perpetuate a high-performance organization

Our beliefs put clients at the center of everything we do
• Pure focus on investing
• Passion to exceed
• Diversity of thought and a collaborative culture
• A comprehensive range of capabilities enables us to meet the unique needs of clients
• A high-conviction approach is more impactful
• Patience leads to better results over time

Our beliefs enable us to
• Inspire the consistent behaviors and discipline that help generate strong, long-term investment performance for our clients
• Maintain an engaging work environment that helps us attract, develop, motivate and retain the best talent in the industry

1. December 31, 2021.

G. Richard Wagoner, Jr.

has served as Chair of our Board since 2019 and as a non-executive director of our company since 2013

A letter to our shareholders from the Chairperson of Our Board

Dear Fellow Shareholder,

The Invesco Ltd. Board of Directors continues to appreciate the trust that you place in us as stewards of your investment in the company and takes our responsibilities in that regard very seriously.

Let me start by saying that the Board worked closely with management as CEO Marty Flanagan and his team continued to implement their long-term strategy to compete and win in the rapidly evolving asset management industry. We were pleased to see that strategy help the company deliver record operating results in 2021 across a broad range of operating and financial metrics, and make significant progress in strengthening our balance sheet, cash position and financial flexibility, as well as improved stock price performance.

In addition to reporting record net long-term inflows, the company also generated record gross inflows of $427 billion, a 37% increase over the prior year.1 Net long-term inflows of more than $81.4 billion represented a 7% organic growth rate for the year, one of the highest growth rates in the industry. Additionally, strong cash flows in our business improved the firm’s cash position to a level where we are resuming share repurchases, reflecting our continued confidence in the long-term prospects of the business.

We were equally pleased with how the firm continued to handle the challenges presented by COVID-19 and its variants, with a dedicated focus on ensuring the health and safety of our employees, while continuing to innovate in engaging with our clients. We are especially appreciative of all Invesco employees’ continuing commitment to our clients and overall business throughout the prolonged pandemic.

We also were pleased to see the firm’s progress in achieving its ambitious goals in the important areas of diversity, equity and inclusion. For example, the progress made in increasing the gender diversity of our senior managers – up from 27% in 2018 to 35% currently – reflects the organization’s strong commitment, thoughtful planning and significant effort. Of course, there’s much more to be done in this important area, and the Board will continue to work with management to build on this progress.

The Board has also strongly supported Invesco’s commitment to ESG and was pleased to see further progress last year. Currently, approximately 75% of the AUM managed by Invesco’s investment teams have attained the ESG integration level as minimal but systematic integration, placing the firm well down the path of achieving its goal of ensuring all of Invesco’s teams have fully embedded ESG considerations into their investment processes by the end of 2023. The firm launched dozens of new ESG products in 2021 across North America and Europe, contributing to a growing range of investment products that enable clients to express their values while saving for the future. The Board is pleased with this progress, but of course much remains to be done to achieve our ESG aspirations.

In 2021 we had several important changes in Board composition. We continue to focus on recommending to shareholders a slate of directors that can support management in all key areas and functions, and represents a good balance of expertise, experience, diversity and continuity, while adding fresh perspectives as appropriate.

We welcomed Paula Tolliver to the Board following her election at the May 2021 Annual General Meeting. As a former Chief Information Officer and Chief Digital Officer for Intel Corporation, Paula has a depth of experience in global business and technology – two especially important areas for Invesco. We will leverage Paula’s extensive expertise as we work to further expand the digital possibilities for client engagement and more effectively use data to improve every aspect of our business. In the fall, we were pleased to add Chris Womack, Chair, President and CEO of Georgia Power Company, to the Board. Chris brings a wealth of experience in public policy, leadership and innovation to Invesco, all of which will prove invaluable to the firm.

2022 Proxy Statement ii

Earlier this year, we announced that Nelson Peltz and Ed Garden of Trian were stepping down from the Invesco Ltd. Board in light of their appointment to the Board of Janus Henderson Group. While Nelson’s and Ed’s tenure on our Board was fairly brief, they each made significant contributions to the company and Board and were sincerely appreciated as Board colleagues. We are pleased that Trian remains a significant shareholder in Invesco, and wish Nelson and Ed the best.

Annual General Meeting. You are cordially invited to attend the 2022 Annual General Meeting of Shareholders of Invesco Ltd., which will be held on May 12, 2022 at 1:00 p.m. Eastern Time at 1555 Peachtree Street NE, Atlanta, Georgia 30309.

Your vote is important, and we encourage you to vote promptly. Regardless of whether you can attend the Annual General Meeting, please follow the instructions contained in the Notice of Internet Availability of Proxy Materials on how to vote via the Internet or the toll-free telephone number, or request a paper proxy card to complete, sign and return by mail so that your shares may be voted.

In closing, your Board will continue to closely engage with Invesco’s management team. We have a very constructive view on the outlook for Invesco to succeed in the global asset management industry, and a high degree of confidence in the firm’s leadership team. On behalf of the Invesco Board of Directors, I thank you for your continued support.

Yours sincerely,

G. Richard Wagoner, Jr.
Chairperson

1. All data Invesco data as of December 31, 2021.

iii Invesco Ltd.

Martin Flanagan

has been President and Chief Executive Officer of our company and a director since 2005

A letter to our shareholders from our President and CEO

Dear Fellow Shareholder,

2021 was an extraordinary year on several levels. None of us predicted that we would endure another full year of the global pandemic. We also saw supply disruptions globally, continued social unrest and increased intensity in climate-related disasters. Within the asset management industry, investors experienced volatility related to a recovery from the challenging markets of 2020, the further rise of blockchain-related technologies and a continued trend toward passive, alternative and ESG-related products.

In challenging times, I’ve always found that the best course is to focus on what you can control. At Invesco, we placed a priority on taking care of the health and well-being of our employees. This enabled us to stay sharply focused on meeting the needs of our clients across the globe, seeking new ways to engage with them and helping them achieve their investment objectives. Building on more than a decade of efforts to shape our firm ahead of key client demand trends, Invesco was very well positioned to deliver robust investment performance and a high level of value to clients.

As a result of these efforts, I’m pleased to report that Invesco achieved record operating results in 2021. Growth throughout the year was driven by continued demand for our key capability areas, including ETFs, active fixed income, China, solutions, private markets and active global equities. Net long-term inflows of $81.4 billion represented a 7% organic growth rate for the year – our strongest organic growth in decades and one of the highest growth rates in our industry.

Investment performance strengthened as well, which helped Invesco end 2021 with $1.6 trillion in assets under management, up 19.3% for the year. Additionally, net revenues, adjusted operating income and adjusted operating margin all improved meaningfully year over year.1 Invesco has now achieved six consecutive quarters of strong growth – a direct outcome of the investments we’ve made over time to enhance and evolve our business to better meet the needs of clients.

We also continued to enhance our balance sheet while maintaining a disciplined approach to our business. The growth in our business drove positive operating leverage, leading to a 450 basis point increase in our adjusted operating margin1 to 41.5%. We also exceeded our target of achieving $150 million in annualized net savings after investments by the end of

2022 Proxy Statement iv

2021 and are well on track to meet our goal of $200 million in annualized net savings after investments by the end of 2022. Combined, these factors drove a 60% increase in our full-year adjusted diluted earnings per share1 to $3.09.

The momentum in our business generated strong cash flows and further strengthened our cash position, which enhances our financial flexibility for the future. As a result, we resumed share repurchases early in 2022, reflecting confidence in our business and our view that Invesco stock represents an excellent investment opportunity.

Although 2021 was a record year for Invesco in a number of areas, we recognize that there is still much work ahead of us. The strong results over last year will enable us to continue investing in our people, our capabilities and our technology, which are essential to meeting client needs and further differentiating our firm in a highly dynamic and competitive industry.

The industry and the needs of investors are evolving – rapidly

The ongoing pandemic continues to accelerate many of the trends impacting our industry. These trends favor larger, better scaled firms like Invesco, which has the resources to continuously invest in the business for the benefit of clients while advancing our competitive position. Specifically, we believe:

•	Clients value deeper relationships with fewer trusted managers, seeking a comprehensive range of capabilities to meet the totality of their desired investment outcomes
•	Clients are increasingly “barbelling” their portfolios, with larger allocations to passive assets on one end and alternative assets on the other
•	China and emerging markets will drive the growth of global wealth and untapped investment opportunities
•	ETFs and indexing will remain core to portfolios and continue to drive flows, while assets with durable alpha propositions will drive revenue opportunities
•	“Digital everything” will continue to expand the possibilities for new client engagement approaches while changing the relationship between investment managers, intermediaries and end-clients
•	Interest in ESG (environment, social, governance) capabilities will continue to grow and evolve
•	Increased regulatory activity and oversight will continue to influence competitive dynamics
•	We’ll continue to see the democratization of investment opportunities for individual investors into private markets and the advancement of tokenization and digital assets.

Shaping our business for clients and for the future

Invesco has a long history of shaping our business ahead of client demand and industry trends, with pioneering investments in China, ETFs and solutions. We operate in a $100 trillion industry that we fully expect will continue to grow – by some estimates expanding to $145 trillion over the next three years.2 We have a clear understanding of how client demand is evolving and where it’s headed. Over the past decade, we’ve been highly focused on investing ahead of shifts in client demand, which helped us achieve strong operating results in 2021 and positions us very well for the future.

Our purpose is to deliver an investment experience that helps people get more out of life. In a highly dynamic operating environment and a world of sometimes competing priorities, we are guided by this purpose, which enables us to deliver a high level of value to clients, invest in our people and build our business while providing long-term returns for shareholders. We’re proud that the outcomes we deliver help individuals and institutions across the globe invest in their futures, which inspires our 8,500 employees in the work they do every day.

Over the past decade, we’ve invested meaningfully in our people, our business and the capabilities that align with client demand. This strong foundation gives us confidence that we can continue to help people get more out of life as they save for retirement, their children’s education and more. To help you better understand the drivers of our success for 2021 and the years ahead, I want to highlight a few key aspects of our business that position Invesco well ahead of key trends in our industry.

Fostering a culture where diverse people and perspectives thrive

Helping to ensure health and well-being of our employees and providing a flexible work model through the pandemic are key priorities for Invesco. In fact, 91% of our employee felt that senior leadership prioritized their health and safety through the pandemic, according to our employee opinion survey. Our commitment to their well-being helps employees stay focused on the needs of our clients and our business, and it is a primary reason why Invesco is able to retain, engage, motivate and attract some of the best and brightest in the industry.

We work hard every day to create a diverse, equitable and inclusive (“DEI”) workplace for all our employees. Our commitment to DEI spans every level of our organization, and Invesco leaders have annual performance goals that drive DEI priorities within their business units and across the firm. Notable accomplishments in 2021 include achieving 35% female representation at the senior manager level (up from 27% in 2018), increasing the diversity of the Invesco Ltd. Board to 36% and requiring unconscious bias training for all employees across the globe.

v Invesco Ltd.

Additionally, we further expanded our business resource groups “BRGs” across the globe. These employee-led BRGs comprise an internal support network of individuals representing the expanding diversity of our firm, enabling us to promote understanding, support the needs of our diverse communities and connect our employees. We now have 11 BRGs, including representation for women, Hispanics, veterans, neurodiversity, LGBTQ+ and others. Combined, these groups hosted more than 70 events over the past year.

Although we’re pleased with our progress in these areas, we recognize there is more to do, and we are committed to further expanding our DEI efforts in 2022 and beyond.

Innovating our way to success in ETFs and Indexed Strategies

In line with our strong track record of investing in key capabilities ahead of client demand, we began building our ETF and Indexed Strategies business with approximately $3.5 billion in assets in 2006. Over the past 15 years, we’ve pioneered new possibilities and launched a number of innovative products to help clients across the globe meet their desired investment objectives. Through Invesco’s product offerings, clients continue to obtain access to new investments and asset classes and participate in the growth of financial markets. Invesco’s innovative products encompass smart beta ETFs, crypto ETFs, blockchain technologies ETFs, commodities, factor-based equity ETFs and smart beta fixed income ETFs. Most of these strategies are being launched in the market as “first of their kind.”

More recently, we expanded our broad suite of ETF capabilities with new offerings aligned one of our most popular ETFs that is aligned to the Nasdaq-100 Index. We also launched a number of ETFs that provide direct or indirect exposure to digital assets. Lastly, we increased our presence in the institutional space by offering indexed institutional mandates, which further solidifies Invesco’s reputation as a leading provider of passive solutions.

Our long-standing focus on innovation has helped Invesco become the fourth-largest provider of ETFs globally.3 In the past three years, Invesco ETFs and Indexed Strategies has more than doubled in size, reaching $558 billion4 in AUM by launching new ETFs and elevating existing products to help clients across the globe solve their specific needs.

In 2021, we achieved record growth in our global ETF and Indexed Strategies business, with $85 billion in net inflows through year-end and a meaningful improvement in global ETF market share.5

Building on our strong alternatives foundation

Alternatives are investments that provide strong benefits to clients by seeking to exploit market inefficiencies through focusing on non-traditional assets and private market investment strategies. Alternatives represented roughly 15% or $15.4 trillion of the $103 trillion global market in 2020 and the asset category is expected to grow more than 10% over the next three years.6 The phenomenal growth and increasing client demand for alternatives represent a tremendous opportunity for differentiated, high-quality investment managers like Invesco.

We are well-positioned to capitalize on the barbelling of portfolios as clients increasingly seek alternatives on one end of the spectrum and passive strategies on the other. With $197 billion in alternatives AUM, Invesco is the 8th largest alternatives provider globally.7 Our alternatives business is anchored by our $71 billion real estate platform and our $41 billion private credit business (AUM as of December 31, 2021). Each of these businesses competes in all channels and regions of the world, and both platforms have established client bases and longstanding track records that distinguish them in the marketplace.

The combination of these two important businesses strengthens Invesco’s profile in the global marketplace and enables us to meet the expanding client demand for alternatives capabilities while helping us grow our global business. For 2022, we are focused on further building our alternatives business by enhancing the capabilities we deliver to clients and expanding the scale, capabilities and reach of our real estate and private credit platforms.

Our China advantage

In 2003, Invesco undertook the first China-US joint venture, Invesco Great Wall. Our presence in China builds on our 50-year legacy of success in the Asia Pacific region. Over the past 20 years, the Chinese mutual fund management industry has grown from zero to more than $4 trillion8, and it’s expected to become the second-largest fund management market in the world by 2025, with more than $6 trillion in assets.9 Through 2024, China is expected to account for more than 40% of global net flows.10 As an early entrant in China, we’ve worked steadily to develop a strong and comprehensive platform covering a broad range of business activities, including robust domestic investment capabilities with strong performance.11

Our China business is multidimensional and includes retail, on-shore, off-shore and institutional, and we have very strong relationships with banks and insurance companies. In addition, we have a meaningful presence on China’s digital platforms, which are highly attractive in the market and meaningfully impactful to our business. Our long history in China, our joint venture management being led by Invesco since its inception and our strong platform in the region

2022 Proxy Statement vi

give us a significant advantage over other global firms. Invesco is ranked #1 for its China onshore business12 and the #3 foreign asset management firm overall.13 With our strong active investment performance, our China business has grown at a 43% CAGR since 2018, and we now have more than $112 billion of assets sourced from onshore Chinese clients as of the end of the year.14

Although there is uncertainty with the current state of relations between China and the US, everything we’ve seen indicates that China remains committed to opening its markets further. We believe China will continue to provide tremendous opportunities for investment and a more level playing field to global fund managers, which is good news for investors everywhere.

The trend toward ESG investing

Growing concerns about climate change and social issues are driving an increased client interest in ESG investing. According to Morningstar, 72% of US investors have expressed interest in sustainable investing15, and we’re seeing increased interest in ESG capabilities across the globe.

As noted above, Invesco’s purpose is to deliver an investment experience that helps people get more out of life. Sustainable value creation and effective risk mitigation are fundamental to achieving our purpose. As a result, our focus is on integrating ESG into the heart of our investment process, with our investment teams taking decisions every day on how to manage this integration and how to use our leverage in important areas such as client engagement and proxy voting. Approximately 75% of the AUM managed by Invesco’s investment teams have attained the ESG integration level as minimal but systematic integration, and our goal is for all teams to have fully embedded ESG considerations by the end of 2023.

We also focus our efforts on specific client needs, using skills such as our self-indexing capabilities to provide helpful ESG solutions. Invesco offers a growing range of investment capabilities that enable our clients to express their values in ways that can drive portfolio alpha. With Invesco’s comprehensive range of capabilities, clients can incorporate ESG-aligned ETFs, mutual funds, separately managed accounts and custom indexes into their portfolios.

More specifically, to reinforce our commitment to ESG in 2021, Invesco:

•	Increased its ESG AUM (i.e., assets under management in dedicated sustainable investing strategies) to $96 billion as of December 31, 2021.
•	Signed the Net Zero Asset Managers initiative, joining other asset managers to support the global goal of reaching net-zero greenhouse gas emissions by 2050 or sooner.
•

Launched 22 ESG ETFs across North American and Europe, including both thematic (solar, clean energy, green building) and comprehensive (Nasdaq ESG, S&P 500 equal weight ESG) capabilities. Several new products were pioneers in their space, such as the first green building ETF in the US and the first Nasdaq 100 ESG ETF in the US, Canada and Europe.

At Invesco, ESG is investment led, supported by our dedicated global ESG team. We are making good progress in integrating ESG into our business but remain focused on further expanding our ability to meet the growing ESG needs of our clients.

Building resilient portfolios with Invesco Solutions

Institutional investors are often tasked with constructing sophisticated multi-asset portfolios designed to deliver predictable outcomes while navigating market volatility for their clients. As markets evolve, many investors face challenges meeting their objectives in a lower-return, lower-yield environment.

Invesco Solutions comprises 80 investment professionals combining an outcome-based approach with deep expertise in asset allocation, portfolio construction and risk management. The team delivers Invesco’s capabilities in a manner that is agnostic to asset-class, style, strategy or vehicle type. By listening to our clients and drawing on the diversity of the firm’s extensive investment platform, Invesco Solutions provides multi-asset expertise and proprietary analytics to help clients create durable portfolios based on specific goals and constraints.

As a result of our focus on meeting client needs and the expertise we’ve put in place to meet those needs, our Solutions business grew meaningfully in 2021. It has been a key part of our client engagement efforts and now accounts for approximately 35% of our institutional pipeline as of December 31, 2021.

Well-positioned for 2022 and beyond

Our success in 2021 didn’t happen overnight. It’s the result of a relentless focus over the past decade to better understand our clients’ needs and shape our firm ahead of their evolving expectations.

vii Invesco Ltd.

We continue to believe that the $103 trillion asset management industry offers tremendous opportunities for growth. At the same time, the industry is highly dynamic and undergoing fundamental changes that require us to be very strategic about where we invest for the future. As always, the work we’re doing to better understand the needs of our clients and where the industry is headed serve as the foundation for further investment in our business.

Over the past decade, we’ve worked hard to shape Invesco and align the firm with the needs of our clients and ahead of key industry trends. That gives us a tremendous foundation from which we can better anticipate and meet evolving client needs, further strengthen our business and deliver strong outcomes for all our stakeholders. We will continue to invest in key growth areas of our business – e.g., ETFs, China, Solutions, ESG and others – areas where we see strong momentum and where we are well positioned to win. More importantly, our world-class talent across the globe remains a competitive differentiator that will help us execute our long-term strategy and further separate us from others as a winner in the industry.

Let me close by expressing our deep appreciation to you, as shareholders, for your continued support. We are also grateful to our clients and our employees for their continued support in these extraordinary times. Although 2021 was a record year for Invesco in a number of areas, we remain focused on further strengthening our ability to meet client needs, making continuous improvements across our global firm and running a disciplined business. The strength of our results over the past year and the work we’re doing to further align Invesco with the needs of our clients give us confidence in our long-term strategy and enable us to further invest in our business for the benefit of our clients, employees, shareholders and others.

Sincerely,
Marty Flanagan
President and CEO

1. All non-GAAP operating results for the firm mentioned in the 2021 CEO shareholder letter are Invesco data as of December 31, 2021. Adjusted financial measures are all non-GAAP financial measures. See the information in Appendix A regarding non-GAAP financial measures.

2. Asset & Wealth Management Revolution: Embracing Exponential Change, copyright PwC, December 2021.

3. Invesco ETFs and Indexed Strategies data as of December. 31, 2021.

4. Invesco ETFs and Indexed Strategies data as of December 31, 2021.

5. Invesco ETFs and Indexed Strategies data as of December 31, 2021.

6. Source: Invesco data and data from the CAIA Association, “The Next Decade of Alternative Investments,” 2020.

7. Invesco data as of December 31, 2021, including private and public alternatives AUM.

8. Asset Management Association of China, as of December 31, 2021.

9. KPMG.

10. McKinsey.

11. Invesco data. 75% and 88% of our China joint venture AUM was above peers on a 3- and 5-year basis as at December 31, 2021.

12. Z-Ben Advisors, 2021 China Rankings – The Top Foreign Firms in China, April 2021.

13. Z-Ben Advisors, 2021 China Rankings – The Top Foreign Firms in China, April 2021

14. Invesco data as of December 31, 2021.

15. Morningstar. Are Your Clients ESG Investors? April 22, 2019. Based on a nationally representative sample of 948 respondents.

2022 Proxy Statement viii

Notice of 2022 Annual Meeting of Shareholders

Date and time
Thursday, May 12, 2022, at 1:00 p.m., Eastern Time
Place
Invesco Headquarters 1555 Peachtree Street NE Atlanta, Georgia 30309
Voting methods
Internet Visit the web site listed on your Notice
Telephone Call the telephone number listed on your Notice
Mail Sign, date and return a requested proxy card
In person
Attend the Annual
General Meeting

Board voting
Items of business		recommendation

1	To elect eleven (11) directors to the Board of Directors to hold office until the annual general meeting of shareholders in 2023	FOR

2	To hold an advisory vote to approve the company’s executive compensation	FOR

3	To amend and restate the Invesco Ltd. 2012 Employee Stock Purchase Plan to replenish share reserves	FOR

4	To appoint PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the year ending December 31, 2022	FOR

5	To consider and act upon such other business as may properly come before the meeting or any adjournment thereof

Who can vote

Only holders of record of Invesco Ltd. common shares on March 14, 2022 are entitled to notice of, to attend and vote at the Annual General Meeting and any adjournment or postponement thereof. Beginning on March 25, 2022, we mailed a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this Proxy Statement and our Annual Report via the Internet to eligible shareholders.

During the Annual General Meeting, the audited consolidated financial statements for the year ended December 31, 2021 of the company will be presented.

By order of the Board of Directors,

Kevin M. Carome

Company Secretary

March 25, 2022

ix Invesco Ltd.

Proxy statement

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Invesco Ltd. (“Board” or “Board of Directors”) for the Annual General Meeting to be held on Thursday, May 12, 2022, at 1:00 p.m. Eastern Time. Please review the entire Proxy Statement and the company’s 2021 Annual Report on Form 10-K before voting. In this Proxy Statement, we may refer to Invesco Ltd. as the “company,” “Invesco,” “we,” “us” or “our.”

Voting roadmap

Proposal       Election of directors

1	Diversity and tenure of our directors:

•  10 of our 11 directors are independent

•  We have an independent chair of the Board

•  Our independent directors meet regularly without management present

•  All of our Board committees are composed exclusively of independent directors

•  Directors are elected for a 1-year term

Qualifications, skills and experience of our directors:

4 Public company CEO	10 Executive strategy and execution	9 International experience

6 Industry Experience	3 Accounting and financial reporting	4 Technical - government, legal, regulatory, and technology

FOR	Recommendation of the Board of Directors The Board of Directors unanimously recommends a vote “FOR” the election to the Board of each of the director nominees.

2022 Proxy Statement x

Proposal 2	Advisory vote on the compensation paid to our named executive officers

Invesco’s executive compensation program is designed to align executive compensation with the long-term interests of our shareholders. Our compensation program uses a company scorecard to measure our financial performance and our organizational strength. Our compensation committee assesses the company’s quantitative performance through the company scorecard and qualitative individual achievements to determine each executive’s incentive compensation. The pay determination process reinforces our shareholder value framework. Pay for 2021 is aligned with performance.

2021 Financial performance[1]

Long-term net flows $81.4B 7% organic growth rate	Net revenue[2] $5,261M +17%	Adjusted operating income[2] $2,183M +31%	Adjusted operating margin[2] 41.5% +450 basis points	Adjusted diluted EPS[2] $3.09 +60%

Martin L. Flanagan President and CEO

2021 CEO Compensation

Mr. Flanagan is President and CEO. He develops, guides and oversees execution of Invesco’s long-term strategic priorities to deliver value for clients and shareholders over the long-term.

Mr. Flanagan’s total compensation is aligned with strong company performance. The committee decided that Mr. Flanagan’s total incentive compensation should be $16 million, which is 118% of his 2021 incentive target.

Total CEO incentive pay is	95%	60%
118% of target	of CEO’s 2021 pay is variable	of CEO’s 2021 equity is performance-based
Further information regarding executive compensation begins on page 39 of this Proxy Statement.

FOR	Recommendation of the Board of Directors The Board of Directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers.

1. Comparisons are year-over-year. 2. Adjusted financial measures are all non-GAAP financial measures. See the information in Appendix A regarding non-GAAP financial measures.

xi Invesco Ltd.

Proposal 3	Approval of the amended and restated Invesco Ltd. 2012 Employee Stock Purchase Plan
The amended and restated Invesco Ltd. 2012 Employee Stock Purchase Plan will replenish the share reserves and make minor administrative changes.

Why we support the proposal
The Employee Stock Purchase Plan, as amended and restated:
• Enables us to further align the long-term interests of our employees with those of our shareholders
• Encourages employee retention

	FOR	Recommendation of the Board
The Board of Directors unanimously recommends a vote “FOR” the approval of the amended and restated Invesco Ltd. Employee Stock Purchase Plan.

Proposal 4	Ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for 2022

The audit committee and the Board believe that the continued retention of PwC as our independent registered public accounting firm is in the best interest of the company and our shareholders.

Recommendation of the Board
	FOR	The Board of Directors unanimously recommends a vote “FOR” the appointment of PwC as the company’s independent registered public accounting firm for the year ending December 31, 2022.

2022 Proxy Statement xii

Proxy statement summary

In 2021, the company experienced some of its strongest financial performance in its history as we focused on our clients and employees in a continuing COVID operating environment. We embedded new ways of working together to deliver outcomes for our clients. Our growth in 2021 was driven by continued strength in our key capability areas as we continued our strategic investments in areas where we see client demand and have competitive strength.

2021 Financial performance1

Long-term		Adjusted	Adjusted	Adjusted
net flows	Net revenue[2]	operating income[2]	operating margin[2]	diluted EPS[2]
$81.4B	$5,261M	$2,183M	41.5%	$3.09
7% organic	+17%	+31%	+450 basis points	+60%
growth rate

2021 Firm highlights[2]

We maintained focus on our key capability areas in 2021, which helped us generate strong financial results.

Invesco achieved a 7% organic growth rate for 2021 – the strongest organic growth in our history and one of the best growth rates in the industry for 2021.

We generated over $81 billion of net long-term inflows, resulting in over $1.6 trillion in assets under management at the end of 2021.

Net revenues grew 17% in 2021, helping us achieve adjusted operating income of nearly $2.2 billion, 31% higher than the previous year. Revenue growth, coupled with strong expense discipline, led to a 450 basis point increase in our adjusted operating margin to 41.5%. These factors contributed to a 60% increase in our full-year adjusted diluted EPS to $3.09.

The strength in our business has generated strong cash flows, improving the company’s cash position. We remained focused on continuing to build a stronger balance sheet and improving financial flexibility for the future.

The company’s global ETF platform generated a record $62 billion in net inflows, and we increased market share in both ETF assets under management and revenues. Invesco’s QQQ ETF ended 2021 with over $21 billion in net inflows, growing to $215 billion at year-end. Invesco QQQ has become the 5th largest ETF globally.

1.	Comparisons are year-over-year.
2.	Adjusted financial measures are all non-GAAP financial measures. See the information in Appendix A regarding non-GAAP financial measures.

2022 Proxy Statement 1

Clients increased their asset allocation in alternative strategies seeking diversification and higher returns. Invesco has a broad product platform across real estate and private credit to meet client demand. Invesco’s private real estate business generated net long-term inflows of $3.4 billion in 2021 and assets under management grew by 12%. Our private credit business experienced robust bank loan product demand resulting in net long-term inflows of $7.5 billion.

Invesco’s active fixed income business remained strong, generating net long-term inflows of $35 billion for the year, which represents organic growth of 13% for 2021.

We have seen challenged performance in specific pockets of active global equities, but we remain strong believers in active management and are confident that high quality active management will drive strong performance across market cycles. We continue to focus on sales efforts as well as managing redemption rates. For example, our $45 billion Developing Markets Fund generated net long-term inflows of $1.2 billion in 2021, an improvement of $4.3 billion over 2020.

Invesco’s solutions-enabled capabilities experienced a strong year accounting for 35% of our institutional pipeline.

The company’s greater China business continued to be a source of strength and differentiation in 2021 – net long-term inflows were $28.7 billion, representing organic growth of 32%.

Increasing diverse talent has been a focus since we formally launched our diversity, equity and inclusion initiatives. We set a target of 35% of female representation of senior managers, which we have achieved as of December 31, 2021.

We have an 86%[1] completion rate of unconscious bias training for all our employees.

Business Resource Groups (“BRGs”) foster cultural awareness and inclusivity. Our employees hosted over 70 events globally across our 11 BRGs in 2021.

Looking forward

We remain focused on executing our strategy that aligns with our key areas of focus and continuing to invest ahead of client demand in these areas. At the same time, we are focused on optimizing our organizational model and disciplined expense management. This approach has resulted in strong organic growth, driving positive operating leverage and operating margin improvement. This has also facilitated stronger cash flows, further strengthening our balance sheet, and driving the improvement in our leverage profile. As we look toward the future, Invesco is in a very strong position to deliver value over the long run to all our clients and shareholders.

1.	Percentage is a rolling completion rate that includes new employees who are assigned training.

2 Invesco Ltd.

Governance highlights
Board refreshment
• Added 2 new directors to the Board in 2021, both of whom further increased Board diversity.
• Directors may not stand for election after age 75.

Independence
• 10 of our 11 directors are independent.
• Our chief executive officer is the only management director.
• All of our Board committees are composed exclusively of independent directors.

Independent Chair
• We have an independent Chair of our Board of Directors, selected by the independent directors.
• The Chair serves as liaison between management and the other independent directors.

Accountability
• Directors are elected for a one-year term.
• A meeting of shareholders may be called by shareholders representing at least 10% of our outstanding shares.

Board practices

•  Our Board annually reviews its effectiveness as a group with a questionnaire and confidential one-on-one interviews coordinated by an independent external advisor that reports results of the annual review in person to the Board.

• Nomination criteria are adjusted as needed to ensure that our Board as a whole continues to reflect the appropriate mix of skills and experience.

Executive sessions
• The independent directors regularly meet in private without management.
• The Chair presides at these executive sessions.

Share ownership requirements
• We require directors and executives to maintain an ownership level of our stock.

2022 Proxy Statement 3

Our Directors and their qualifications

•

Directors are highly qualified and have the significant leadership and professional experience, knowledge and skills necessary to provide effective oversight and guidance for Invesco’s global strategy and operations.

•	Directors represent diverse views, experiences and backgrounds.
•	Directors possess the characteristics that are essential for the proper functioning of our Board.
•	Tenure of the members of our Board of Directors provides the appropriate balance of expertise, experience, continuity and new perspectives to our Board to serve the best interests of our shareholders.
•

As the Board considers new director nominees, it takes into account a number of factors, including nominees that have skills that will match the needs of the company’s long-term global strategy and will bring diversity of thought, global perspective, experience and background to our Board.

•	Board diversity: The Board’s overall diversity is an important consideration in the director recruitment and nomination process.
–

The Board has adopted a Board-level diversity policy that recognizes that it benefits from the contribution of different perspectives, experiences and characteristics which promote better corporate governance.

–	The Board seeks to maintain a Board with a range of experiences, knowledge, skills, backgrounds, viewpoints, and characteristics that collectively address the needs of the company.
–

The Board believes diversity allows the Board to make more informed judgments. With respect to diversity characteristics, the Board and its nomination and corporate governance committee considers gender, race, ethnicity, country of origin, nationality or cultural background, and other personal characteristics.

–	In assessing nominees, the committee will consider how a prospective candidate would affect the diversity of the Board.

For more information on our director nomination process, see Information about Director Nominees—Director Recruitment.

Director highlights
Average tenure 8 years	Director nominees composition
Average age 65 years
New directors in 2021	Director tenure Director independence
2

4 Invesco Ltd.

Qualifications, skills and experience of directors

Our Board strives to maintain a well-rounded Board and recognizes the value of industry experience and institutional knowledge as well as new ideas and perspectives. We consider candidates with diverse capabilities across a broad range of industries, including one or more of those listed below.

Public company CEO	4	International experience	9

Directors with public company chief executive officer backgrounds bring valuable practical experience to our Board, providing insights into challenging issues while remaining focused on our strategic initiatives

		We invest and provide investment solutions globally, making international experience an important perspective to our Board

Industry experience	6	Executive strategy and execution	10
A key to our success is our ability to provide asset management excellence and directors with backgrounds in the financial services industry and capital markets help provide oversight of our strategy		Directors with experience developing and executing a strategic direction for an entity assist the Board in providing oversight of the company’s strategy in a rapidly evolving business environment

Accounting and financial reporting	3	Technical - government, legal, regulatory and technology	4
We are subject to complex financial reporting obligations and we benefit from having directors with strong accounting and financial reporting experience		Substantive government, legal, regulatory and technology experience on our Board offers us valuable insights into the environment in which we operate and the implications to our business

2022 Proxy Statement 5

Diversity, equity and inclusion

Fundamentally, we believe that in order to best help our clients and employees get more out of life, our workforce should reflect the diversity of people and perspectives of the communities we serve. We believe that diversity, equity and inclusion (“DEI”) are both moral and business imperatives. At Invesco, we are committed to improving diversity and inclusion across our global business. Below is a snapshot of our key demographics and DEI programs.

Our employees’ diversity by the numbers for 2021
	35% Female senior managers	8,500+ Employees across the globe

From 2018 to 2021, we have increased female representation of senior managers from 27% to 35% globally.		50+ cities in 27 countries

61% of candidate slates are diverse	80% of interview panels are diverse	86%[1] of employees have completed unconscious bias training

11 Business Resource Groups hosted over 70 events globally
Target is 95% diverse candidate slates and interview panels

1. Percentage is a rolling completion rate that includes new employees who are assigned training.

6 Invesco Ltd.

Proposal

1

Election of directors

You are being asked to cast votes for eleven director nominees: Sarah E. Beshar, Thomas M. Finke, Martin L. Flanagan, William F. Glavin, Jr., C. Robert Henrikson, Denis Kessler, Sir Nigel Sheinwald, Paula C. Tolliver, G. Richard Wagoner, Jr., Christopher C. Womack and Phoebe A. Wood.

•	A director holds office until such director’s successor has been duly elected and qualified or until such director’s death, resignation or removal from office under our Bye-Laws.
•	Each director is elected for a one-year term ending at the 2023 Annual General Meeting.
•	The Board currently has eleven directors. Mr. Womack joined the Board in October 2021. The Board is excited to have Mr. Womack as a member of the Board and believes that he possesses the skills and qualifications to make a significant contribution to our Board.
•	Each nominee has indicated to the company that he or she would serve if elected. We do not anticipate that any director nominee will be unable to stand for election, but if that were to happen, the Board may reduce the size of the Board, designate a substitute or leave a vacancy unfilled. If a substitute is designated, proxies voting on the original director nominee will be cast for the substituted candidate.
•	Under our Bye-Laws, at any general meeting held for the purpose of electing directors at which a quorum is present, each director nominee receiving a majority of the votes cast at the meeting will be elected as a director.
•	If a nominee for director who is an incumbent director is not elected and no successor has been elected at the meeting, the director is required under our Bye-Laws to submit his or her resignation as a director. Our nomination and corporate governance committee would then make a recommendation to the full Board on whether to accept or reject the resignation.
•	If the resignation is not accepted by the Board, the director will continue to serve until the next annual general meeting and until his or her successor is duly elected, or his or her earlier resignation or removal.
•	If the director’s resignation is accepted by the Board, then the Board may fill the vacancy. However, if the number of nominees exceeds the number of positions available for the election of directors, the directors elected shall be those nominees who have received the greatest number of affirmative votes cast at the Annual General Meeting or by proxy.

FOR

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the election to the Board of each of the director nominees.

Vote required: This proposal requires the affirmative vote of a majority of votes cast at the Annual General Meeting.

2022 Proxy Statement 7

Board of Directors

Nominee biographies

Sarah E. Beshar

Non-executive director

Age                    Tenure

63                       5 Years

Committees:

•  Audit

•  Compensation

•  Nomination and Corporate Governance (Chair)

Qualifications:

•  Industry expertise

•  International experience

•  Technical - government, legal, regulatory and technology

Thomas M. Finke

Non-executive director

Age                    Tenure

58                       2 Years

Committees:

•  Audit

•  Compensation

•  Nomination and Corporate Governance

Qualifications:

•  Industry expertise

•  International experience

•  Executive strategy and execution

Sarah E. Beshar

Sarah Beshar has served as a non-executive director of our company since 2017 and has been an attorney with Davis Polk & Wardwell LLP for over 30 years. She joined the firm in 1986 and was named a partner in the Corporate Department in 1994. During more than three decades as a corporate lawyer, Ms. Beshar has advised Fortune 500 companies on an array of legal and governance issues. She also served in a number of management roles at the firm, including as the lead partner of one of the firm’s largest financial services clients from 2008 to 2015. She presently serves as Senior Counsel at the firm.

Ms. Beshar is a member of the corporate Board of Lincoln Center, a conservation fellow of the Whitney Museum and a trustee of the Episcopal Charities (New York). In 2018, she was appointed a Director of the Board of the U.S. Asia Center, Australia’s preeminent foreign policy and trade think tank and in 2020, she was appointed a director of the American Australian Association, a privately funded organization dedicated to cooperation between the U.S. and Australia. Ms. Beshar graduated from the University of Western Australia with a B.A. in Law and Jurisprudence in 1981. Ms. Beshar also graduated from Oxford University in 1984 with a Bachelor of Civil Law degree from Magdalen College. She was awarded an Honorary Doctorate in Law from the University of Western Australia in 2015.

Director qualifications

•  Relevant global industry experience: As a member of her firm’s capital markets practice, as an advisor to some of the largest global companies, and with significant experience in the development of new financial products, Ms. Beshar has broad exposure and experience to the issues in our industry.

•  Legal and regulatory expertise: Ms. Beshar has over three decades of experience as a corporate lawyer and strategic advisor on the legal issues facing large financial services companies such as Invesco. Ms. Beshar has significant experience in U.S. and global capital markets transactions, as well as securities, compliance, and corporate governance issues. In addition, Ms. Beshar led large teams at Davis Polk advising global financial institutions on complex investment products for both retail and institutional investors. The breadth of Ms. Beshar’s background is particularly helpful to the Board of Directors of Invesco as it assesses the legal and strategic ramifications of key business priorities and initiatives.

Thomas M. Finke

Mr. Finke has served as a non-executive director of our company since 2020. Mr. Finke served as Chairman and Chief Executive Officer of Barings from 2016 through 2020 when he retired. He joined Barings predecessor Babson Capital Management in 2002 when Babson acquired First Union Institutional Debt Management. Mr. Finke was appointed Chairman and CEO of Babson Capital in December of 2008, and also served as EVP and CIO of Massachusetts Mutual Life Insurance Company from 2008 until 2011. He earned a Master of Business Administration degree from Duke University’s School of Business and a bachelor’s degree from the University of Virginia’s McIntire School of Commerce.

Director qualifications

•  Executive leadership: Mr. Finke’s service as Chairman and CEO of Barings, an international investment management firm with over $300 billion of assets under management, and his other executive positions throughout his career provide Mr. Finke with an astute understanding of the skills needed for exemplary leadership and management that will benefit our Board.

•  Industry experience: Mr. Finke’s 34-year financial career has included roles in both the banking and investment management industries providing him with an extensive knowledge of the investment management industry.

•  Public company board experience: Mr. Finke is currently Chair of the Board of Directors of Adara Corp., a special purpose acquisition company. In his role at Barings, Mr. Finke served as a director of the Barings Funds Trusts, Barings Global Short Duration Fund and Barings Business Development Corp.

8        Invesco Ltd.

Martin L. Flanagan

President and CEO

Age            Tenure

61               17 Years

Qualifications:

•	Public company CEO
•	Industry experience
•	International experience
•	Accounting and financial reporting
•	Executive strategy and execution

William F. Glavin, Jr.

Non-executive director

Age            Tenure

63               3 Years

Committees:

•	Audit
•	Compensation
•	Nomination and Corporate Governance

Qualifications:

•	Industry experience
•	Executive strategy and execution

Martin L. Flanagan

Martin Flanagan has been a director and President and Chief Executive Officer of Invesco since 2005. He is also a trustee and vice-Chair of the Invesco Funds (the company’s U.S. open- and closed-end funds). Mr. Flanagan joined Invesco from Franklin Resources, Inc., where he was president and co-chief executive officer from 2004 to 2005. Previously, he held numerous positions of increasing responsibility at Franklin — co-president, chief operating officer, chief financial officer and senior vice president – from 1993 to 2003. Mr. Flanagan served as director, executive vice president and chief operating officer of Templeton, Galbraith & Hansberger, Ltd., before its acquisition by Franklin in 1992. Before joining Templeton in 1983, he worked with Arthur Andersen & Co. He serves as Trustee of Southern Methodist University (SMU) and as a member of the executive Board at the SMU Cox School of Business. Mr. Flanagan is a member of the International Advisory Council of China Securities Regulatory Commission. He serves as Chair of Engage Ventures, an innovation platform bringing together Atlanta-based corporations to support startups. He sits on the Executive Council for the Metro Atlanta Chamber and served as 2020 MAC Chair. Mr. Flanagan formerly served as chair and vice chair on the executive committee and on the Board of Governors for the Investment Company Institute. He serves as a Board member of the Atlanta Committee for Progress and is a former ACP Chair. Mr. Flanagan is a CFA charterholder and a certified public accountant. He earned a B.A. and B.B.A. from Southern Methodist University (SMU).

Director qualifications

•	Executive leadership, relevant industry experience: Mr. Flanagan has spent over 30 years in the investment management industry, including roles as an investment professional and a series of executive management positions in business integration, strategic planning, technology and investment operations, and finance. Through his decades of leadership and involvement, including as former Chair of our industry’s principal trade association, the Investment Company Institute, he has amassed a broad understanding of the larger context of investment management.
•	Accounting and financial reporting expertise: Mr. Flanagan obtained extensive financial accounting experience with a major international accounting firm and served as chief financial officer of Franklin Resources. He is a chartered financial analyst and certified public accountant.

William F. Glavin, Jr.

William (“Bill”) F. Glavin, Jr. has served as a non-executive director of our company since 2019 and is nominated pursuant to a shareholder agreement with Massachusetts Mutual Life Insurance Company described on pages 30 - 32. Mr. Glavin served as vice chairman of MM Asset Management Holding LLC from 2015 until his retirement in 2017. Previously, Mr. Glavin served as chair of OppenheimerFunds Inc., (“OppenheimerFunds”), from 2009 to 2015, as chief executive officer from 2009 to 2014, and as president from 2009 to 2013. Prior to joining OppenheimerFunds, Mr. Glavin held several senior executive positions at MassMutual Financial Group, including co-chief operating officer from 2007 to 2008 and executive vice president, U.S. Insurance Group from 2006 to 2008. He served as president and chief executive officer of Babson Capital Management LLC (“Babson”), now known as Barings, LLC, a wholly owned indirect subsidiary of MassMutual, from 2005 to 2006, and chief operating officer of Babson from 2003 to 2005. Prior to joining MassMutual, Mr. Glavin was president and chief operating officer of Scudder Investments from 2000 to 2003. Mr. Glavin held senior positions at the Dreyfus Corporation, the Boston Company, State Street Bank and Trust Company, and Procter & Gamble. Mr. Glavin earned a B.A. from the College of the Holy Cross.

Director qualifications

•	Executive leadership, relevant industry experience: Mr. Glavin served five years as chief executive officer of OppenheimerFunds and has over 20 years of experience in the asset-management industry.
•	Global business experience: Mr. Glavin’s experience as an executive of OppenheimerFunds and MassMutual has provided him with a global perspective that benefits our Board and our Management.
•	Public company board experience: Mr. Glavin serves as a member of the Board of Directors of LPL Financial Holdings Inc. (audit and nominating and corporate governance committees).

2022 Proxy Statement 9

C. Robert Henrikson

Non-executive director

Age            Tenure

74               10 Years

Committees:

•	Audit
•	Compensation (Chair)
•	Nomination and Corporate Governance

Qualifications:

•	Public company CEO
•	Industry expertise
•	International experience
•	Executive strategy and execution

Denis Kessler

Non-executive director

Age            Tenure

70               20 Years

Committees:

•	Compensation
•	Nomination and Corporate Governance

Qualifications:

•	Public company CEO
•	Industry expertise
•	International experience
•	Executive strategy and execution

C. Robert Henrikson

Robert Henrikson has served as a non-executive director of our company since 2012. Mr. Henrikson was president and chief executive officer of MetLife, Inc. and Metropolitan Life Insurance Company from 2006 through 2011. During his more than 39-year career with MetLife, Inc., Mr. Henrikson held a number of senior positions in that company’s individual, group and pension businesses. He currently serves on the Bipartisan Policy Center’s Commission on Retirement Security and Personal Savings and the Board of Directors of the Bipartisan Center. Mr. Henrikson is a former Chairman of the American Council of Life Insurers, a former Chairman of the Financial Services Forum and a director emeritus of the American Benefits Council. Mr. Henrikson also serves as Chairman of the Board of the S.S. Huebner Foundation for Insurance Education, as a trustee emeritus of Emory University and of Americares. Mr. Henrikson earned a bachelor’s degree from the University of Pennsylvania and a J.D. degree from Emory University School of Law. In addition, he is a graduate of the Wharton School’s Advanced Management Program.

Director qualifications

•	Executive leadership, relevant industry experience: Mr. Henrikson’s more than 39 years of experience in the financial services industry, which includes diverse positions of increasing responsibility leading to his role as chief executive officer of MetLife, Inc., have provided him with an in-depth understanding of our industry.
•	Public company board experience: Mr. Henrikson served on the Board of Directors of Swiss Re from 2012 to 2018. He served as a director of MetLife, Inc. from 2005 through 2011 and as Chair of the Board of MetLife, Inc. from 2006 through 2011.

Denis Kessler

Denis Kessler has served as a non-executive director of our company since 2002. Mr. Kessler currently serves as the non-executive chair of the board of SCOR SE and served as its chief executive officer and chair from 2002 through June 2021. Prior to joining SCOR, Mr. Kessler was Chairman of the French Insurance Federation, senior executive vice president and member of the executive committee of the AXA Group and executive vice chairman of the French Business Confederation. He is a member of the French Institute’s Academy of Moral and Political Sciences. Mr. Kessler is a Fellow of the French Institute of Actuaries and holds a PhD in economics and is a graduate of Ecole des Hautes Etudes Commerciales (HEC Paris). In addition, he holds honorary degrees from the Moscow Academy of Finance and the University of Montreal.

Director qualifications

•	Executive leadership, relevant industry experience: Mr. Kessler’s experience as an economist and chief executive of a major global reinsurance company have combined to give him valuable insight into both the investment management industry’s macroeconomic positioning over the long-term as well as our company’s particular challenges within that industry.
•	Global business experience: Mr. Kessler’s experience as a director of a variety of international public companies in several industries over the years enables him to provide effective counsel to our Board on many issues of concern to our management.
•	Public company board experience: Mr. Kessler currently serves on the Board of SCOR SE. He previously served on the Boards of Directors of Bollore from 1999 until 2013, Fonds Strategique d’Investissement from 2008 until 2013, Dassault Aviation from 2003 until 2014 and BNP Paribas from 2000 to 2021.

10        Invesco Ltd.

Sir Nigel Sheinwald

Non-executive director

Age            Tenure

68               7 Years

Committees:

•	Audit
•	Compensation
•	Nomination and Corporate Governance

Qualifications:

•	Technical - government, legal, regulatory and technology
•	International experience
•	Executive strategy and execution

Paula C. Tolliver

Non-executive director

Age            Tenure

57               1 Year

Committees:

•	Audit
•	Compensation
•	Nomination and Corporate Governance

Qualifications:

•	International experience
•	Technical – government, legal, regulatory and technology
•	Executive strategy and execution

Sir Nigel Sheinwald

Sir Nigel Sheinwald has served as a non-executive director of our company since 2015. Sir Nigel was a senior British diplomat who served as British Ambassador to the United States from 2007 to 2012, before retiring from Her Majesty’s Diplomatic Service. Previously, he served as Foreign Policy and Defence Adviser to the Prime Minister from 2003 to 2007 and as British Ambassador and Permanent Representative to the European Union in Brussels from 2000 to 2003. Sir Nigel joined the Diplomatic Service in 1976 and served in Brussels, Washington, Moscow, and in a wide range of policy roles in London. From 2014 to 2015, Sir Nigel served as the Prime Minister’s Special Envoy on intelligence and law enforcement data sharing. Sir Nigel also serves as a senior advisor to the Universal Music Group and Tanium, Inc. He is the Chair of the Royal Institute of International Affairs (Chatham House) and a visiting professor at King’s College, London. In addition, Sir Nigel serves on the Advisory Boards of the Ditchley Foundation, BritishAmerican Business and the Centre for European Reform. He is an Honorary Bencher of the Middle Temple, one of London’s legal inns of court. Sir Nigel received his M.A. degree from Balliol College, University of Oxford, where he is now an Honorary Fellow.

Director qualifications

•	Global and governmental experience, executive leadership: Sir Nigel brings unique global and governmental perspectives to the Board’s deliberations through his more than 35 years of service in Her Majesty’s Diplomatic Service. His extensive experience leading key international negotiations and policy initiatives, advising senior members of government and working closely with international businesses positions him well to counsel our Board and senior management on a wide range of issues facing Invesco. In particular, Sir Nigel’s experience in the British government is a valuable resource for advising the Board with respect to the challenges and opportunities relating to regulatory affairs and government relations.
•	Public company board experience: Sir Nigel served on the Board of Directors of Royal Dutch Shell plc from 2012 to May 2021 and is currently a director of Oxford Instruments plc (sustainability committee (Chair), nomination, remuneration and audit and risk committees).

Paula C. Tolliver

Paula C. Tolliver has served as a non-executive director of our company since May 2021. She is the founder and principal of TechEdge, a consulting firm specializing in advising executive leadership on information technology strategies. Ms. Tolliver previously served as corporate vice president and chief information officer at Intel Corporation, a technology company, from 2016 to 2019. Prior to joining Intel, Ms. Tolliver served as corporate vice president of Business Services and chief information officer at The Dow Chemical Company (a wholly owned subsidiary of Dow, Inc.) from 2012 to 2016. Ms. Tolliver also led a services business for Dow Chemical, in addition to holding a variety of other roles in her 20 plus years with the company. She has served as a director of Syniti, a private company, since and currently serves on its technology committee. Ms. Tolliver earned a bachelor’s degree in Business Information Systems and Computer Science from Ohio University.

Director qualifications

•	Executive Leadership/Technical: Ms. Tolliver has significant experience and expertise in the areas of information technology and innovation. In particular, she has expertise in driving business growth, digital transformation, advanced analytics, cyber security and operational excellence.
•	Public company board experience: Ms. Tolliver has served as a director of C.H. Robinson Worldwide, Inc. (audit and compensation committees) since 2018.

2022 Proxy Statement 11

G. Richard Wagoner, Jr.

Chair of the Board

Age             Tenure

69                9 Years

Committees:

•	Audit
•	Compensation
•	Nomination and Corporate Governance

Qualifications:

•	Public company CEO
•	International experience
•	Accounting and financial reporting
•	Executive strategy and execution

Christopher C. Womack

Non-executive director

Age             Tenure

64                <1 Year

Committees:

•	Audit
•	Compensation
•	Nomination and Corporate Governance

Qualifications:

•	Technical - government, legal, regulatory and technology
•	Executive strategy and execution

G. Richard Wagoner, Jr.

G. Richard (“Rick”) Wagoner, Jr. has served as Chair of our company since May 2019 and as a non-executive director of our company since 2013. Mr. Wagoner served as Chairman and chief executive officer of General Motors Corporation (“GM”) from 2003 through March 2009, and had been president and chief executive officer since 2000. Prior positions held at GM during his 32-year career with that company include president and chief operating officer, executive vice president and president of North American operations, executive vice president, chief financial officer and head of worldwide purchasing, and president and managing director of General Motors do Brasil. Mr. Wagoner is a member of the Board of Directors of Excelitas Technologies, a privately-held company. In addition, he advises several financial firms, start-ups and early-stage ventures. Mr. Wagoner is a member of the Duke University’s Health System Board of Directors and chair of the Duke Kunshan University Advisory Board. He previously chaired the Duke University Board of Trustees and served on the Virginia Commonwealth University Board of Visitors. In addition, he is a honorary member of the mayor of Shanghai, China’s International Business Leaders Advisory Council and the Catalyst Board of Directors. Mr. Wagoner received his B.A. from Duke University and his M.B.A. from Harvard University.

Director qualifications

•	Executive leadership, global business experience: Mr. Wagoner brings to the Board valuable business, leadership and management insights into strategic direction and international operations gained from his 32-year career with GM.
•	Accounting and financial reporting expertise: Mr. Wagoner also brings significant experience in public company financial reporting and corporate governance matters gained through his service with other public companies. He has been designated as one of our audit committee’s financial experts, as defined under the rules of the Securities and Exchange Commission (“SEC”).
•	Public company board experience: Mr. Wagoner has served on the Board of Graham Holdings Company (audit committee) since 2010 and also currently serves on the Board of ChargePoint Holdings, Inc.

Christopher C. Womack

Christopher C. Womack has served as a non-executive director of our company since October 2021 and is the chairman, president and CEO of Georgia Power Company, a subsidiary of The Southern Company, one of the nation’s leading energy providers. Prior to being named to his current role in 2021, he served as executive vice president and president of external affairs for The Southern Company where he led overall external positioning and branding efforts. Mr. Womack joined The Southern Company in 1988 and has held several leadership positions within The Southern Company and its subsidiaries. He has served as executive vice president of external affairs at Georgia Power Company and senior vice president and senior production officer of Southern Company Generation, where he was responsible for coal, gas, and hydro generation for Georgia Power Company and Savannah Electric. He also served as senior vice president of human resources and chief people officer at The Southern Company, as well as senior vice president of public relations and corporate services at Alabama Power Company. Prior to joining The Southern Company, Mr. Womack worked for the US House of Representatives for then-Congressman Leon E. Panetta. He holds a bachelor’s degree from Western Michigan University and a master’s degree from The American University. Mr. Womack is currently pursuing his doctorate degree in political science at Clark Atlanta University.

Director qualifications

•	Executive leadership: In addition to his extensive leadership experience at The Southern Company, he currently chairs the Board of the East Lake Foundation, is on the national Board of The First Tee and is the chair of the Board for the Alliance to Save Energy. He has chaired the Atlanta Convention and Visitors Bureau Board and the Atlanta Sports Council. Mr. Womack also serves on the Georgia Ports Authority Board.
•	Public company board experience: Mr. Womack is a member of the Board of Directors of Essential Utilities, Inc. (corporate governance committee and risk mitigation and investment policy committee).

12        Invesco Ltd.

Phoebe A. Wood

Non-executive director

Age             Tenure

68                12 Years

Committees:

•  Audit (Chair)

•  Compensation

•  Nomination and Corporate Governance

Qualifications:

•  International experience

•  Accounting and financial reporting

•  Executive strategy and execution

Phoebe A. Wood

Phoebe Wood has served as a non-executive director of our company since 2010. She is currently a principal at CompaniesWood and served as vice chairman, chief financial officer and in other capacities at Brown-Forman Corporation from 2001 until her retirement in 2008. Prior to Brown-Forman, Ms. Wood was vice president, chief financial officer and a director of Propel Corporation (a subsidiary of Motorola) from 2000 to 2001. Previously, Ms. Wood served in various capacities during her tenure at Atlantic Richfield Company (ARCO) from 1976 to 2000. Ms. Wood currently serves as Chair of the Board of Trustees for the American Printing House for the Blind and is a Trustee of The Gheens Foundation. Ms. Wood received her A.B. degree from Smith College and her M.B.A. from the University of California Los Angeles.

Director qualifications

•  Executive leadership, global business experience: Ms. Wood has extensive experience as both a director and a member of senior financial management of public companies in a variety of industries.

•  Accounting and financial reporting expertise: Ms. Wood has significant accounting, financial and business expertise, which is valuable to our directors’ mix of skills, and she has been designated as one of our audit committee’s financial experts, as defined under the rules of the SEC.

•  Public company board experience: Ms. Wood serves on the following Boards: Leggett & Platt, Incorporated (audit (Chair), finance and nominating, governance and sustainability committees), Pioneer Natural Resources Company (compensation and leadership development, nominating and corporate governance (Chair) and sustainability and climate oversight committees) and PPL Corporation (audit, executive and governance, nominating and sustainability (Chair) committees).

Director independence

•

In accordance with the rules of the New York Stock Exchange (“NYSE”), the Board has affirmatively determined that it is currently composed of a majority of independent directors, and that the following directors are independent and do not have a material relationship with the company: Sarah E. Beshar, Thomas M. Finke, William F. Glavin, Jr., C. Robert Henrikson, Denis Kessler, Sir Nigel Sheinwald, Paula C. Tolliver, G. Richard Wagoner, Jr., Christopher C. Womack and Phoebe A. Wood.

•

For a director to be considered independent, the Board must affirmatively determine that the director does not have any material relationship with the company either directly or as a partner, shareholder or officer of an organization that has a relationship with the company. Such determinations are made and disclosed according to applicable rules established by the NYSE or other applicable rules.

•

As part of its independence determinations, the Board considers any direct or indirect relationship between a director (or an immediate family member of such director) and the company or any third party involved with the company.

Board meetings and annual general meeting of shareholders

•	During the calendar year ended December 31, 2021, the Board held 10 meetings (not including committee meetings).
•	Each director attended at least seventy-five percent (75%) of the aggregate of the total number of meetings held by the Board and all committees of the Board on which he or she served during 2021.
•	All of our then-serving directors attended the 2021 Annual General Meeting. The Board does not have a formal policy regarding Board member attendance at shareholder meetings.
•

The non-executive directors (those directors who are not officers or employees of the company and who are classified as independent directors under applicable NYSE standards) meet in executive session each quarter at a minimum.

•	G. Richard Wagoner, Jr., our Chair and a non-executive director, presides at the executive sessions of the non-executive directors.

2022 Proxy Statement 13

Committee membership and meetings

•	The current committees of the Board are the audit committee, the compensation committee and the nomination and corporate governance committee.
•

The Board has affirmatively determined that each committee consists entirely of independent directors according to applicable NYSE rules and rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the heightened independence standards for compensation committee and audit committee members.

Members:

Sarah E. Beshar

Thomas M. Finke

William F. Glavin, Jr.

C. Robert Henrikson

Sir Nigel Sheinwald

Paula C. Tolliver[1]

G. Richard Wagoner, Jr.

Christopher C. Womack[2]

Phoebe A. Wood (Chair)

Independence:

Each member of the

committee is independent

and financially literate

Audit Committee

Financial Experts:

Ms. Wood and

Mr. Wagoner qualify as

defined by SEC rules

Meetings held in 2021:

9

Members:

Sarah E. Beshar

Thomas M. Finke

William F. Glavin, Jr.

C. Robert Henrikson (Chair)

Denis Kessler

Sir Nigel Sheinwald

Paula C. Tolliver[1]

G. Richard Wagoner

Christopher C. Womack[2]

Phoebe A. Wood

Independence:

Each member of the

committee is independent

Meetings held in 2021:

6

The Audit Committee

Under its charter, the committee:

•  is comprised of at least three members of the Board and each is “independent” under the rules of the NYSE and SEC and is also “financially literate,” as defined under NYSE rules;

•  members are appointed and removed by the Board;

•  meets at least quarterly;

•  periodically meets with the Chief Financial Officer, Chief Risk and Audit Officer and the independent auditor in separate executive sessions without members of senior management present; and

•  has the authority to retain independent advisors, at the company’s expense, whenever it deems appropriate to fulfill its duties.

The committee’s charter sets forth its responsibilities, including assisting the Board in fulfilling its responsibility to oversee:

•  the company’s financial reporting, auditing and internal control activities, including the integrity of the company’s financial statements;

•  the independent auditor’s qualifications and independence;

•  the performance of the company’s internal audit function and independent auditor; and

•  the company’s compliance with legal and regulatory requirements.

The committee’s charter is available at www.invesco.com/corporate (the “company’s website”). The information on the company’s website is not intended to form a part of, and is not incorporated by reference into, this proxy statement.

The Compensation Committee

Under its charter, the committee:

•  is comprised of at least three members of the Board, each of whom is “independent” of the company under the NYSE and SEC rules;

•  members are appointed and removed by the Board;

•  meets at least four times annually; and

•  has the authority to retain independent advisors, at the company’s expense, whenever it deems appropriate to fulfill its duties, including any compensation consulting firm.

The committee’s charter sets forth its responsibilities, including:

•  annually approving the compensation structure for, and reviewing and approving the compensation of, senior officers and non-executive directors;

•  overseeing the annual process for evaluating senior officer performance;

•  overseeing the administration of the company’s equity-based and other incentive compensation plans; and

•  assisting the Board with executive succession planning.

The committee’s charter is available on the company’s website.

1.  Ms. Tolliver joined the audit and compensation committees effective as of May 13, 2021.

2.  Mr. Womack joined the audit and compensation committees effective as of October 13, 2021.

14        Invesco Ltd.

Members:	The Nomination and Corporate Governance Committee

Sarah E. Beshar (Chair)

Thomas M. Finke

William F. Glavin, Jr.

C. Robert Henrikson

Denis Kessler

Sir Nigel Sheinwald

Paula C. Tolliver[1]

G. Richard Wagoner, Jr.

Christopher C. Womack[2]

Phoebe A. Wood

Independence:

Each member of the committee is independent

Meetings held in 2021:

4

Under its charter, the committee:

•  is comprised of at least three members of the Board, each of whom is “independent” of the company under the NYSE and SEC rules;

•  members are appointed and removed by the Board;

•  meets at least four times annually; and

•  has the authority to retain independent advisors, at the company’s expense, whenever it deems appropriate to fulfill its duties.

The committee’s charter sets forth its responsibilities, including:

•  establishing procedures for identifying and evaluating potential nominees for director;

•  recommending to the Board potential nominees for election; and

•  periodically reviewing and reassessing the adequacy of the Corporate Governance Guidelines to determine whether any changes are appropriate and recommending any such changes to the Board for its approval.

The committee’s charter is available on the company’s website. For more information regarding the director recruitment process, see Information about Director Nominees - Director recruitment.

Director compensation

The compensation committee annually reviews and determines the compensation paid to non-executive directors. No executive officer of the company is involved in recommending or determining non-executive director compensation levels. Mr. Flanagan does not receive compensation for his service as a director. The committee considers, among other things, the following policies and principles:

•

that compensation should fairly pay the non-executive directors for the work, time commitment and efforts required by directors of an organization of the company’s size and scope of business activities, including service on Board committees;

•	that a component of the compensation should be designed to align the non-executive directors’ interests with the long-term interests of the company’s shareholders; and
•	that non-executive directors’ independence may be compromised or impaired if director compensation exceeds customary levels.

As a part of its annual review, the committee engaged Johnson Associates, Inc. (“Johnson Associates”), the committee’s independent compensation consultant, to report on comparable non-executive director compensation practices and levels. Their report included a review of director compensation at the same peer companies the committee considers for executive compensation practices. See page 62 for a list of our 2021 peers.

In December 2020, following its annual review, the compensation committee determined that no changes would be made to the levels of non-executive director compensation that have been in place since 2014. The committee did, however, approve the transition of equity awards from quarterly grants for service in arrears to annual grants for service in advance. The one-year vesting requirement for equity awards remains in place.

1.	Ms. Tolliver joined the nomination and corporate governance committee effective as of May 13, 2021.
2.	Mr. Womack joined the nomination and corporate governance committee effective as of October 13, 2021.

2022 Proxy Statement 15

The compensation for non-executive directors for the 2021 service period was as follows. Each component other than the equity award is paid in quarterly installments in arrears:

Basic cash fee	Non-executive directors received an annual basic fee paid in cash in the amount of $120,000

Chair fee	The Chair of the Board received an additional annual cash fee of $280,000

Audit Committee Chair fee	The Chair of the audit committee received an additional annual cash fee of $50,000

Compensation Committee and Nomination and Corporate Governance Committee Chair fee	The Chair of the compensation committee and the Chair of the nomination and corporate governance committee each received an additional annual cash fee of $15,000

Basic shares fee	Non-executive directors also received an annual award of shares in the aggregate amount of $145,000. Equity awards are paid for service in advance and subject to a one-year vesting requirement

In February 2022, the compensation committee approved the following changes to the non-executive director compensation for the 2022 service period: (i) decreasing the value of the annual chair cash fee from $280,000 to $230,000; (ii) increasing the value of the annual compensation committee chair and nomination and corporate governance committee chair cash fee from $15,000 to $20,000 and (iii) increasing the value of the annual equity award from $145,000 to $195,000.

We also reimburse each of our non-executive directors for their travel expenses incurred in connection with attendance at Board of Directors and committee meetings. Directors do not receive any meeting or attendance fees. Invesco does not have a deferred compensation plan for its directors.

Stock ownership policy for non-executive directors — All shares granted to our non-executive directors are subject to the Non-Executive Director Stock Ownership Policy. The policy in 2021 required each non-executive director to achieve and thereafter maintain an ownership level of at least 18,000 shares within seven years of such director’s first appointment as a non-executive director. Until such ownership level was achieved, each non-executive director was required to (i) continue to hold 100% of the shares previously granted by the company and (ii) continue to retain at least 50% of all shares received as compensation from the company. The following table shows the status of our non-executive directors meeting the requirements of the policy as of December 31, 2021.

2021 Non-executive director stock ownership (based on policy for 2021)
Shares held as of December 31, 2021

Name	Shares held[1]	Requirement met	Name	Shares held[1]	Requirement met

Beshar	58,602		Sheinwald	45,423

Finke[2]	7,693		Tolliver[2,3]	9,522

Glavin	24,539		Wagoner	66,325

Henrikson	70,334		Womack[2,3]	3,372

Kessler	81,940		Wood	53,566

1.	Includes shares beneficially owned and deferred share awards.
2.	Based on current compensation levels, it is anticipated that Messrs. Finke and Womack and Ms. Tolliver will attain the share ownership goal within the time period prescribed by the policy.
3.	Ms. Tolliver joined the Board effective May 13, 2021. Mr. Womack joined the Board effective October 13, 2021.

In February 2022, the compensation committee approved changes to the Non-Executive Director Stock Ownership Policy. Under the terms of the updated policy, each non-executive director is required to (i) achieve and thereafter maintain an ownership level that is equal to four times the value of the annual cash retainer and (ii) meet the policy requirement within five years of the later of the effective date of the new policy or first appointment as a non-executive director. Until such ownership level is achieved, each non-executive director is required to (i) continue to hold 100% of the shares previously granted by the company, and (ii) retain at least fifty percent (50%) of all future shares to be granted by the company.

16        Invesco Ltd.

Director compensation table

The following table sets forth the compensation paid to our non-executive directors during 2021.

Name	Fees earned or paid in cash ($)[1]	Share awards ($)[2]	Total ($)

Sarah E. Beshar	140,660	234,827	375,487

Thomas M. Finke	100,000	210,535	310,535

Edward P. Garden[3]	109,048	221,403	330,451

William F. Glavin, Jr.	120,000	234,827	354,827

C. Robert Henrikson	135,000	234,827	369,827

Denis Kessler	120,000	234,827	354,827

Nelson Peltz[3]	109,048	221,403	330,451

Sir Nigel Sheinwald	120,000	234,827	354,827

Paula C. Tolliver[4]	46,190	144,973	191,163

G. Richard Wagoner, Jr.	400,000	234,827	634,827

Christopher C. Womack[4]	—	84,570	84,570

Phoebe A. Wood	170,000	234,827	404,827

1.	Includes the annual basic cash fee and, as applicable, Chair of the Board fee and committee Chair fees.
2.	Reflects the grant date fair value for each share award.
3.	Mr. Garden and Mr. Peltz resigned from the Board effective February 1, 2022.
4.	Ms. Tolliver was elected to the Board effective May 13, 2021. Mr. Womack was elected to the Board effective October 13, 2021.

The following table presents the grant date fair value for each share award made to each non-executive director during 2021.

2021 Director grant date fair value

Name	Date of grant 1/27/21 ($)	Date of grant 4/29/21 ($)	Date of grant 5/15/21 ($)[1]	Date of grant 10/15/21 ($)	Total grant date fair value ($)

Sarah E. Beshar	36,240	36,223	162,364	—	234,827

Thomas M. Finke	11,949	36,223	162,364	—	210,535

Edward P. Garden[2]	22,816	36,223	162,364	—	221,403

William F. Glavin, Jr.	36,240	36,223	162,364	—	234,827

C. Robert Henrikson	36,240	36,223	162,364	—	234,827

Denis Kessler	36,240	36,223	162,364	—	234,827

Nelson Peltz[2]	22,816	36,223	162,364	—	221,403

Sir Nigel Sheinwald	36,240	36,223	162,364	—	234,827

Paula C. Tolliver[3]	—	—	144,973	—	144,973

G. Richard Wagoner, Jr.	36,240	36,223	162,364	—	234,827

Christopher C. Womack[3]	—	—	—	84,570	84,570

Phoebe A. Wood	36,240	36,223	162,364	—	234,827

1.	Beginning in May 2021, equity awards changed from being granted on a quarterly basis to an annual basis.
2.	Mr. Garden and Mr. Peltz resigned from the Board effective February 1, 2022.
3.	Ms. Tolliver was elected to the Board effective May 13, 2021. Mr. Womack was elected to the Board effective October 13, 2021.

2022 Proxy Statement 17

Director outstanding awards table

The following table provides information about outstanding equity awards held by our non-executive directors as of December 31, 2021.

Name	Date of grant	Number of shares or units that have not vested[1,2]

Sarah E. Beshar	01/27/21	1,744

	04/29/21	1,311

	05/15/21	5,807

Total		8,862

Thomas M. Finke	01/27/21	575

	04/29/21	1,311

	05/15/21	5,807

Total		7,693

Edward P. Garden[3]	01/27/21	1,098

	04/29/21	1,311

	05/15/21	5,807

Total		8,216

William F. Glavin, Jr.	01/27/21	1,744

	04/29/21	1,311

	05/15/21	5,807

Total		8,862

C. Robert Henrikson	01/27/21	1,744

	04/29/21	1,311

	05/15/21	5,807

Total		8,862

Denis Kessler	01/27/21	1,744

	04/29/21	1,311

	05/15/21	5,807

Total		8,862

Nelson Peltz[3]	01/27/21	1,098

	04/29/21	1,311

	05/15/21	5,807

Total		8,216

Sir Nigel Sheinwald	01/27/21	1,744

	04/29/21	1,311

	05/15/21	5,807

Total		8,862

Paula C. Tolliver[4]	05/15/21	5,185

Total		5,185

G. Richard Wagoner, Jr.	01/27/21	1,744

	04/29/21	1,311

	05/15/21	5,807

Total		8,862

Christopher C. Womack[4]	10/15/21	3,372

Total		3,372

Phoebe A. Wood	01/27/21	1,744

	04/29/21	1,311

	05/15/21	5,807

Total		8,862

1.	Equity awards vest in one installment on the anniversary of the date of grant.
2.	Dividends and dividend equivalents on unvested equity awards are paid at the same time and rate as on our shares.
3.	Mr. Garden and Mr. Peltz resigned from the Board effective February 1, 2022.
4.	Ms. Tolliver was elected to the Board effective May 13, 2021. Mr Womack was elected to the Board effective October 13, 2021.

18        Invesco Ltd.

Corporate governance

Corporate governance guidelines

The Board has adopted Corporate Governance Guidelines (“Guidelines”) and Terms of Reference for our Chair and for our Chief Executive Officer, each of which is available in the corporate governance section of the company’s website. The Guidelines set forth the practices the Board follows with respect to, among other matters, the composition of the Board, director responsibilities, Board committees, director access to officers, employees and independent advisors, director compensation and performance evaluation of the Board.

Code of conduct and directors’ code of conduct

As part of our ethics and compliance program, our Board has approved a code of ethics (the “Code of Conduct”) that applies to our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions, as well as to our other officers and employees. The Code of Conduct is posted on the company’s website. In addition, we have adopted a separate Directors’ Code of Conduct that applies to all members of the Board. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Conduct for our directors and executive officers by posting such information on the company’s website. The company maintains a compliance reporting line, where employees and individuals outside the company can anonymously submit a complaint or concern regarding compliance with applicable laws, rules or regulations, the Code of Conduct, as well as accounting, auditing, ethical or other concerns.

Board leadership structure

As described in the Guidelines, the company’s business is conducted day-to-day by its officers, managers and employees, under the direction of the Chief Executive Officer and the oversight of the Board, to serve the interest of our clients and enhance the long-term value of the company for its shareholders. The Board is elected by the shareholders to oversee our management team and to seek to assure that the long-term interests of the shareholders are being served. In light of these differences in the fundamental roles of the Board and management, the company has chosen to separate the Chief Executive Officer and Board Chair positions. The Board believes separation of these roles: (i) allows the Board to more effectively monitor and evaluate objectively the performance of the Chief Executive Officer, such that the Chief Executive Officer is more likely to be held accountable for his performance; (ii) allows the non-executive Chair to control the Board’s agenda and information flow; and (iii) creates an atmosphere in which other directors are more likely to challenge the Chief Executive Officer and other members of our senior management team. For these reasons, the company believes that this Board leadership structure is currently the most appropriate structure for the company. Nevertheless, the Board may reassess the appropriateness of the existing structure at any time, including following changes in Board composition, in management or in the character of the company’s business and operations.

Director recruitment

The nomination and corporate governance committee identifies new directors using the following process:

The committee reviews and updates its criteria for prospective directors based on succession planning for directors, to fill gaps in skill sets among current directors and to address new or evolving needs of the company. The committee then utilizes each of the following recommendations to determine the candidates for consideration:

•  Directors

•  Independent search firms

Candidates meet with the committee members, the Board Chair, the other Board members and the CEO who assess candidates based on several factors, including whether the candidate has skills that will assist the company in seeking to meet its long-term strategic objectives and will bring diversity of thought and the desired qualifications to our Board. The Board has adopted a Board-level diversity policy that recognizes that it benefits from the contribution of different perspectives, experiences and characteristics which promote better corporate governance. The Board believes diversity allows the Board to make more informed judgments. With respect to diversity characteristics, the Board and its nomination and corporate governance committee considers gender, race, ethnicity, country of origin, nationality or cultural background, and other personal characteristics.

2022 Proxy Statement 19

Due diligence is conducted, including soliciting feedback on potential candidates from persons outside the company. Qualified candidates are presented to the Board of Directors.
Two new directors added in 2021 adding the following skills and traits to our Board:
• Gender and racial diversity • Technical - government, legal, regulatory and technology	• International experience • Executive strategy and execution Executive leadership

The nomination and corporate governance committee believes there are certain minimum qualifications that each director nominee must satisfy in order to be suitable for a position on the Board, including that such nominee:

•	be an individual of the highest integrity and have an inquiring mind, a willingness to ask hard questions and the ability to work well with others;
•	be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;
•	be willing and able to devote sufficient time to the affairs of the company and be diligent in fulfilling the responsibilities of a director; and
•	have the capacity and desire to represent the best interests of the shareholders as a whole.

The committee will consider candidates recommended for nomination to the Board by shareholders of the company. Shareholders may nominate candidates for election to the Board under Bermuda law and our Bye-Laws. The manner in which the committee evaluates candidates recommended by shareholders would be generally the same as any other candidate. However, the committee would also seek and consider information concerning any relationship between a shareholder recommending a candidate and the candidate to determine if the candidate can represent the interests of all of the shareholders. For further information regarding deadlines for shareholder proposals, see Important additional information — Shareholder proposals for the 2023 annual general meeting on page 85.

Director orientation and continuing education and development

When a new independent director joins the Board, we provide an orientation program for the purpose of providing the new director with an understanding of the strategy and operations of the company. To assist the directors in understanding the company and its industry and maintaining the level of expertise required for our directors, the company‘s management team makes presentations during Board meetings relating to the competitive and industry environment and the company’s goals and strategies. In addition, at most meetings the Board receives presentations on various topics related to key industry trends, topical business issues and governance.

Each director is encouraged to participate in continuing education programs for public company directors sponsored by nationally recognized educational organizations not affiliated with the company. The cost of all such continuing education is paid for by the company.

Board evaluation process

The Board engages an independent external advisor to coordinate the Board’s self- assessment by its members. The advisor has each director review a questionnaire and then performs one-on-one confidential interviews with directors. In addition to the questionnaires and interviews of each director, interviews are also conducted with those members of executive management who attend Board meetings on a regular basis.

The advisor prepares and presents a report to the Board, which discusses the findings of the advisor based upon its reviews.

The Board then discusses the evaluation to determine what action, if any, could further enhance the operations of the Board and its committees.

20        Invesco Ltd.

Shareholder engagement

Why we engage

One of our key priorities is ensuring robust outreach and engagement with our shareholders in order to:

•	Provide transparency into our business, governance practices and compensation programs
•	Determine which issues are important to our shareholders and share our views on those issues
•	Identify emerging trends or issues that may impact our business and influence our practices

How we engage

Investor relations and senior management

We provide institutional investors with many opportunities to provide feedback to senior management by participating in conferences, one-on-one and group meetings throughout the year.

Shareholders
Consistently for many years, we have engaged with representatives of our major shareholders through conference calls that occur outside of proxy season. These exchanges cover our executive compensation program, risk management, ESG, strategic planning processes and current and emerging governance practices generally and specifically with respect to Invesco.

As investment professionals, we know the value of engaging with companies and seek to maintain an active and open dialogue with our shareholders. We attempt to incorporate and address the feedback we receive from our shareholders into our practices. We look forward to continuing to expand our shareholder outreach efforts.

How we interact

•  Conference attendance

•  Investor meetings

•  One-on-one meetings with shareholders

•  Outreach, calls and meetings with investor corporate governance departments

•  Universal access to an email address for shareholders who wish to contact our Board

Topics discussed

•  Strategic planning

•  Company performance and progress against our long-term strategy

•  Risk management

•  Regulatory considerations

•  Executive compensation program

•  Current and emerging corporate governance practices and industry trends, including ESG considerations

•  Board composition and leadership structure

In addition to our year-round shareholder engagement, we also conduct a targeted shareholder and proxy adviser outreach in the Fall of each year. See Shareholder and proxy advisory engagement and feedback for more information on this outreach and related findings.

2022 Proxy Statement 21

Communications with the Chair and other non-executive directors

Any interested party may communicate with the Chair of our Board or our non-executive directors as a group at the following address:

Invesco Ltd.

1555 Peachtree Street NE

Atlanta, Georgia 30309

Attn: Office of the Company Secretary, Legal Department

Communications will be distributed to the Board, or to any of the Board’s committees or individual directors as appropriate, depending on the facts and circumstances of the communication. In that regard, the Invesco Board does not receive certain items which are unrelated to the duties and responsibilities of the Board.

In addition, the company maintains the Invesco Whistleblower Hotline for its employees or individuals outside the company to report complaints or concerns on an anonymous and confidential basis regarding questionable accounting, internal accounting controls or auditing matters and possible violations of the company’s Code of Conduct or law. Further information about the Invesco Whistleblower Hotline is available at the company’s website.

Non-employees may submit any complaint regarding accounting, internal accounting controls or auditing matters directly to the audit committee of the Board of Directors by sending a written communication addressed to the audit committee at the address set forth above.

Board’s role in risk oversight

The Board has oversight responsibility for the company’s risk management processes including the monitoring of the company’s overall risk profile. Though Board committees address specific risks and risk processes within their purview, the Board has not delegated risk oversight to a committee as full Board engagement supports appropriate consideration of risk in strategy setting and a more holistic understanding of risk across the enterprise.

Invesco is committed to continually strengthening and evolving our risk management activities to ensure they keep pace with business change and client expectations. We believe a key factor in our ability to manage through challenging market conditions and significant business change is our integrated and global approach to risk management. Risk management is embedded in our day-to-day decision-making as well as our strategic planning process while our global risk management framework enables consistent and meaningful risk dialogue up, down and across the company. Our framework leverages two governance structures: (i) our Global Performance and Risk Committee oversees the management of core investment risks; and (ii) our Corporate Risk Management Committee oversees the management of all other business and strategy related risks. A network of regional, business unit and specific risk management committees, with oversight of the Corporate Risk Management Committee, provides ongoing identification, assessment, management and monitoring of risk that ensures both broad as well as in-depth, multilayered coverage of the risks existing and emerging in the various domains of our business.

One of these risk management committees, the Global Security Oversight Committee, provides executive level oversight and monitoring of the end-to-end programs dedicated to managing information security and cyber related risk. Important to these programs is our investment in threat-intelligence, our active engagement in industry and government security-related forums and our utilization of external experts to challenge our program maturity, assess our controls and routinely test our capabilities.

The Board reviews and discusses with executive and senior management risk management information and reporting provided, at least quarterly, by the Global Performance and Risk Committee and the Corporate Risk Management Committee. The Board also reviews and approves the company’s risk appetite statement and crisis management framework. By receiving these reports, the Board maintains a practical understanding of the company’s risk management processes, overall risk profile and risk culture. In addition, Board and committee agenda business-related topics include discussion of the risks in our ongoing business as well as those introduced by new business developments. Through this regular and consistent risk communication and dialogue, the Board seeks to maintain reasonable assurance that all material risks of the company are being addressed and that the company is fostering a risk-aware culture in which effective risk management is embedded in the business.

22        Invesco Ltd.

Our risk management framework

In addition, the compensation committee annually assesses the risks of our compensation policies and practices. The compensation committee has concluded our policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. In reaching this conclusion, the compensation committee considered the input of a working group comprised of representatives from our human resources and finance departments that reviewed each of Invesco’s compensation plans.

Invesco’s compensation programs are designed to reward success over the long-term, promote a longer-term view of risk and return in decision making and seek to protect against incentives for inappropriate risk taking. Examples of risk mitigation in our compensation program design include:

•	Consideration of multiple performance metrics in establishing the company-wide annual incentive pool each year, so no one metric creates an undue reward that might encourage excessive risk taking;
•	The vast majority of investment professional bonus plans have multi-year measurement periods and are weighted to longer-term performance, caps on earnings and discretionary components;
•	Sales and commission plans generally contain multiple performance measures and discretionary elements; and
•

Executives receive a substantial portion of compensation in the form of long-term equity that vests over multi-year periods. Time-based equity awards vest ratably over a four-year period. Performance-based equity awards for executive officers are subject to a three-year performance period and three-year cliff vesting. The achievement of financial performance for the performance-based equity awards must be certified by the compensation committee and the awards are subject to a clawback. Executive officers are also subject to our stock ownership policy.

The audit committee routinely receives reports from the control functions of finance, legal, compliance and internal audit. The Chief Risk and Audit Officer reports to the Chair of the audit committee. The audit committee oversees the internal audit function’s planning and resource allocation in a manner designed to ensure testing of controls and other internal audit activities are appropriately prioritized in a risk-based manner. The audit committee also seeks to assure that appropriate risk-based inputs from management and internal audit are communicated to the company’s independent public auditors.

Cyber security

Cyber threats are considered one of the most significant risks facing financial institutions. To mitigate that risk, we have a designated Global Chief Security Officer and have a global security program that brings together Information Security, Global Privacy, Business Continuity & Crisis Management, Operational Resilience, Corporate Security, Business Security Officers and Strategy, Projects & Governance in collaboration with Global Intelligence & Threat Analysis. This structure supports a more comprehensive, holistic approach to keeping Invesco clients, employees, and critical assets safe, upholding their privacy rights, while enabling a secure and resilient business.

Our information security program, led by our Chief Information Security Officer, is designed to oversee, and maintain all aspects of information security risk and seeks to ensure the confidentiality, integrity, and availability of information assets. This includes the implementation of controls aligned with industry guidelines and applicable statutes and regulations to identify threats, detect attacks and protect these information assets. We have an incident response program that includes periodic testing and is designed to restore business operations as quickly and as orderly as possible in the event of a breach or third-party incident.

2022 Proxy Statement 23

At Invesco, our commitment to environmental, social and governance (ESG) investing is a key element of our ambition to provide an investment experience that helps people get more out of life. We recognize that ESG matters greatly to our clients, communities and stakeholders.

We manage more than

$96 Billion

in dedicated sustainable

investing strategies.[1]

Environmental, social and governance (“ESG”)

Invesco’s commitment to ESG investment stewardship

Our fundamental belief is that ESG investing is an essential part of the solution to a sustainable future. We view it as an important agent of change in driving a holistic perspective on the investment industry’s role in creating value. Our commitment goes far beyond delivering elements of ESG at a functional level, it goes to the heart of the way we are working with our clients to realize the value they seek.

Our clients expect us to take the lead on how ESG will reshape the investment landscape. ESG will always evolve and we are committed to continually reviewing and developing our approaches further.

Sustainable value creation and effective risk mitigation are fundamental. As a result, our focus is on integrating ESG into the heart of our investment process. Our investment teams make decisions every day on how to manage this integration and how to use our leverage in important areas such as client engagement and proxy voting. We also utilize this capability to address more specific client needs, using skills such as our self-indexing capabilities to provide the right ESG solutions.

We apply ESG principles in a variety of ways, depending on the asset class and strategy. In general, teams incorporating ESG into their investment process consider ESG as one input to their investment process, as part of the evaluation of ideas, company dialogue and portfolio monitoring. As such, assessment of ESG aspects is incorporated into the wider investment process as part of a holistic consideration of the investment risk and opportunity. ESG aspects may therefore be considered alongside other economic drivers when evaluating the attractiveness of an investment. Our fund managers have absolute discretion in taking a view on any given ESG risk or opportunity.

Invesco is putting ESG at the forefront of our role as investors

ESG integration everywhere We are working towards integrating ESG for 100% of our strategies by 2023.

Benefiting from diversity of thought

We value diversity of thought so our ESG implementation is not generic. Our Global ESG team functions as a center of excellence, setting standards and providing specialist insights. Invesco’s Chief Investment Officers and teams may leverage this resource and the capability to tailor and implement ESG approaches relevant to their asset classes and investment styles.

Using our influence

Much of our work is rooted in fundamental research and frequent dialogue with companies making Invesco well placed to use our ESG expertise and beliefs in ways that drive corporate change. As a provider of both active and passive strategies, we amplify our active votes as our passive votes follow the largest active holder. We also participate in industry dialogue to influence systemic industry developments.

Climate as a focus topic

Climate change is a key focus for us and our clients. In March 2021, we joined the Net Zero Asset Managers Initiative (NZAMI) and are committed to supporting the worldwide goal of achieving net- zero greenhouse gas emissions by 2050 or sooner. For more detail please see our Climate Change Report on our company website.

A commitment to solutions

Increasingly, our clients want us to provide the means for them to explicitly express their own ESG values through investment vehicles. We will continue to develop innovative solutions and products to deliver for them. Already, we manage more than $96 billion in dedicated sustainable investing strategies and we will build on our experience.

For more information regarding Invesco’s ESG investment stewardship, please see our most recent ESG Investment Stewardship Report on the company’s website.

1.	As of 12/31/2021.
2.

Invesco uses an internal framework to measure the level of ESG considerations as an influence in investment decision making. We are working towards all of Invesco’s investment teams attaining the ESG integration level defined as minimal but systematic integration by 2023.

24        Invesco Ltd.

Commitment to Principles for Responsible Investment (PRI)

Invesco is a strong advocate of responsible investing practices, formalizing our commitment globally in 2013 when we became a signatory of the PRI. We believe that our policies, processes and overall company approach value the spirit of the PRI and demonstrate Invesco’s commitment to stewardship.

Seven Invesco Real Estate-managed funds received five out of five Green Stars from GRESB

Placing these funds in the top 20% of all global submissions in 2021. Three funds received four out of five Green Stars.

Industry engagement

We are involved with several external organizations and various industry advocacy groups through membership and other means of support. Invesco believes that ESG investing is an essential part of the solution to creating a sustainable future and by being part of the industry dialogue, we reconfirm our commitment to ESG investing for the long term.

Invesco is a member and supporter of numerous external organizations largely via the different investment centers, including:

•  PRI Investor Signatory

•  Task Force for Climate Related Disclosure (TCFD) (Supporter and Discloser)

•  Carbon Disclosure Project (CDP) (Investor Member and Discloser)

•  Sustainability Accounting Standards Board (SASB)

•  Global Real Estate Sustainability Benchmark (GRESB)

•  Climate Bonds Initiative (Partner)

•  Confluence Philanthropy Associate Advisor Member

•  Farm Animal Investment Risk & Return Initiative (FAIRR)

•  UK Stewardship Code

•  Japanese Stewardship Code (Signatory)

•  Quoted Companies Alliance (QCA)

•  UK Sustainable Investment and Finance Association (UKSIF)

•  Investment Association (UK)

•  Asian Corporate Governance Association (ACGA)

•  Italian Sustainable Forum (ItaSIF)

•  Council of Institutional Investors (CII) (US)

•  Responsible Investment Association (RIA) (Canada)

•  Responsible Investment Association Australia (RIAA) (Australia)

Invesco serves in an advocacy role for the industry through participation in the following groups:

•  Climate Action 100+ (Leader and Participant)

•  Coalition for Climate Resilient Investment (CCRI) (Founding Member)

•  World Economic Forum Financing the Transition to a Net-Zero Future Working Group

•  Sustainability Accounting Standards Board (SASB) Standards Advisory Group

•  One Planet Asset Managers Initiative (OPAM)

•  Transition Pathway Initiative (TPI)

•  UKSIF Board of Directors

•  ICI Global ESG Task Force

•  Quoted Companies Alliance (QCA) Financial Reporting Expert Group (UK)

•  Investor Forum (UK)

•  Asia Investor Group on Climate Change (AIGCC)

•  Institutional Investors Group on Climate Change (IIGCC)

•  IIGCC Net Zero Framework Working Groups

•  Active participation in PRI advisory committees and working groups

2022 Proxy Statement 25

Invesco’s corporate stewardship

At Invesco, corporate stewardship matters. Our efforts are motivated by the belief that doing what is right for the environment, our people and the communities in which we have a presence helps us deliver positive outcomes for our shareholders. Our senior leaders and employees are committed to the communities where we live, work and volunteer. We actively partner with non-profits, start-ups and other organizations to strengthen our communities. Our areas of focus are:

• improving financial education • protecting the environment • promoting environmental sustainability	• championing diversity and inclusion in our industry and our company • supporting and collaborating with local civic and community organizations

Through Invesco Cares and Environmental Green Teams, local Invesco offices identify areas of need that are unique to each specific community. Our Environmental Green Teams focus on preserving and improving the environment by focusing on reducing carbon emissions, eliminating plastic consumption, promoting waste awareness and recycling electronic computers and laptops. These groups also volunteer to clean up local community parks, plant trees and clean up marine areas. The Invesco culture encourages employees to go beyond their work responsibilities, and join with like-minded colleagues, to make an impact in communities we serve. Invesco Cares partners with local charitable organizations around the globe through volunteering, sharing our skills, and raising funds to improve the local communities where we work.

Invesco strives to align with the Global Reporting Initiative (GRI) standard reporting guidelines and Sustainability Accounting Standards Board (SASB) metrics for Asset Management & Custody Activities as further detailed in our Corporate Social Responsibility Report, which is available on the company website.

For 2020, Invesco offset 8,649[1] tonnes of carbon dioxide emissions through our partnership with ClimateCare, representing all of our air and rail travel purchased through our third-party travel agency, which represents the majority of our air and rail travel for 2020.

Invesco’s commitment to the natural environment

Operating environmentally responsibly is fundamental to our corporate stewardship. Invesco seeks to help protect our natural environment by implementing and maintaining environmental management processes – for example, at Invesco offices we aim to reduce utility consumption and carbon emissions, promote energy efficiency and utilize appropriate waste management practices.

Invesco has a structured program that monitors our environmental impact, gathers ideas and suggestions for improving our global environmental management practices and approves initiatives. Invesco maintains global objectives and regional targets which are monitored to seek to ensure the continual improvement of our impact on the environment. Our commitments and objectives are detailed in our Global Corporate Carbon Emissions and Environmental Policy Statement which is available on the company’s website.

Commitment to diversity, equity and inclusion

Fundamentally, we believe that in order to best help our clients and employees get more out of life, our workforce should reflect the diversity of people and perspectives of the communities we serve. We believe that diversity, equity and inclusion (“DEI”) are both moral and business imperatives. At Invesco, we are committed to improving DEI across our global business.

Our 4 pillar approach to diversity, equity and inclusion

At Invesco, there are four key components to our DEI strategy:

1	Purpose and priorities Ensuring DEI is a key part of who we are and how we operate	2	Talent Enhancing diversity and representation by focusing on the recruitment and advancement of diverse colleagues	3	Belonging Ensuring an inclusive culture where all colleagues feel safe and supported	4	Client and community Moving our industry and our communities forward

We know that success requires the participation of all Invesco colleagues, and these guiding principles allow us to coordinate efforts across the organization, in every region in which we operate.

1. 2020 is the latest data available at the date of this proxy.

26        Invesco Ltd.

Purpose and priorities

Ensuring that every Invesco colleague has a clear role to play in our DEI efforts is critical to our success. This begins at the top, where our CEO and each one of our Senior Managing Directors continue to have DEI embedded in their annual performance goals. Executives also lead and sit on our Diversity and Inclusion Executive Committee, helping to push our agenda further and drive accountability into the organization.

From 2018 to 2021, we have increased female representation of senior managers from 27% to 35% globally.

Talent

Increasing diverse talent has been a key focus since we formally launched our DEI initiatives.

•  We set a target of 35% female representation of senior managers, which we have achieved as of December 31, 2021.

•  We continued our pursuit of reaching our set target of 95% diverse candidate slates and interview panels for new hires. During 2021, 61% of candidate slates and 80% of interview panels were diverse. For the year 2021, 51% of all US-based new hires were racially diverse, and 40% were women.

Belonging

While representation of diverse colleagues is a key focus, we know that success goes hand in hand with an inclusive culture. In 2021, these efforts included:

•  Mandatory unconscious bias training for our global staff.

•  Business Resource Groups: Invesco supports a variety of BRGs — grassroots employee networks that represent the diversity of our employees. BRGs build partnerships and networks internally and drive a sense of belonging across the company. In 2021 we launched two new BRGs, bringing us to a total of 11, and our employees hosted over 70 BRG events globally.

Client and community

We actively engage with external partners to inform our DEI strategy and drive our initiatives forward. For example, in 2021 Invesco co-hosted “Beyond Talk,” an industrywide conference with CalSTRS focused on accelerating racial and gender diversity and inclusion within the investment management industry. We also signed The Race at Work Charter, which calls for companies to take seven actions to ensure that ethnic minority employees are represented at all levels.

Measuring success

All of these efforts are sponsored by our CEO and senior managing directors, supported by our senior leaders across the business, cascaded to our employees and captured in the firm’s business plans and leadership objectives. We continue to track inclusion through employee surveys. We find a high level of engagement across groups and utilize the results of these surveys to drive our inclusion goals and strategy. In 2021, Invesco continued to conduct pulse surveys to monitor, among other factors, our inclusion efforts and employee engagement. These surveys are evaluated along the lines of gender, race, and their intersection.

Count Me In

In 2020, Invesco introduced a voluntary self-ID campaign, #CountMeIn, to gather a more complete picture of our workforce demographics. The campaign asked employees to self-identify in terms of gender, sexual orientation, gender identity, race and ethnicity, veteran, neurodiversity and caregiver status. In 2021, we reached our 60% participation benchmark for several key business units, allowing us to begin to report on the data in a meaningful way. Capturing this data will help inform our future DEI activities to improve diversity and support our diverse colleagues.

2022 Proxy Statement 27

DEI programs and progress

Unconscious Bias training for all employees 86%[1] completion at December 31, 2021	Business Resource Groups Eleven active BRGs hosted over 70 BRG events globally	Public Goal To have 35-40% Women in Senior Leadership by 2022. Currently 35%.

Human Rights Campaign Invesco achieved a score of 100 on the 2020 and 2021 HRC Corporate Equality Index and was named a top employer for LGBTQ+ Inclusion.

Global Data Collection

In 2020, Invesco launched its first demographic data capture campaign to collect voluntary data across several dimensions such as race and ethnicity, sexual orientation, gender identity, disability, neurodiversity, caregivers, military service, workplace returners, and first-generation college graduates.

Public Pledges Invesco signed new public pledges in 2020 such as the Corporate Call to Action Coalition for Equity, Confluence Belonging Pledge, and CEO Action for D&I.

External DEI Partners
• Diversity Project UK • NICSA Diversity Project • InterInvest • FordFoundation Coalition for Equity and Opportunity • Confluence Philanthropy	• PFLAG • The Return Hub • The Equity Collective • Investment 20/20 • The Prince’s Responsible Business Network	• CEO Action for Diversity and Inclusion • Atlanta Committee for Progress • Human Rights Campaign

Race and ethnicity of US colleagues (%)[2]
• American Indian	0.09	• Hispanic/Latino	7.20	• White	60.46
• Asian	15.76	• Pacific Islander	0.03	• Any other ethnicity	4.01
• Black	10.20	• Two or more races	2.25

1.	Percentage is a rolling completion rate that includes new employees who are assigned training.
2.	All race and ethnicity data covers US-based employees and is a disclosure of EEO-1 data that was self-disclosed by Invesco employees.

28        Invesco Ltd.

Compensation committee interlocks and insider participation

During year 2021, the following directors served as members of the compensation committee: C. Robert Henrikson (Chair), Sarah E. Beshar, Thomas M. Finke, Edward P. Garden, William F. Glavin, Jr., Denis Kessler, Sir Nigel Sheinwald, Paula C. Tolliver, G. Richard Wagoner, Jr., Christopher C. Womack and Phoebe A. Wood. No member of the compensation committee was an officer or employee of the company or any of its subsidiaries during 2021, and no member of the compensation committee was formerly an officer of the company or any of its subsidiaries or was a party to any disclosable related person transaction involving the company. During 2021, none of the executive officers of the company has served on the Board of Directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the Board of Directors or compensation committee of the company.

Certain relationships and related transactions

Share repurchases

In order to pay withholding or other similar taxes due in connection with the vesting of equity awards granted under our equity incentive plans, our executive officers are required to “net shares” whereby the company purchases from the participant shares equal in value to an approximation of the tax withholding liability. Under the “net shares” method, the price per share paid by the company for repurchases is the closing price of the company’s common shares on the NYSE on the vesting date. During 2021, the company repurchased common shares from the executive officers for the aggregate consideration shown in the following table.

Name and current title	Number of shares repurchased (#)	Aggregate consideration ($)
Kevin M. Carome Senior Managing Director and General Counsel	27,805	$623,388
L. Allison Dukes Senior Managing Director and Chief Financial Officer	24,895	$696,064
Martin L. Flanagan President and Chief Executive Officer	125,662	$2,817,342
Mark Giuliano Senior Managing Director and Chief Administrative Officer	6,055	$135,753
Gregory M. McGreevey Senior Managing Director, Investments	52,491	$1,176,848
Andrew R. Schlossberg Senior Managing Director and Head of the Americas	39,226	$941,865
Doug Sharp Senior Managing Director and Head of EMEA	15,242	$362,313

Interests in or alongside certain Invesco-sponsored or managed investment products

Some of our employees, including our executive officers, their spouses, related charitable foundations or entities they own or control, are provided the opportunity to invest in or alongside certain Invesco-sponsored private funds that we offer to our clients. Employees who make such investments usually do not pay management or performance fees charged to our clients. Messrs. Flanagan, Carome, Schlossberg, Sharp and Ms. Dukes have made investments in or alongside Invesco-sponsored private and other funds. Other than Mr. Flanagan who received $218,190, there were no distributions exceeding $120,000 from Invesco sponsored private and other funds during the year ended December 31, 2021 made to our executive officers (or persons or entities affiliated with them) consisting of profits and other income.

2022 Proxy Statement 29

In the ordinary course of our business, we may conduct transactions or make investments on behalf of funds or client accounts we manage in securities and other financial assets offered or managed by Massachusetts Mutual Life Insurance Company (“MassMutual”) and its subsidiaries. Likewise in the ordinary course of business MassMutual, its subsidiaries and affiliates may invest in funds we manage. The amount of compensation or other value received (or in some cases not charged) by MassMutual or Invesco in connection with those transactions may exceed $120,000 individually or in the aggregate per year. Mr. Glavin is nominated pursuant to the MassMutual Shareholder Agreement and was employed by certain subsidiaries of MassMutual prior to his retirement in 2017.

Further, in the ordinary course of our business, subsidiaries of the company may from time to time (i) invest client assets in companies for which investment funds managed by Trian Fund Management (“Trian”), owner of 9.9% of our common stock, and/or its affiliates may be significant shareholders or (ii) invest client assets in investment funds or other investment vehicles managed by Trian and/or its affiliates. Investment management, performance and other fees paid to Trian, its subsidiaries or affiliates may exceed $120,000 individually or in the aggregate per year.

MassMutual and its subsidiaries

As of February 18, 2022, MassMutual owned approximately 16.6% of our outstanding common stock. MassMutual owns substantially all of the issued and outstanding shares of our preferred stock, the terms of which are set forth in the certificate of designation of the preferred stock, a copy of which is filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on May 24, 2019.

MassMutual shareholder agreement

In connection with Invesco’s acquisition of OppenheimerFunds, an investment management subsidiary of MassMutual, Invesco entered into the MassMutual Shareholder Agreement, which governs the ongoing relationship between MassMutual and Invesco.

See below for a summary of key provisions of the MassMutual Shareholder Agreement. It does not purport to be complete and is qualified in its entirety by the full text of the MassMutual Shareholder Agreement, a copy of which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on May 24, 2019.

Share ownership: Subject to certain exceptions, MassMutual and its controlled affiliates are prohibited from acquiring any additional Invesco capital stock such that if after giving effect to such acquisition, MassMutual together with its controlled affiliates would beneficially own more than 22.5% of the total voting power of Invesco capital stock (which we refer to as the “ownership cap”).

MassMutual is subject to the ownership cap until the date (which we refer to as the “governance termination date”) on which MassMutual and its controlled affiliates cease to beneficially own at least (i) 10% of the issued and outstanding Invesco common shares or (ii) 5% of the issued and outstanding Invesco common shares and $2.0 billion in aggregate liquidation preference of Invesco Series A preferred shares.

Prohibited actions: Until the governance termination date, MassMutual and its controlled affiliates are generally prohibited from soliciting, knowingly encouraging, acting in concert or assisting third parties, negotiating or making any public announcement with respect to:

•

any acquisition the purpose or result of which would be that MassMutual and its controlled affiliates beneficially own (i) Invesco capital stock in excess of the ownership cap or (ii) any equity securities of any subsidiary of Invesco;

•	any form of business combination or similar or other extraordinary transaction involving Invesco or any subsidiary of Invesco;
•	any form of restructuring, recapitalization or similar transaction with respect to Invesco or any subsidiary of Invesco;
•

agreeing with any third party with respect to the voting of any shares of Invesco capital stock or the capital stock of any subsidiary of Invesco, or otherwise entering into any voting trust or voting agreement with any third party;

•

selling any share of Invesco capital stock in a tender or exchange offer that either (i) is unanimously opposed by the Invesco Board or (ii) arises out of a breach by MassMutual of its obligations under the MassMutual Shareholder Agreement to not engage in certain prohibited actions;

•

any proposal to seek representation on the Invesco Board or any proposal to control or influence management, the Invesco Board, Invesco or its subsidiaries (except as expressly permitted by the MassMutual Shareholder Agreement and the certificate of designation for the Series A preferred shares); and

•	calling any special meeting of shareholders of Invesco or engaging in any written consent of shareholders regarding any of the foregoing.

30 Invesco Ltd.

Additional purchase of voting securities: Until the governance termination date, except in certain cases, if at any time Invesco issues voting securities (or securities convertible into voting securities), MassMutual will have the right to purchase directly from Invesco additional securities of the same class or series being issued up to an amount that would result in MassMutual and its controlled affiliates beneficially owning the lesser of (i) the ownership cap and (ii) the same ownership percentage as they owned immediately prior to such stock issuance.

Share repurchases: If Invesco engages in any share repurchase program or self tender that (i) will, or would reasonably be expected to, cause Invesco capital stock beneficially owned by MassMutual and its controlled affiliates to exceed 24.5% or (ii) would otherwise reasonably be likely to result in a deemed “assignment” of any investment advisory agreement of Invesco or its affiliates under the Investment Advisers Act or Investment Company Act, then Invesco may require, subject to certain exceptions, MassMutual and its controlled affiliates to promptly sell or self-tender such number of shares of Invesco capital stock to Invesco as would be necessary to prevent the occurrence of either of the foregoing events.

Transfer restrictions: In the case of Invesco Series A preferred shares, until the earliest to occur of May 24, 2024, certain credit rating downgrades of Invesco Series A preferred shares or the consummation of a change of control transaction of Invesco (which date we refer to as the “transfer restriction termination date”), MassMutual and its controlled affiliates are generally prohibited from transferring or agreeing to transfer, directly or indirectly, any such preferred stock beneficially owned by them to anyone other than to a controlled affiliate of MassMutual which agrees in writing with Invesco to be bound by the MassMutual Shareholder Agreement or to Invesco directly. In the case of Invesco common shares, until the governance termination date, MassMutual is permitted to transfer its Invesco common shares in certain specified categories of transactions.

Right of first offer: If MassMutual and/or any of its controlled affiliates intend to transfer any Series A preferred shares to a non-affiliate, MassMutual must provide written notice to Invesco. Upon receipt of such notice, Invesco will have the right to purchase all, but not less than all, of the shares proposed to be transferred, at the price and terms described in the notice.

Registration rights: MassMutual has certain customary shelf, demand and “piggyback” registration rights with respect to the Invesco common shares and the Invesco Series A preferred shares.

Board designation: The MassMutual Shareholder Agreement requires Invesco to elect an individual designated by MassMutual to the Invesco Board (whom we refer to as the “MassMutual designee”). The current MassMutual designee serving on the Invesco Board is William F. Glavin Jr. Until the governance termination date, Invesco is required to use reasonable best efforts to cause the election of the MassMutual designee at each meeting of Invesco shareholders. Except in connection with succession planning, until the governance termination date, the size of the Invesco Board of Directors cannot exceed 12 members without the prior approval of the MassMutual designee. The MassMutual designee is entitled to be a member of each standing committee of the Invesco Board or, if not permitted by applicable law, to be an observer on such committee.

Approval rights of MassMutual: Until the governance termination date, Invesco may not generally enter into or effect the following transactions without the prior written approval of MassMutual:

•	change its capital structure in a manner that would be reasonably likely to result in certain corporate credit rating downgrades;
•	amend its Memorandum of Association or Bye-Laws such that the rights of MassMutual would be adversely affected compared to those of the holders of Invesco capital stock generally;
•	adopt a shareholder rights plan;
•	make (or permit any of its material subsidiaries to make) any voluntary bankruptcy or similar filing or declaration;
•

subject to certain exceptions, engage in any acquisition, exchange or purchase of equity interests or other similar transaction that involves the issuance of more than 10% of the total voting power of Invesco capital stock;

•

make any changes in accounting principles that are disproportionately adverse to MassMutual and its affiliates compared to other holders of Invesco capital stock, except to the extent required by changes in GAAP or applicable law;

•	materially alter Invesco’s principal line of business; or
•	adopt any director qualifications to be imposed upon the MassMutual designee, other than those required by the Bye-Laws as of October 17, 2018 or those generally applicable to all directors.

Voting agreements: Until the governance termination date, MassMutual and its controlled affiliates are generally required to vote (i) in favor of each matter required to effectuate any provision of the MassMutual Shareholder Agreement and against any matter the approval of which would be inconsistent with any provision of the MassMutual Shareholder Agreement, and (ii) to the extent consistent with the preceding clause (i), in accordance with the recommendation of the Invesco Board on all matters approved by the Invesco Board relating to (a) the elections of directors, (b) matters that have been approved or recommended by the compensation committee of the Invesco Board,

2022 Proxy Statement 31

(c) any change of control transaction of Invesco that the Invesco Board has unanimously recommended in favor of or against, and (d) any transaction that arises out of a breach by MassMutual of its obligations under the MassMutual Shareholder Agreement to not engage in certain prohibited actions. Additionally, if MassMutual and its controlled affiliates beneficially own at least 20% of the issued and outstanding Invesco common shares as of the record date for a vote on any matter, they must, subject to some exceptions, vote on such matter as recommended by the Invesco Board to the extent that such matter does not conflict with any provision of the MassMutual Shareholder Agreement.

Termination of the MassMutual shareholder agreement: The MassMutual Shareholder Agreement will terminate upon the later to occur of the governance termination date and the transfer restriction termination date, although certain provisions of the MassMutual Shareholder Agreement may survive for a certain period of time beyond the termination of the MassMutual Shareholder Agreement.

Related person transaction policy

Management is required to present for the approval or ratification of the audit committee all material information regarding an actual or potential related person transaction.	The Board of Directors has adopted written Policies and Procedures with Respect to Related Person Transactions to address the review, approval, disapproval or ratification of related person transactions. “Related persons” include the company’s executive officers, directors, director nominees, holders of more than five percent (5%) of the company’s voting securities, immediate family members of the foregoing persons and any entity in which any of the foregoing persons is employed, is a partner or is in a similar position, or in which such person has a 5% or greater ownership interest. A “related person transaction” means a transaction or series of transactions in which the company participates, the amount involved exceeds $120,000 and a related person has a direct or indirect interest (with certain exceptions permitted by SEC rules).

Management is required to present for the approval or ratification of the audit committee all material information regarding an actual or potential related person transaction. The policy requires that, after reviewing such information, the disinterested members of the audit committee will approve or disapprove the transaction. Approval will be given only if the audit committee determines that such transaction is in, or is not inconsistent with, the best interests of the company and its shareholders. The policy further requires that in the event management becomes aware of a related person transaction that has not been previously approved or ratified, it must be submitted to the audit committee promptly.

32 Invesco Ltd.

Delinquent Section 16(a) Reports

Sections 16(a) of the Exchange Act requires certain officers, directors and persons who beneficially own more than 10% of the company’s common shares to file reports of ownership and reports of changes in ownership with the SEC. The reporting officers, directors and 10% shareholders are also required by SEC rules to furnish the company with copies of all Section 16(a) reports they file. Based solely on its review of copies of such reports, the company believes that all Section 16(a) filing requirements applicable to its directors, reporting officers and 10% shareholders were complied with during 2021 with the exception of one late Form 4 filing on behalf of Massachusetts Mutual Life Insurance Company for one purchase of 7,582 common shares of the company on November 1, 2021, which was reported on a subsequent Form 4 filed on March 8, 2022.

Security ownership of principal shareholders

The following table sets forth the common shares beneficially owned as of February 18, 2022 by each shareholder known to us to beneficially own more than five percent of the company’s outstanding common shares. The percentage of ownership indicated in the following table is based on 454,831,764 common shares outstanding as of February 18, 2022.

Name and address of beneficial owner	Amount and nature of beneficial ownership[1]	Percent of class (%)

Massachusetts Mutual Life Insurance Company 1295 State Street, Springfield, MA 01111	75,665,666[2]	16.6

The Vanguard Group 100 Vanguard Boulevard, Malvern, Pennsylvania 19355	46,138,377[3]	10.1

Trian Fund Management, L.P. 280 Park Avenue, 41st Floor, New York, New York 10017	45,473,859[4]	10.0

BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	35,682,983[5]	7.8

1.	Except as described otherwise in the footnotes to this table, each beneficial owner in the table has sole voting and investment power with regard to the shares beneficially owned by such owner.
2.

On November 16, 2020, Massachusetts Mutual Life Insurance Company, on behalf of itself and certain of its affiliates (collectively “MassMutual”), filed a Schedule 13D/A with the SEC indicating that MassMutual had sole voting power with respect to 75,643,326 common shares of Invesco and sole dispositive power with respect to 75,665,666 common share of Invesco.

3.

On February 10, 2022, The Vanguard Group, on behalf of itself and certain of its affiliates (collectively, “Vanguard”) filed a Schedule 13G/A with the SEC indicating that Vanguard had shared voting power with respect to 509,354 common shares, sole dispositive power with respect to 44,975,340 common shares and shared dispositive power with respect to 1,163,037 common shares, of Invesco.

4.

This information is based on a Schedule 13D/A filed on February 1, 2022 (the “Schedule 13D/A”) by Trian Fund Management, L.P. (“Trian”) and certain of its affiliates. Trian may be deemed to have shared voting power and shared dispositive power with regard to all of the foregoing shares.

5.

On February 1, 2022, BlackRock, Inc., on behalf of itself and certain of its affiliates (collectively, “BlackRock”) filed a Schedule 13G/A with the SEC indicating that BlackRock had sole voting power with respect to 31,269,744 common shares of Invesco and sole dispositive power with respect to 35,682,983 common shares of Invesco.

2022 Proxy Statement 33

Security ownership of management

The following table lists the common shares beneficially owned as of February 18, 2022 by (i) each director; (ii) each executive officer named in the Summary Compensation Table below and (iii) all directors and executive officers as a group. The percentage of ownership indicated below is based on 454,831,764 of the company’s common shares outstanding on February 18, 2022.

Beneficial ownership reported in the below table has been determined according to SEC regulations and includes common shares that may be acquired within 60 days after February 18, 2022, but excludes deferred shares which are disclosed in a separate column. Unless otherwise indicated, all directors and executive officers have sole voting and investment power with respect to the shares shown. No shares are pledged as security. As of February 18, 2022, no individual director or named executive officer owned beneficially 1% or more of our common shares other than Mr. Flanagan, who owns 1.1% of our outstanding common shares. Our directors and executive officers as a group owned approximately 1.9% of our outstanding common shares.

Name	Common shares beneficially owned	Deferred share awards	Total

Sarah E. Beshar	58,602	—	58,602

Thomas M. Finke	7,693	—	7,693

Martin L. Flanagan[1]	4,547,461	640,997	5,188,458

William F. Glavin, Jr.	24,539	—	24,539

C. Robert Henrikson	70,334	—	70,334

Denis Kessler	74,822	7,118	81,940

Sir Nigel Sheinwald	45,423	—	45,423

Paula C. Tolliver	9,522	—	9,522

G. Robert Wagoner, Jr.[2]	66,325	—	66,325

Christopher C. Womack	3,372	—	3,372

Phoebe A. Wood	53,566	—	53,566

L. Allison Dukes	231,099	48,171	279,270

Andrew T.S. Lo	225,605	425,862	651,467

Gregory G. McGreevey	381,941	276,869	658,810

Andrew R. Schlossberg	248,579	324,280	572,859

All Directors, Director Nominee and Executive Officers as a Group (19 persons)	6,750,382	2,087,252	8,837,634

1.

For Mr. Flanagan, includes an aggregate of 4,093,468 shares held in trust and 400 shares held by Mr. Flanagan’s spouse. Mr. Flanagan has shared voting and investment power with respect to these shares.

2.	For Mr. Wagoner, includes 15,000 shares held in trust via a defined benefit account. Mr. Wagoner has sole voting and investment power with respect to these shares.

34 Invesco Ltd.

Our executive officers

In addition to Martin L. Flanagan, whose information is set forth under Information about Director Nominees, the following is a list of individuals serving as executive officers of the company as of the date of this Proxy Statement. All company executive officers are elected annually by the Board and serve at the discretion of the Board or our Chief Executive Officer.

Kevin M. Carome Senior Managing Director and General Counsel Age Tenure 65 19 Years

Kevin M. Carome

Kevin Carome has served as senior managing director and general counsel of our company since 2006. Previously, he was senior vice president and general counsel of Invesco’s U.S. retail business from 2003 to 2005. Prior to joining Invesco, Mr. Carome worked with Liberty Financial Companies, Inc. (LFC) where he was senior vice president and general counsel from 2000 through 2001. He joined LFC in 1993 as associate general counsel and, from 1998 through 2000, was general counsel of certain of its investment management subsidiaries. Mr. Carome began his career at Ropes & Gray. He earned two degrees, a B.S. in political science and a J.D., from Boston College.

L. Allison Dukes Senior Managing Director and Chief Financial Officer Age Tenure 47 2 Years

L. Allison Dukes

Allison Dukes has served as senior managing director and chief financial officer of our company since 2020. In this role, she leads all global corporate finance functions, including strategic and financial planning, investor relations, corporate development, accounting, corporate tax and treasury. Prior to joining Invesco, Ms. Dukes served as chief financial officer of SunTrust Banks (now Truist Financial Corporation) from 2018 to 2019. Prior to becoming chief financial officer, Ms. Dukes served in a series of leadership roles throughout her 20 years of service with SunTrust, including head of Commercial & Business Banking for SunTrust from 2017 to 2018, which included delivery of SunTrust’s investment banking and capital markets capabilities, president and chief executive officer of the Atlanta Division of SunTrust from 2015 to 2017, co-head of private wealth management, and head of syndicated finance originations. Ms. Dukes also currently serves as a director of Haverty Furniture Companies, Inc. She earned a B.S. degree in mathematics from Vanderbilt University and a Master of Business Administration from the Goizueta Business School at Emory University.

Mark Giuliano Senior Managing Director and Chief Administrative Officer Age Tenure 60 6 Years

Mark Giuliano

Mark Giuliano has served as a senior managing director since 2019 and has served as chief administrative officer since 2018. Previously he served as Invesco’s Chief Security Officer and Managing Director and Global Head of Security, Technology and Operations from 2016 to 2018. His responsibilities include overseeing Technology, Investment Services, North America Transfer Agency, Global Security, Hyderabad Operations, Internal Consulting Office, Strategic Intelligence team and Global Data Office. Mr. Giuliano joined Invesco in 2016 after serving over 28 years with the Federal Bureau of Investigation (FBI). While at the FBI, Mr. Giuliano served in a number of leadership roles, including Special Agent in charge of the Atlanta division and executive assistant director of the National Security Branch, before retiring as the Deputy Director and Chief Operating Officer. Mr. Giuliano earned a degree in business economics from the College of Wooster.

2022 Proxy Statement 35

Jennifer Krevitt Senior Managing Director and Chief Human Resources Officer Age Tenure 58 <1 Year

Jennifer Krevitt

Jennifer Krevitt has served as Senior Managing Director and Chief Human Resources Officer since January 2022. In this role, she works collaboratively with senior leadership and others to lead HR activities for Invesco employees worldwide. Prior to joining the firm, she was a managing director, global head of Human Capital Management (HCM) for the Asset Management Division and head of Global Ventures at Goldman Sachs. During her nearly 25-year tenure at Goldman Sachs, she served in several other leadership roles within HCM, including global head of Legal, Compliance and Internal Audit and chief administrative officer. Before Goldman Sachs, Ms. Krevitt was general counsel and head of Human Resources at CRC, Inc. She has been in the industry since 1995. Ms. Krevitt is Chair of the Trustee’s Council of Penn Women, a member of the Dean’s Council for Penn Law Women and the Penn Law Alumni Society Board of Managers. Additionally, she is on the board of the non-profit organization the Women’s Rights Information Center and serves on the Executive Committee of The Pipeline Crisis. Ms. Krevitt earned a BA degree in economics from the University of Pennsylvania and a JD from the University of Pennsylvania Carey Law School.

Andrew T.S. Lo Senior Managing Director and Head of Asia Pacific Age Tenure 60 28 Years

Andrew T.S. Lo

Andrew T. S. Lo has served as head of Invesco Asia Pacific since 2001. He joined our company as managing director for Invesco Asia in 1994. Mr. Lo began his career as a credit analyst at Chase Manhattan Bank in 1984. He became vice president of the investment management group at Citicorp in 1988 and was managing director of Capital House Asia from 1990 to 1994. Mr. Lo was Chair of the Hong Kong Investment Funds Association from 1996 to 1997 and a member of the Council to the Stock Exchange of Hong Kong and the Advisory Committee to the Securities and Futures Commission in Hong Kong from 1997 to 2001. He earned a B.S. and an MBA from Babson College in Wellesley, Massachusetts.

Gregory G. McGreevey Senior Managing Director, Investments Age Tenure 59 11 Years

Gregory G. McGreevey

Greg McGreevey has served as senior managing director, Investments, since 2017, with responsibility for certain of Invesco’s global equity investment teams, equity trading, fixed income, Global Performance and Risk Group and investment administration. Previously, he was chief executive officer of Invesco Fixed Income from 2011 to 2017. Prior to joining Invesco, Mr. McGreevey was president of Hartford Investment Management Co. and executive vice president and chief investment officer of The Hartford Financial Services Group, Inc. from 2008 to 2011. From 1997 to 2008, Mr. McGreevey served as vice chairman and executive vice president of ING Investment Management – Americas Region, as well as business head and chief investment officer for ING’s North American proprietary investments and chief executive officer of ING Institutional Markets. Before joining ING, Mr. McGreevey was president and chief investment officer of Laughlin Asset Management and president and chief operating officer of both Laughlin Educational Services and Laughlin Analytics, Inc. Mr. McGreevey currently serves as a director of Invesco Mortgage Capital Inc. He is a Chartered Financial Analyst. Mr. McGreevey earned a B.B.A. from the University of Portland and an M.B.A. from Portland State University.

36 Invesco Ltd.

Andrew R. Schlossberg Senior Managing Director and Head of the Americas Age Tenure 48 21 Years

Andrew R. Schlossberg

Andrew Schlossberg has served as senior managing director and head of the Americas since 2019. In addition, Mr. Schlossberg has responsibility for the firm’s exchange-traded funds capabilities globally, corporate communications and government affairs. Previously, he was senior managing director and head of EMEA (which includes the UK, continental Europe and the Middle East) from 2016 to 2019. Mr. Schlossberg joined Invesco in 2001 and has served in multiple leadership roles across the company, including his previous position as Head of US Retail Distribution and global exchange-traded funds for Invesco. He has also served as U.S. chief marketing officer, head of Global Corporate Development (overseeing business strategy and mergers and acquisitions), and in leadership roles in strategy and product development in the company’s North American Institutional and Retirement divisions. Mr. Schlossberg currently serves on the Board of Governors and the Executive Committee of the Investment Company Institute. Prior to joining Invesco, Mr. Schlossberg worked with Citigroup Asset Management and its predecessors from 1996 to 2000. He earned a B.S. in finance and international business from the University of Delaware and an M.B.A. from the Kellogg School of Management at Northwestern University.

Douglas J. Sharp Senior Managing Director and Head of EMEA Age Tenure 47 14 Years

Douglas J. Sharp

Douglas Sharp has served as senior managing director and head of EMEA since 2019 and is the Chair of the Board of Invesco UK (Invesco’s European Subsidiary Board). He has 15 years’ experience in the asset management industry. Mr. Sharp joined Invesco in 2008 and has served in multiple leadership roles across the company, including his previous role as the Head of EMEA Retail. Prior to that, he ran Invesco’s Cross Border retail business, as well as serving as the global Head of Strategy and Business Planning and as Chief Administrative Officer for Invesco’s US institutional business. Mr. Sharp joined Invesco from the strategy consulting firm McKinsey & Company, where he served clients in the financial services, energy and logistics sectors. Mr. Sharp earned an M.B.A. from the Tuck School of Business at Dartmouth College, a master’s degree in accounting from Georgia State University and a B.A. in economics from McGill University.

2022 Proxy Statement 37

Proposal 2	Advisory vote to approve the company’s executive compensation

General

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd Frank Act”) enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officer compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

We are asking our shareholders to vote “FOR” the following resolution at the Annual General Meeting:

“RESOLVED, that the company’s shareholders approve, on an advisory (nonbinding) basis, the compensation of the named executive officers, as disclosed in the company’s Proxy Statement for the 2022 Annual General Meeting of Shareholders pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.”

Invesco’s compensation programs, particularly our annual incentive pools, are tied to the achievement of our multi-year strategic objectives and financial results and our success in serving our clients’ and shareholders’ interests, as further described in Executive Compensation. In considering their vote, we urge shareholders to review the information included in this proxy statement in Executive Compensation. To the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns, and the compensation committee will evaluate whether any actions are necessary to address those concerns. Under the Board’s current policy, shareholders are given an opportunity to cast an advisory vote on this topic annually.

FOR

Recommendation of the Board

The Board of Directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

Vote required: This proposal requires the affirmative vote of a majority of votes cast at the Annual General Meeting.

38 Invesco Ltd.

Executive compensation

Compensation discussion and analysis

Invesco’s executive compensation program is designed to align executive compensation with the long-term interests of our shareholders. This Compensation Discussion and Analysis (“CD&A”) provides shareholders with information about our business, 2021 performance, our disciplined approach to compensation and 2021 compensation decisions for our Named Executive Officers (“NEOs”) listed below. We refer to certain non-GAAP measures throughout this section that are used in compensation decisions. Please refer to Appendix A of this Proxy Statement for information regarding these measures.

Martin L. Flanagan	L. Allison Dukes Senior Managing Director and Chief Financial Officer (“CFO”)	Andrew T.S. Lo Senior Managing Director and Head of Asia Pacific	Gregory G. McGreevey Senior Managing Director, Investments	Andrew R. Schlossberg Senior Managing Director and Head of the Americas
President and Chief Executive Officer (“CEO”)

2022 Proxy Statement 39

 Executive summary

Pay for 2021 is aligned with our strong financial performance and organizational strength – we exceeded our targets on our company scorecard which informed executive compensation. In 2021, the company experienced some of its strongest financial performance in its history as we focused on our clients and employees in a continuing COVID operating environment.

2021 Financial performance1

Long-term net flows $81.4B 7% organic growth rate	Net revenue[2] $5,261M +17%	Adjusted operating income[2] $2,183M +31%	Adjusted operating margin[2] 41.5% +450 basis points	Adjusted diluted EPS[2] $3.09 +60%

•	Invesco achieved a 7% organic growth rate for 2021 – the strongest organic growth in our history and one of the best growth rates in the industry for 2021.

•	We generated over $81 billion of net long-term inflows, resulting in over $1.6 trillion in assets under management at the end of 2021.

•

Net revenues grew 17% in 2021, helping us achieve adjusted operating income of nearly $2.2 billion, 31% higher than the previous year. Revenue growth, coupled with strong expense discipline, led to a 450 basis point increase in our adjusted operating margin to 41.5%. These factors contributed to a 60% increase in our full-year adjusted diluted EPS to $3.09.

Total CEO incentive pay is 118% of target	95% of CEO’s 2021 pay is variable	60% of CEO’s 2021 equity is performance-based

Invesco’s responsiveness in 2021	Progress on corporate strategy

•  Continued to prioritize the health and safety of our employees through the ongoing COVID-19 pandemic

•  Continued in a work from home environment while preparing for a “new normal” model that encourages colleagues being together both virtually and in person

•  Continued to ramp up contact with our clients through both in person and virtual engagement, which further strengthened our relationships and our business

•  Continued to amplify our focus on Corporate and Social Responsibility as well as ESG efforts, with diversity, climate and financial education initiatives

•  A high level of engagement with clients and robust performance in capabilities aligned with market demand contributed to positive results for the year

•  Continued to offer our clients diverse solutions to ensure they can remain financially resilient

•  Further strengthened our balance sheet and financial flexibility; we exceeded the $150 million cost savings target we set for 2021 as part of our strategic evaluation

•  Added depth, experience and further diversity (gender and racial) to our Board

•  Continued to strengthen our DEI efforts, adding two new BRGs, with increased engagement across all diversity groups and at senior levels

Company scorecard links performance to pay	We have sound compensation practices

•  Further refined our company scorecard by focusing on the most relevant metrics and providing more transparency on the financial goals and actual scorecard results

•  Based on feedback, our 2021 company scorecard reflects fewer and more focused measures as well as results for each of the performance measures

•  Pay practices align with shareholder interests

•  95% of our CEO pay is variable and 89 - 94% of our other NEO pay is variable

•  Increased vesting rigor for performance-based awards

•  Throughout the year, our compensation committee assessed performance against our goals and peer performance

1.	Comparisons are year-over-year.
2.	Adjusted financial measures are all non-GAAP financial measures. See the information in Appendix A regarding non-GAAP financial measures.

40 Invesco Ltd.

How we supported our employees

•	Our top priority in 2020 was the health and wellbeing of our employees.
•	As the pandemic continued, our priority in 2021 likewise continued to be the health and well being of our employees and to prepare the organization for what the “new normal” would be at the firm.
•

The first quarter of the year, prior to authorization of vaccinations, our employees primarily continued to work remotely. As vaccinations became widely available, we encouraged our employees who were able, to begin the vaccination process. In some countries, due to supply, vaccinations took quite some time.

•

In preparation for more individuals being vaccinated in the second half of the year, the global Return to Office task force, supported by senior leadership, rolled out the global return to office hybrid work model.

•

The hybrid work model was ready to be implemented by the end of third quarter; however, due to the delta and omicron variants, the model has not yet been fully implemented across the globe. When it is safe for workers to return to the office, the model and framework is now in place to accommodate our hybrid workforce.

•

Leadership continued on-going communications with staff members through various channels, including regular pulse surveys, townhalls and videos. Educational events were sponsored by various BRGs and a virtual speaker series began and will continue in 2022 on what we expect the new normal work environment will entail.

Summary of enhancements to our executive compensation program

During the course of 2020 and 2021, we made significant enhancements to our executive compensation program. We believe that these enhancements demonstrate that our executive compensation program clearly links pay to company and executive performance. As reported in the supplemental proxy material that we filed in May 2021, we made the following additional enhancements in 2021:

Increased company scorecard transparency. We reduced the number of performance categories and increased the weighting for financial performance. The company scorecard discloses the target set for each measure, end of year result for each measure and the average percent achieved for each category. We continue to include category assessments and overall weighted assessment.

Performance-based equity award vesting matrix. Beginning with awards granted in 2021, we updated the vesting matrix to require relative Total Shareholder Return (“TSR”) to equal the 55% percentile to achieve 100% vesting (assuming absolute 3-year Average AOM is 37.5%). Vesting continues to range from 0% to 150%; provided, however, if the company’s 3-year absolute TSR is negative, vesting will be capped at 100%. We believe that the linked vesting performance thresholds provide significant rigor to our incentive program, as payouts are not a range of outcomes but represent specific performance levels.

In addition to the 2021 enhancements, we continue the below-described features of our executive compensation program.

•

4-step process to determine executive pay. We continue to use our 4-step process that aligns pay with performance. Our 4-step process relies on assessing company performance based on our company scorecard and individual executive performance. See pages 57 - 58 for more information about our 4-step process.

•

CEO pay calculation graphic. We continue to use a graphic that illustrates how CEO pay was determined. We believe the graphic clearly communicates how the committee determined CEO pay. It includes a step-by-step description that follows the quantitative assessment of company performance using the company scorecard and a qualitative assessment of CEO achievements.

•	CEO compensation cap. CEO cash bonus is capped at the lesser of $10 million or 30% of the CEO’s incentive pay.
•	Performance-based equity awards. 60% of equity awards are performance-based.
•

Updated peer groups. In 2021, we implemented a new compensation peer group as well as a new peer group for our performance-based equity awards. These peer groups emphasize pure asset management firms with significant business overlap and similar scale. See page 62 for a discussion about our peer groups.

2022 Proxy Statement 41

Introduction

Invesco shareholder value framework

Invesco is committed to serving our clients and delivering long-term shareholder value. Our executives are able to directly influence key business drivers that create long-term shareholder value. Invesco’s framework for long-term shareholder value creation is based primarily on:

Our focus on delivering the outcomes our clients seek enables us to grow our business by attracting and retaining new assets under management (“AUM”), resulting in positive long-term organic growth.

Our strong global operating platform allows us to operate effectively and efficiently and is an important driver of our operating leverage that benefits clients and shareholders. The creation of operating leverage allows us to meet current client demands, invest for future growth and create value for our shareholders.

We strive to maintain our financial strength through disciplined capital management and return capital to shareholders on a consistent and predictable basis.

Our focus on driving greater efficiency and effectiveness, combined with our work to build a global business with a comprehensive range of capabilities, puts Invesco in a strong position to meet client needs, run a disciplined business, continue to invest in and grow our business over the long term, and deliver long-term value to our clients, shareholders and other stakeholders.

Invesco’s commitment to delivering shareholder value is aligned with the purpose-driven way we manage our business. To meet the needs of our clients, we focus on:

•	delivering strong, long-term investment performance; and
•	providing a comprehensive range of investment capabilities and technology solutions seeking to ensure deep and stable investment teams.

Investing for the long-term is an important element of our strategy. Our diversified investment capabilities in terms of investment objectives, styles, client types, and geographies enable us to meet client needs through differing market cycles across the globe. We also strive to give clients greater value for their money, which means competitively priced products, as well as investor education, thought leadership, digital platforms and other value adds that create an enhanced client experience.

In 2021, we contacted or engaged with our top shareholders, representing 63% of our outstanding shares

Shareholder and proxy advisory engagement and feedback

The Annual General Meeting of Shareholders provides our shareholders with the opportunity to:

•  evaluate our executive compensation philosophy, policies and practices;

•  assess the alignment of executive compensation with Invesco’s results; and

•  cast an advisory vote regarding the company’s executive compensation.

At the 2021 Annual General Meeting of Shareholders, 88% of shareholder votes were cast in favor of our Say-on-Pay advisory vote (a significant increase from 68% of votes cast in favor in 2020).

Invesco’s Board understands the importance of executive compensation decisions and encourages open and constructive dialogue with our shareholders. Each year, Invesco engages with key shareholders and major proxy advisory firms to solicit insights on executive compensation and governance matters.

42 Invesco Ltd.

In 2021, we contacted or engaged with shareholders representing 63% of our common stock — MassMutual, our largest shareholder, which holds 16% of our common stock; Trian, owner of 9.9% of our common stock; and 30 other shareholders representing 39% of our outstanding shares of common stock.1 MassMutual and Trian were both represented on our Board and its Compensation Committee in 2021 and provided feedback in those forums. The other 39% of our shareholders were contacted as part of our Fall outreach campaign that included invitations to shareholders owning 0.5% or more of our common stock and courtesy invitations to certain other shareholders and the major proxy advisory firms to discuss our executive compensation program, governance matters, sustainability topics and our ESPP proposal.

We held meetings with all shareholders who accepted our invitation – eight of our shareholders representing 12% of our outstanding shares1, including shareholders who voted against our Say-on-Pay proposal in 2021. We also met with two major proxy advisory firms. Our Board chair and compensation committee chair attended the proxy advisory meetings to provide the Board’s perspective and gain insights. During each of the meetings, we asked specific questions about the design of our current executive compensation program and upcoming ESPP proposal and gave our meeting attendees the opportunity to provide feedback. Both the participating directors and management provided feedback to the committee based on these meetings.

The table below shows key topics or themes that were raised during our recent outreach and actions taken or proposed to be taken in response. The committee, in conjunction with its independent consultant and senior management, integrated aspects of the feedback into our compensation program.

Highlights of 2020 - 2021 outreach feedback and actions

Topics and themes raised	Invesco’s response
Company scorecard • We would like to see fewer measures and greater transparency into set targets and targets achieved

•   We have enhanced our company scorecard to include goal set, end of year result and percent achieved for each measure. In addition, we reduced the number of scorecard measures and updated the category weightings to increase the impact of financial factors

•   We continue to include category assessments and overall weighted assessment

Performance-based equity awards • We believe that more than 50% of equity awards should be performance-based

•   Beginning with awards granted in 2021, we updated the vesting matrix for performance-based equity awards to be more closely tied to the firm’s operating plan and thereby increasing the vesting rigor

•   Included a negative TSR vesting cap

•   Equity awards continue to be 60% performance-based with claw-back provisions

ESPP share replenishment + minor administrative changes

•   Provide proxy disclosure for historic plan share usage and reasons for administrative changes

•   Replenishment should target 3-5 years rather than 10

•   Proxy disclosure includes historic plan share usage

•   Administrative changes reflect our desire to increase employee participation and incorporate employee feedback, particularly with respect to shorter offering periods

•   Replenishment request estimated to be for five years

1. As of October 1, 2021

2022 Proxy Statement 43

Board involvement

In 2021, our Board chair and compensation committee chair participated in certain outreach meetings to provide the Board’s perspective and gain insights. Both the participating directors and management provided feedback to our compensation committee based on such meetings.

Evolution of our executive compensation program

The below timeline demonstrates Invesco’s continued responsiveness to shareholder feedback and the progression of our compensation program over the past several years.

2015

- 50% of long-term equity awards were performance-based with clawback provisions
- Increased performance measure rigor
- Capped CEO total pay at $25M

2016

- Increased performance measurement period from 1 to 3 years
- Utilized single performance measure eliminating "two bites of the apple"
- Increased rigor of performance measure
- Max performance payout set at 150%

2018

- 50% of all equity awards were performance-based with clawback provisions
- Capped CEO cash bonus at $10M

2019

- Established incentive targets for executives; payouts may range from 0% to 130%
- Introduced company scorecard and a detailed 4-step compensation process
- Added a second performance measure (TSR) and increased performance rigor

2020

- Capped annual cash bonus for executives (other than CEO) at 50% of total pay
- Capped CEO cash bonus at lesser of $10M or 30% of CEO's incentive pay
- 60% of equity awards were performance-based with clawback provisions
- Updated compensation and performance award peer groups
- Updated vesting matrix for performance-based equity awards to better align with company's operating plan

2021

- Described impact of 2020 pandemic on pay decisions
- Enhanced company scorecard to show for each measure target, outcome and % achieved. In addition, increased weighting on financial measures
- Added a graphic of CEO pay calculation
- Updated vesting matrix for performance-based equity to further increase vesting rigor

44 Invesco Ltd.

Our compensation framework

We achieve alignment	How we align performance and pay
of performance and pay by measuring company performance and individual achievements	Executive pay outcomes are aligned to both our company performance and individual achievements. At the beginning of the year, the committee approves the CEO objectives, the company scorecard and its weightings that measure the following key drivers of shareholder value creation:

our financial performance	66.7%
sustaining a high performing organization, since our people are the source of everything we do	33.3%

Following completion of the year, the committee assesses company performance based on the company scorecard and individual achievements to determine each NEO’s annual and long-term incentives.

The committee uses structured judgment as we believe that a wholly formulaic program could have unintended consequences

How the committee uses its structured judgment in making incentive compensation decisions

The committee uses financial and other metrics in the company scorecard to evaluate firm performance. Our business is dynamic and requires us to respond rapidly to changes in market conditions and other factors outside of our control that impact our financial performance.

The committee believes that applying structured judgment and thoughtful consideration of an executive’s qualitative performance is a critical feature of our executive compensation program.

The committee believes that a rigid, formulaic program based strictly on quantitative metrics could have unintended consequences such as encouraging undue focus on achieving specific short-term results, at the expense of long-term success. In addition, solely formulaic compensation would not permit adjustments based on factors beyond the control of our executives as well as relative performance in relation to shifting market conditions and less quantifiable factors such as recognition of strategic developments and individual achievements. Therefore, thoughtful consideration of these additional factors allows the committee to fully consider the overall performance of our executives over time and has been a key ingredient in ensuring our long-term financial results.

2022 Proxy Statement 45

For all NEOs, at least 60% of their total incentive award is delivered through deferred equity. All incentives are paid from a company-wide incentive pool.

The committee’s well-defined process for making pay decisions

The pay determination process reinforces our shareholder value framework. The committee’s 4-step process determines each NEO’s total incentive outcome, which includes all variable pay (annual cash award + time-based equity award + performance- based equity award). Based on quantitative and qualitative performance assessment, total incentive awards can range from 0% to 130% of each NEO’s incentive target. Once the total incentive award is determined, the pay mix between cash and equity is more heavily weighted to equity awards. See page 50 for the overall pay mix for the NEOs.

See pages 57 through 58 for a detailed description regarding these steps

The table below shows NEO incentive targets for 2021.

2021 NEO incentive targets

2021 Incentive target
Name	(in millions)[1]

Martin L. Flanagan	$13.50

L. Allison Dukes	$3.40

Andrew T.S. Lo	$4.29

Gregory M. McGreevey	$5.80

Andrew R. Schlossberg	$4.55

1. Incentive compensation includes cash bonus, time-based equity and performance-based equity.

46 Invesco Ltd.

Invesco 2021 performance

In 2021, we generated over $81 billion of net long-term inflows, representing a 7% organic growth rate – the strongest organic growth in our history and one of the best growth rates in the industry. The foregoing resulted in us achieving over $1.6 trillion in assets under management at the end of 2021. Net revenues grew 17% in 2021, helping us achieve adjusted operating income of nearly $2.2 billion, 31% higher than the previous year. Revenue growth, coupled with strong expense discipline, led to a 450 basis point increase in our adjusted operating margin to 41.5%. These factors contributed to a 60% increase in our full-year adjusted diluted EPS to $3.09. The strength of our business in 2021 generated strong cash flows which improved our cash position. We remained focused on continuing to build a stronger balance sheet and improving our financial flexibility for the future.

Below are performance highlights for 2021 compared to the prior year. Many of these metrics are included in our company scorecard that we use to determine 2021 executive pay.

1.	The adjusted financial measures are all non-GAAP financial measures. See the information in Appendix A of this Proxy Statement regarding non-GAAP financial measures.

2022 Proxy Statement 47

Company scorecard results for 2021 – aligning pay with results

The committee believes the scorecard is a good indicator of the overall health of the firm. In early 2022, using the company scorecard, the committee conducted its final quantitative assessment of company performance for 2021.

As discussed in the 2021 supplemental proxy materials, the firm has reduced the number of company scorecard metrics and now has two main catergories of measurement — Financial Performance (66.7% weight of overall outcome, with each financial metric equally weighted) and Organizational Health (33.3% weight of overall outcome). The committee has established a range (minimum to maximum) of anticipated outcomes around each target where the potential outcome of the scorecard will be between 0% to 130%. For 2021, the Financial Performance, the firm met or exceeded the maximum outcome of each measure and financial performance was rated at 130% and for Organizational Health, the overall outcome was 100%. This produced an overall company performance of 120%.

Financial performance
Measure	2021 Target	2021 Performance	Score for achieving at or above the max of target
Long-term net flows ($B)	$21.6	$81.4	130%
Net revenue ($M)	$4,853	$5,261	130%
Adjusted operating income ($M)	$1,850	$2,183	130%
Adjusted operating margin	38.1%	41.5%	130%
Adjusted earnings per share (diluted EPS)	$2.34	$3.09	130%
Financial outcome score

Organizational health
Measures			Year-end results
Deliver sustainable investment
• Increase share of actively managed assets in the top quartile of peer group over 3-year performance period
• 60%+ of actively managed assets in top half of peer group over 3- and 5- year
Talent development
• Develop a more diverse and inclusive culture (e.g., expanding female senior manager representation 35% - 40%+ by 2022)
• Foster culture of inclusion beyond gender (e.g., race, ethnicity, religion, sexual orientation, etc.)
• Attract and retain high performing talent and succession planning (e.g., investors, staff/technology, etc.)
Execute enterprise wide strategic objectives
• Expand ESG integration (e.g., 50%+ of total AUM by the end of 2021), while elevating the firm’s ESG reputation
• Continue buildout of Investment Solutions and Digital capabilities
Organizational health score

48 Invesco Ltd.

2021 NEO total annual compensation summary – aligning pay to results

The CEO’s 2021 compensation is aligned with our strong financial performance and organizational strength – Invesco exceeded its targets on our company scorecard (as shown on pg 48) and achieved growth in our key capability areas as we continued our strategic investments in areas where we see client demand and have a competitive strength (as discussed on pages 1 and 2 of the proxy).

Pages 51 and 52 under the heading 2021 Key achievements further describe Mr. Flanagan’s achievements of this past year, as well as the outcomes of several metrics included in the company scorecard.

CEO pay determination

Based on company performance, the below table shows how the committee calculated Mr. Flanagan’s pay for 2021. The committee’s process for determining executive officer pay is applied to all incentive compensation (consisting of cash bonus + time-based equity + performance-based equity).

Step 1 – Quantitative assessment of company performance
2021 incentive target	$13.5M

Quantitative score from scorecard	120%

2021 incentive target, as adjusted	$16.2M

Step 2 – Qualitative assessment

Committee applied rounding to arrive at total incentive	$16.0M

Percent of incentive target	118%

NEO pay determinations. The NEOs compensation is based on the overall outcome of the financial performance and organizational strengths found in the scorecard, as well as success in their individual performance and achievement of goals.

The table below shows compensation decisions for each of the NEOs for 2021.

2021 NEO total compensation

Name	Base salary ($)	Cash bonus ($)	Time-based equity ($)	Performance- based equity ($)[1]	Total compensation ($)	YOY % change

Martin L. Flanagan	790,000	4,800,000	4,500,000	6,700,000	16,790,000	51.3%

L. Allison Dukes	500,000	1,500,000	1,050,000	1,600,000	4,650,000	45.3%[2]

Andrew T.S. Lo	461,513	2,100,000	1,400,000	2,100,000	6,061,513	26.2%

Gregory M. McGreevey	450,000	2,800,000	1,700,000	2,550,000	7,500,000	36.6%

Andrew R. Schlossberg	450,000	2,100,000	1,375,000	2,075,000	6,000,000	32.0%

1. Represents 60% of the combined value of time-based and performance based equity awards.

2. Ms. Dukes was appointed Senior Managing Director and Chief Financial Officer effective August 1, 2020.

2022 Proxy Statement 49

Caps

For the CEO, annual total compensation is capped at $25 million. The CEO annual cash bonus is capped at the lesser of $10 million or 30% of incentive pay.

For executives (other than the CEO), annual cash bonuses are capped at 50% of total pay.

Performance-based incentives

60% of equity awards is performance-based. Vesting of performance-based awards continues to be tied to adjusted operating margin over a three-year period and three-year average of TSR of the company. See Performance-based equity awards on pages 60 - 62 for additional details.

NEO variable pay is at risk

Our compensation structure reflects our commitment to pay for performance. As noted below, 95% of our CEO pay is variable and 89% - 94% of our other NEO compensation is variable. Compensation mix percentages reflect compensation decisions by the committee for 2021.

Cash bonus and equity awards were earned in 2021 and paid/granted in 2022. In accordance with SEC requirements, the Summary Compensation Table on page 66 reports equity in the year granted, but cash in the year earned. The Summary Compensation Table reports “All Other Compensation,” which is not part of the committee’s compensation determinations.

2021 CEO total annual compensation — $16.8M

2021 NEO total annual compensation (excluding CEO)

50 Invesco Ltd.

NEO pay outcomes and performance summaries

We link pay and performance

Below is a summary of 2021 NEO compensation and material accomplishments the committee considered when determining compensation for 2021.

Martin L. Flanagan President and CEO	2021 Compensation (in 000s)

Responsibilities

Mr. Flanagan is President and CEO. He develops, guides and oversees execution of Invesco’s long-term strategic priorities to deliver value for clients and shareholders over the long-term.

Mr. Flanagan is responsible for senior leadership development and succession planning, defining and reinforcing Invesco’s purpose and engaging with key clients, industry leaders, regulators and policy makers.

	Base salary	$790

	Annual incentive award - Cash	$4,800

	Time-based equity	$4,500

	Performanced-based equity	$6,700

	Total annual compensation	$16,790

	Total incentive compensation	$16,000

	2021 incentive target	$13,500

	Total incentive compensation as a % of 2021 incentive target	118%

For 2021, the committee decided that Mr. Flanagan’s total incentive compensation should be $16 million, which is 118% of his 2021 incentive target of $13.5 million. As noted above, the company’s process for determining executive officer pay is applied to all incentive compensation (consisting of cash bonus + time-based equity + performance-based equity).

2021 Key achievements[1]

•  Led the firm’s efforts to maintain robust investment performance in a dynamic market environment, which helped drive strong results for the business and shareholders. Under Mr. Flanagan’s guidance, the firm achieved record high assets under management of $1.6 trillion (up 19.3% for the year), $81.4 billion in long-term net inflows (representing a 7% organic growth rate for the year) and a 450 basis points increase in our adjusted operating margin to 41.5%.

•  Oversaw efforts to enhance effectiveness and efficiency, further strengthen the firm’s balance sheet and exceed our target of $150 million in annualized net savings after investments by the end of 2021. Combined, these efforts drove a 60% increase in our full-year adjusted diluted earnings per share to $3.09 and supported our ability to resume share repurchases early in 2022.

•  Further built on our leadership position in Greater China, the world’s fastest-growing market, where Invesco has been managing Chinese investments for decades. Driven by strong active investment performance, our China business has grown at a 43% CAGR since 2018, and the firm now has more than $112 billion of assets sourced from onshore Chinese clients (as of December 31, 2021). Invesco ranked #1 among onshore providers in China, building on a legacy of success in the broader Asia-Pacific region.

•  Continued to strengthen the firm’s ETF and indexed strategies offerings to clients and build on our position as the world’s fourth-largest ETF provider. The firm’s ETFs and indexed strategies AUM have more than doubled in the past three years, totaling $558 billion at the end of 2021. In 2021, Invesco achieved record growth in our global ETFs and Indexed Strategies business, with $85 billion in net inflows and a meaningful improvement in global ETF market share.

•  Further strengthened the organization’s commitment to Environmental, Social and Governance (ESG) efforts by further driving ESG considerations into the firm’s investment processes and signing the Net Zero Asset Managers Initiative. During 2021 we made further progress toward our goal of ensuring all of Invesco’s investment teams have fully embedded ESG considerations into their investment processes. As of December 31, 2021, approximately 75% of the AUM managed by Invesco’s investment teams have attained the ESG integration level as minimal but systematic integration.

•  Oversaw the work of prioritizing employee health and well-being during the prolonged pandemic while further advancing the firm’s culture globally, as reflected by employee opinion survey results in 2021 in which 91% of employees felt that senior leadership prioritized their health and safety.

1. Adjusted financial measures are all non-GAAP financial measures. See the information in Appendix A regarding non-GAAP financial measures.

2022 Proxy Statement 51

•  Continued to drive efforts within the firm to create a more diverse, equitable and inclusive workplace, including: the further expansion of our BRGs representing and supporting the needs of diverse communities, including women, Hispanics, veterans, LGBTQ+ and others; ensuring links between diversity goals and compensation at senior levels; and requiring all employees to participate in unconscious bias training.

•  Oversaw continued progress toward the firm’s goal of having greater than 35% female representation at the senior manager level (up from 27% in 2018), which Invesco achieved a year ahead of schedule. Personally oversaw efforts to expand female senior leadership within the firm, including the addition of Paula Tolliver as an Invesco Ltd. Board member and Jennifer Krevitt as Senior Managing Director and Chief Human Resources Officer.

Our compensation committee has demonstrated over multiple years that our CEO’s compensation is aligned with the company’s financial performance

CEO pay is aligned to financial performance

The below charts demonstrate that over the last five years the committee has ensured that the CEO’s compensation has aligned closely with the financial outcomes of the firm.

5-year Invesco CEO pay versus financial performance

	2017	2018	2019[3]	2020[3]	2021[3]

⬛ CEO compensation ($mil)	13.8	11.0	12.3	11.1	16.8

⬛ Adjusted operating income[2] ($mil)	1,482	1,392	1,656	1,665	2,183

⬛ Adjusted operating margin[2] (%)	39.5	36.5	37.5	37.0	41.5

⬛ Adjusted diluted EPS[2] ($)	2.7	2.43	2.55	1.93	3.09

1.	For 2017 - 2020, consists of salary, annual cash bonus, annual stock deferral award and long-term equity award. For 2021, consists of salary, annual cash bonus, time-based equity and performance-based equity. For 2018 and 2019, 50% of the combined value of the annual stock deferral and long-term equity awards was performance-based. For 2020 and 2021, 60% of the equity awards was performance-based. See note on page 50 regarding differences from the summary compensation table.
2.	The adjusted financial measures are all non-GAAP financial measures. See the information in Appendix A of this Proxy Statement regarding non-GAAP financial measures.
3.	Financial results for 2019 include approximately 7 months of OppenheimerFunds financial results compared to 2020 and 2021, which include 12 months of OppenheimerFunds financial results.

52 Invesco Ltd.

Other NEO pay and performance

L. Allison Dukes Senior Managing Director and Chief Financial Officer	2021 Compensation

Responsibilities

Ms. Dukes serves as Senior Managing Director and Chief Financial Officer.

Ms. Dukes is responsible for planning, implementing, managing and controlling all corporate financial-related activities of the firm, including forecasting, strategic planning, capital allocations and expense management. She also oversees corporate finance, treasury, accounting, corporate development, investor relations and corporate strategy.

	(in 000s)

	Base salary	$500

	Annual incentive award - Cash	$1,500

	Time-based equity	$1,050

	Performanced-based equity	$1,600

	Total annual compensation	$4,650

	Total incentive compensation	$4,150

	2021 incentive target	$3,400

	Total incentive compensation as a % of 2021 incentive target	122%

Based on the quantitative outcome of Invesco’s performance and a qualitative review of Ms. Dukes’ individual performance, the committee determined that Ms. Dukes’ total incentive compensation should be $4.2 million, which is 122% of her 2021 incentive target of $3.4 million.

2021 Key achievements[1]

•  In partnership with the executive management team and colleagues across the firm, achieved an adjusted operating margin of 41.5%, up 450 basis points from 2020, through disciplined expense management and continued execution of a strategic initiative launched in 2020.

•  Actively focused on strengthening Invesco’s balance sheet and liquidity position, which resulted in meaningful financial improvement with a leverage ratio below 1x, $1.9 billion in cash at December 31, 2021 and the extension of Invesco’s five-year credit facility at favorable terms.

•  Introduced a capital management framework and priorities to the Invesco Ltd. Board to keep them informed regarding ongoing capital allocation planning and decisions. Implemented consistent key performance indicators and profitability tools across the firm to better track performance outcomes and communicate progress to the investment community.

•  Played an active role in investor relations engagement, completing 12 conferences and non-deal roadshows, leading to five analyst upgrades and contributing to a 32% appreciation in Invesco’s share price at December 31, 2021.

•  Continued to serve as Executive Sponsor of the Invesco Women’s Network, working across the organization to advance progress on inclusion, allyship, executive presence and mentorship. Further strengthened talent and expanded diversity within the Finance organization.

1.	Adjusted financial measures are all non-GAAP financial measures. See the information in Appendix A regarding non-GAAP financial measures.

2022 Proxy Statement 53

Andrew T. S. Lo Senior Managing Director and Head of Asia Pacific	2021 Compensation (in 000s)

Responsibilities

Mr. Lo is Senior Managing Director and Head of Asia Pacific.

Mr. Lo is responsible for the firm’s operation in the Asia Pacific region where he addresses the large and growing needs of our investors in the region. He works with clients to understand their issues and objectives and finding solutions for them.

	Base salary	$462

	Annual incentive award - Cash	$2,100

	Time-based equity	$1,400

	Performanced-based equity	$2,100

	Total annual compensation	$6,062

	Total incentive compensation	$5,600

	2021 incentive target	$4,292

	Total incentive compensation as a % of 2021 incentive target	130%

Based on the quantitative outcome of Invesco’s performance and a qualitative review of Mr. Lo’s individual performance, the committee determined that Mr. Lo’s total incentive compensation should be $5.6 million, which is 130% of his 2021 incentive target of $4.3 million due to Mr. Lo’s exceptional performance in Asia Pacific.

2021 Key achievements

•  Led the firm’s efforts in the Asia Pacific region, which achieved record net inflows of $74 billion in 2021, a 219% increase over 2020, bringing total sourced AUM to $247 billion at year-end. Strong inflows led to record revenues of $855 million, up 42% year-over-year.

•  Oversaw the Asia Pacific team’s efforts to deliver positive outcomes to clients within the region and across the globe. Despite market headwinds and regulatory changes, Invesco’s China business achieved more than $112 billion in AUM sourced directly from onshore Chinese clients. As a result, Invesco retained its No. 1 leadership position in onshore China business among global players.[1]

•  Oversaw efforts to maintain strong investment performance, with 57% and 76% of Asia Pacific-managed AUM above peers on a 3- and 5-year basis. For our China joint venture, 75% and 88% of equity AUM; and 78% and 87% of fixed income AUM, were above peers on a 3- and 5- year basis.[2]

•  Continued to achieve strong momentum within the Asia Pacific region. In Japan and Australia, Invesco achieved more than $31 billion of net inflows in beta strategies from institutional clients and higher-fee alternative products.

•  Remained a strong supporter of enhancing diversity and inclusion across Asia Pacific, with women comprising more than 42% of the region’s workforce and 36% of senior leadership. Led the Mutual Mentoring and Speak Your Mind programs in the region to encourage diversity of thought across the organization.

1.	Source: Z-Ben data as of December 31, 2021.
2.	Invesco performance data as of December 31, 2021.

54 Invesco Ltd.

Gregory G. McGreevey Senior Managing Director,Investments	2021 Compensation (in 000s)

Responsibilities

Mr. McGreevey serves as Senior Managing Director, Investments. Mr. McGreevey is responsible for the firm’s private market groups, including real estate, certain of Invesco’s global investment teams, trading, Global Performance and Risk Group, Solutions, Indexing, ESG and investment thought leadership/investor engagement.

	Base salary	$450

	Annual incentive award - Cash	$2,800

	Time-based equity	$1,700

	Performanced-based equity	$2,550

	Total annual compensation	$7,500

	Total incentive compensation	$7,050

	2021 incentive target	$5,800

	Total incentive compensation as a % of 2021 incentive target	122%

Based on the quantitative outcome of Invesco’s performance and a qualitative review of Mr. McGreevey’s individual performance, the committee determined that Mr. McGreevey’s total incentive compensation should be $7.1 million, which is 122% of his 2021 incentive target of $5.8 million.

2021 Key achievements[1]

•  Led the firm’s investment teams which maintained their focus on delivering client and shareholder success, ending the year exceeding the firm’s 2021 operating projections for long-term net inflows in Private Markets, Real Estate, and Systematic and Factor Investing.

•  Oversaw the investment teams’ efforts to achieve continued strong performance, with 60%, 62%, and 62% of assets among the top half of peers for the 1-, 3-, and 5-year periods, respectively. Areas of strong demand that maintained strong long-term performance included Fixed Income and Private Credit. For the 1-, 3-, and 5-year periods, Fixed Income ended the year with 88%, 92%, and 94% of assets in the top half among peers, respectively, while Private Credit reached 100%, 68%, and 75%, respectively.

•  Continued to strengthen processes to drive alpha generation, overseeing efforts to develop tools and capabilities within investment risk, trading and securities lending to improve performance for clients. As examples, the firm decreased trading costs by adding machine learning to our global trading desk, developed a securities lending model that increased AUM on loan significantly and enhanced technology to provide better information to investors and improve decision-making.

•  Led efforts to develop growth and retention plans for investment professionals based on client demand and performance. Launched an initiative to grow our global equities business to improve gross sales in our non-US active equities suite and developed a robust Separate Managed Accounts (SMA) platform by expanding our SMA capabilities beyond fixed income to equities. Also expanded the Solutions platform across the “barbelling spectrum” by launching multi-alternative solutions and institutional indexing, which have collectively raised approximately $50 billion in assets on behalf of our institutional clients globally.

•  Furthered the firm’s commitment to building a leading ESG capability by helping oversee growth in the firm’s ESG AUM to approximately $96 billion, furthering the integration of ESG within our investment centers and investment processes, and developing a cross-functional ESG partnership across product, compliance, legal, risk and marketing.

•  Provided leadership in diversity and inclusion that advanced the firm and enabled us to exceed our goals. Sponsored the Invesco Proud network, which established a forum for LGBTQ+ employees and allies to collaborate and build a more inclusive environment across the firm. Worked to ensure that we maintain a diverse candidate pool, holding the Investments senior leaders accountable to the firm’s diversity and inclusion goals to ensure a better experience for our clients. Notably increased the hiring and promotion rates for women within Investments.

1.	Invesco performance data as of December 31, 2021. Excludes passive products, closed-end funds, private equity limited partnerships, non-discretionary funds, unit investment trusts, fund of funds with defined Performance Measurement and Risk component funds managed by Invesco, stable value building block funds and CDOs. Peer group rankings are sourced from a widely-used third party ranking agency in each fund’s market (Morningstar, IA, Lipper, Galaxy, Mercer, eVestment, SITCA, Value Research) and asset-weighted in USD.

2022 Proxy Statement 55

Andrew R. Schlossberg Senior Managing Director and Head of the Americas	2021 Compensation (in 000s)

Responsibilities

Mr. Schlossberg is senior managing director and Head of the Americas business. He has responsibilities for distribution, marketing, global exchange traded funds capabilities, corporate communications and human resources.

	Base salary	$450

	Annual incentive award - Cash	$2,100

	Time-based equity	$1,375

	Performanced-based equity	$2,075

	Total annual compensation	$6,000

	Total incentive compensation	$5,550

	2021 incentive target	$4,550

	Total incentive compensation as a % of 2021 incentive target	122%

Based on the quantitative outcome of Invesco’s performance and a qualitative review of Mr. Schlossberg’s individual performance, the committee determined that Mr. Schlossberg’s total incentive compensation should be $5.6 million, which is 122% of his 2021 incentive target of $4.6 million.

2021 Key achievements

•  Led efforts within the Americas region to deliver positive outcomes for clients, which led to net flows of $15 billion in 2021, a $46 billion improvement over the prior year.

•  Oversaw the firm’s global ETF business, which delivered record flows in 2021. Net ETF inflows ended the year at $62 billion, up meaningfully from the prior year.

•  Led the firm’s efforts to strengthen its reputation, influence and visibility. Invesco maintained strong US ETF and Mutual Funds brand equity with advisors as measured by Cogent (#4 for ETFs and #11 for Mutual Funds). Oversaw efforts to enhance the firm’s profile in the Americas by reaching more than 25,000 clients through virtual and in-person events, earning 1,400 media placements, and achieving a 12% year-over-year increase in web traffic, in addition to a significant increase in social media activity. The firm also launched Invesco’s National Collegiate Athletic Association (NCAA) sponsorship, which helped build brand awareness; engage clients, employees, and our communities; and develop a financial education series targeting young adults.

•  Maintained leadership responsibility for the firm’s global human resources and communications functions, continuing to prioritize the health and well-being of our employees as the pandemic continued in 2021 and strengthening communications for employees across the globe.

•  Remained a strong supporter of promoting various diversity and inclusion priorities and training, improving gender balance within senior management roles (the firm met its threshold goal of 35% of women in senior leadership at the end of 2021). Oversaw efforts within the Americas to further expand diversity hires from 32% in 2020 to 47% in 2021 and increased the percentage of female hires from 40% to 51% during the same period. Served as executive sponsor for the Hispanic or Latino Association BRG, which aims to promote an inclusive culture with a commitment to connecting and supporting Hispanic and Latino professionals and allies.

56 Invesco Ltd.

The committee’s process for determining executive compensation

We describe below a summary of the steps our committee takes in making its compensation decisions.

Step 1

Incentive awards may range from 0% to 130% of target

Step 2

Ensuring that our incentive pool and incentive awards are commercially viable

Step 3

The scorecard is a quantitative assessment of company performance

Step 1 – approving company scorecard and setting individual incentive targets and goals

In early 2021, the committee approved the company scorecard and established annual incentive targets (consisting of cash bonus + equity awards) for our CEO and our other executive officers. Actual incentive awards may range from 0% to 130% of the target amount based on company and individual performance. The committee also approved the company’s operating plan which is part of the annual goals for the company and CEO.

In consultation with Johnson Associates, the committee’s independent compensation consultant, the incentive targets are based on the executive’s role. See page 46 for the 2021 incentive targets.

Step 2 – setting our company-wide incentive pool

In early 2022, based on 2021 financial results and the company’s performance toward achieving its strategic objectives, the committee set the company-wide incentive pool for 2021 at 38.7% of pre-cash bonus operating income (“PCBOI”). Absolute incentive pools were up year-over-year from 2020. However, as a percentage, the 2021 pool was lower than our 5-year average and within our range (described below). All incentive awards, including NEO awards, are paid out of this pool.

The committee uses a range of 34%-48% of PCBOI in setting the company-wide incentive pool. The range includes the cash bonus, deferred and equity pools, as well as the amounts paid under sales commission plans (in which our NEOs do not participate). The range was determined based on historical data and practices of asset management and other similar financial services firms as analyzed by Johnson Associates and data obtained from the McLagan and CaseyQuirk Performance Intelligence Study.

Linking the aggregate incentive compensation pool to a defined range of our PCBOI ensures incentive compensation is commercially viable.

Step 3 – Using the scorecard to assess company performance

During the fourth quarter of 2021 and early in 2022, the committee conducted its final quantitative assessment of company performance for 2021. The scorecard is based on results achieved and related weightings in the following categories: financial performance 66.7% and organizational strength 33.3%. For 2021, the committee did not change the goals or targets set at the beginning of the year. The outcomes for our 2021 company scorecard have an overall company score of 120%. See page 48 for more information about our company scorecard results. The committee believes that each of the company performance measures supports the key indicators of company success.

2022 Proxy Statement 57

Step 4

The committee applies its qualitative assessment of executive achievements

Step 4 – qualitative assessment of individual performance and determining individual compensation

Aligning pay with performance

During the fourth quarter of 2021 and early in 2022, following the committee’s approval of the company-wide annual incentive pool, the committee assessed each executive’s performance within the context of:

•	company performance as detailed on the company scorecard;
•	each executive’s performance against the executive’s goals; and
•	each executive’s incentive target range.

After the quantitative assessment of company performance, the committee applied its qualitative assessment of each executive officer in setting final compensation in order to ensure that outcomes are aligned with company and individual performance and with shareholder interests.

Once the committee determined each executive’s total compensation, the committee determined the appropriate mix between cash and equity awards. For all NEOs, at least 60% of their total incentive is delivered in deferred equity, 60% of which is a performance-based equity award.

58 Invesco Ltd.

Our compensation components

Compensation components We utilize the following compensation components in our executive compensation program to achieve our objectives:

Component	Purpose	Description

Base salary Cash	Provides fixed pay for the performance of day-to-day job duties Sole source of fixed cash compensation

Based on knowledge, skills, experience and scope of responsibility

Small portion of total annual compensation

Generally, remains static unless there is a promotion or adjustment needed due to industry trends

Annual incentive award Cash bonus	Recognizes current year achievement of goals and objectives	Reflects assessment of company and individual performance
	Aligns with company, business unit and individual performance	When mandated by local regulatory requirements, we grant awards denominated in our product fund offerings in lieu of annual cash bonus. Such awards are settled in cash following a mandatory six-month deferral period

Time-based equity award	Recognizes potential for future contributions to the company’s long-term strategic objectives Aligns executive with client and shareholder interests and encourages retention by vesting over time	Reflects assessment of company and individual performance 40% of equity awards for executive officers are time-based Our time-based equity awards vest over four years in equal annual increments

Performance-based equity award	Aligns executive with client and shareholder interests Encourages retention by vesting based on time and performance measures

Reflects assessment of company and individual performance

60% of equity awards for executive officers are performance-based. Vesting is tied to adjusted operating margin and Relative TSR

Our performance-based equity awards have a three-year performance period and three-year cliff vesting

2022 Proxy Statement 59

Our compensation philosophy and objectives

Compensation philosophy

Invesco’s compensation program is designed to support our multi-year strategic objectives and the behaviors and discipline that generate strong performance for our clients and shareholders by:

•	aligning the interests of our senior-level employees and NEOs with clients and shareholders through long-term equity awards and accumulation of meaningful share ownership;
•	balancing pay-for-performance with economic outcomes;
•	reinforcing our commercial viability by closely linking rewards to Invesco, business unit and individual results and performance;
•	attracting, recognizing and retaining talent by ensuring a meaningful mix of cash and deferred compensation; and
•	discouraging excessive risk-taking that would have a material adverse impact on our clients, shareholders or company.

Emphasis on deferrals

The committee has designed our executive compensation program so that a significant portion of an executive’s compensation is in the form of deferred incentives. The committee believes this appropriately aligns our executive’s interests with our shareholders as it focuses on long-term shareholder value creation.

60% - 70% of incentive compensation of our CEO and other NEOs is deferred. The committee has no pre-established policy or target on the compensation mix between pay elements.

Performance-based equity awards

60% of equity awards is performance-based. Vesting is tied to the following two performance measures — adjusted operating margin and relative TSR over a three-year period.

The committee believes tying vesting to both adjusted operating margin and relative TSR over a multi-year period aligns with shareholder interests and the following goals with respect to performance-based awards:

Relative TSR

•	tracks value created for shareholders as a quantitative measure
•	aligns with shareholder interests

Adjusted operating margin (AOM)

•	focuses discipline in corporate investments, initiatives and capital allocation
•	is consistent with the way the business is managed
•	is an important measure of overall strength of an asset manager
•	aligns with Invesco’s shareholder value framework
•	is a primary measure of focus of industry analysts
•	is improved through effective management over the long-term
•	more effectively avoids conflicts of interest with clients

Performance award vesting matrix

The number of shares that vest will equal the target award amount multiplied by the vesting percentage associated with the Average AOM and Relative TSR ranking on the chart below. Vesting may range from 0% to 150%. We believe that the linked vesting performance thresholds provides significant rigor to our incentive program, as payouts are not a range of outcomes but represent specific performance levels.

60 Invesco Ltd.

The below vesting matrix is for performance-based equity awards granted in February 2022 in connection with 2021 pay.

Absolute 3-year average AOM (%)	Relative TSR[1]
	Lowest	40% tile	55% tile	75% tile	Highest

≥ 41.0	100%	116%	133%	142%	150%

40.0	83%	103%	122%	133%	142%

39.0	67%	90%	111%	123%	133%

37.5	50%	75%	100%	113%	125%

36.0	33%	58%	83%	100%	117%

34.5	17%	42%	68%	88%	108%

≤ 33.0	0%	25%	50%	75%	100%
1	Points between the stated data points are determined by ratable straight line interpolation.

If Invesco’s Relative TSR is the lowest percentile and absolute 3-year average adjusted operating margin is 33% or less, then our CEO and each of our executives will not be entitled to a distribution of any shares or accrued dividends. In addition, if the company’s 3-year absolute TSR is negative, vesting will be capped at 100%.

The rigor of the thresholds, as well as the partial vesting of awards for failure to meet the target range and an upside opportunity for performance beyond the target range, align with the company’s operating plan and committee’s belief that the company’s performance-based awards demonstrate our pay-for-performance philosophy.

Below is a summary of the features of our performance-based equity awards:

Performance-based equity award features

Performance period	Three years

Performance metrics	Absolute adjusted operating margin and Relative TSR

Performance vesting range	0% - 150%; straight line interpolation used for actual result

Vesting	3-year cliff

Dividends	Deferred and paid only to the extent an award vests

Settlement	Shares

Clawback	Subject to clawback policy in the event of fraudulent or willful misconduct

See page 62 for a list of peers that we use for our performance-based equity awards.

Role of the compensation committee

The committee’s responsibilities include:

•	reviewing and making recommendations to the Board about the company’s overall compensation philosophy;
•	approving the company-wide incentive pool;
•	evaluating the performance of, and setting the compensation for, the CEO; and
•	overseeing management’s annual process for evaluating the performance of, and approving the compensation for, each of the other executive officers.

Role of the independent compensation consultant

The committee has engaged Johnson Associates, an independent consulting firm, to advise it on director and executive compensation matters. Johnson Associates assists the committee throughout the year by:

•	providing analysis and evaluation of our overall executive compensation program, including compensation paid to our directors and executive officers;
•	attending certain meetings of the committee and periodically meeting with the committee without members of management present;
•

providing the committee with market data and analysis that compares executive compensation paid by the company with that paid by other firms in the financial services industry, which we consider generally comparable to us; and

•	providing commentary regarding market conditions, market impressions and compensation trends.

2022 Proxy Statement 61

Under the terms of its engagement with the committee, Johnson Associates does not provide any other services to the company unless the committee has approved such services. No such other services were provided in 2021. The committee has considered various factors as required by NYSE rules as to whether the work of Johnson Associates with respect to director and executive compensation-related matters raised any conflict of interest. The committee has determined no conflict of interest was raised by the engagement of Johnson Associates.

Role of the executive officers

Our chief executive officer meets with the non-executive directors throughout the year to discuss executive performance and compensation matters, including proposals on compensation for individual executive officers (other than himself). Our chief executive officer and head of human resources work with the committee to implement our compensation philosophy. They also provide to the committee information regarding financial and investment performance of the company as well as our progress toward our long-term strategic objectives. Our chief financial officer assists as needed in explaining specific aspects of the company’s financial performance.

Market data

The committee, with assistance from Johnson Associates, reviews the composition of our peer group to ensure that the group continues to serve as an appropriate market reference for executive compensation purposes. In considering the composition of our peer group, the committee considers a broad set of comparators firms from several perspectives. The committee evaluates business model and scope, historical pay ranges, and competitors with whom we compete for talent.

Recent industry consolidation and a corresponding decline in the number of relevant peer firms, have created challenges in identifying a meaningful peer group. During the committee’s peer group assessment in 2021, emphasis was given to a narrower, exclusively investment management focused peer group. The peer group emphasizes pure asset management firms supplemented by firms with significant business overlap and similar scale.

The company’s peer group does not solely determine executive pay outcomes but is a reasonable reference point and one of multiple perspectives considered when determining executive (including NEO) pay.

Below is the compensation peer group that was used for 2021 as well as for the performance-based awards that were granted in February 2021 and February 2022:

Peer group
• AllianceBernstein[1]	• Goldman Sachs (Asset Management)	• Northern Trust[1]
• Bank of NY Mellon[1]	• Janus Henderson[1]	• State Street[1]
• BlackRock[1]	• Lazard[1]	• T. Rowe Price[1]
• Franklin Resources[1]	• Morgan Stanley (Investment Management)

1	Vesting for performance-based equity awards is calculated based on absolute adjusted operating margin and the TSR of the company and its designated peer group. The above firms comprise the designated peer group for purposes of determining relative TSR for performance-based equity awards.

62 Invesco Ltd.

Compensation policies and practices

Summary of executive compensation practices

Our executive compensation program reflects our commitment to responsible financial and risk management and is demonstrated by the following policies and practices:

What we do

✓	Align pay with performance
✓	Link incentive compensation to the firm’s performance
✓	Emphasize deferred compensation with long vesting periods in order to align executives with client and shareholder interests
✓	Robust performance measures
✓	Require 60% of equity awards for executive officers to be performance-based
✓	Maintain a clawback policy for executive officers for performance-based compensation
✓	Conduct a robust outreach program to provide shareholders and major proxy advisory firms with opportunities for feedback and insights on our executive compensation program
✓	Maintain significant stock ownership guidelines for our executive officers and non-executive directors
✓	Maintain a cap on cash bonuses for our executive officers and total compensation cap for our CEO
✓	Utilize “double triggers” for vesting of equity awards in the event of a change in control
✓	Retain an independent compensation consultant to assess our executive compensation program
✓	Maintain a comprehensive risk management program designed to identify, evaluate and control risks within our compensation programs

What we don’t do

×	No dividends or dividend equivalents on unvested performance-based awards
×	No tax gross ups
×	No short selling, hedging or pledging of company stock by insiders
×	No share recycling on stock options and stock appreciation rights
×	No reloads on stock options or SARs
×	No supplemental retirement benefits or retirement arrangements
×	No supplemental severance benefit arrangements outside of standard benefits
×	No repricing of stock options without shareholder approval
×	No excessive perquisites

Stock ownership policy

Our Executive Officer Stock Ownership Policy as in effect in 2021 requires the CEO to hold at least 250,000 shares of Invesco common stock. All other executives must hold at least 100,000 shares of Invesco common stock. As of December 31, 2021, all of our executives other than Mr. Giuliano have exceeded the stock ownership requirements. Based on current compensation levels, it is anticipated that Mr. Giuliano will attain the share ownership goals within the time period prescribed by the policy.

In February 2022, the compensation committee approved changes to the Executive Officer Stock Ownership Policy such that effective as of February 2022 (i) the CEO is required to achieve and thereafter maintain an ownership level that is equal to ten times the value of the current base salary of the CEO, and (ii) each executive other than the CEO is required to achieve and thereafter maintain an ownership level that is equal to five times the value of the current base salary of the executive. Executive officers are required to meet the new policy requirement within three years of the later of February 2022 or his or her first appointment as an executive officer. Until the ownership level is achieved, each executive officer is required to retain at least 100% of net vested shares.

Hedging policy

As part of our Insider Trading Policy, our hedging policy prohibits hedging or monetization transactions, such as zero-cost collars and forward sale contracts, involving our securities; however, limited exceptions are allowed. To date, no exceptions have been made. The hedging policy is in place for all of our directors, officers, employees and any of their respective (i) family members that reside in the same household as the individual, (ii) anyone else who lives in the household, (iii) family members outside of the household that the individual directs or influences control and (iv) any entities, including any corporations, partnerships or trusts that the individual influences or controls.

2022 Proxy Statement 63

Clawback policy

All performance-based equity awards held by our executive officers are subject to forfeiture or “clawback” provisions, which provide that any vested or unvested shares, any dividends and the proceeds from any sale of such shares, are subject to recovery by the company in the event that:

•	the company issues a restatement of financial results to correct a material error;
•	the committee determines that fraud or willful misconduct on the part of the employee was a significant contributing factor; and
•	some or all of the shares granted or received prior to such restatement would not have been granted or received based upon the restated financial results.

Benefits

All NEOs are entitled to receive medical, life and disability insurance coverage and other corporate benefits available to most of the company’s employees working in the same country. NEOs also are eligible to participate in the Employee Stock Purchase Plan on the same terms as the company’s other employees. In addition, the NEOs may participate in the 401(k) plan or similar retirement savings plans in the NEO’s home country.

Perquisites

The company provides limited perquisites to its NEOs to aid the executives in their execution of company business. The committee believes the value of perquisites is reasonable in amount and consistent with its overall compensation plan. Mr. Flanagan has personal use of company-provided aircraft. The company leases an airplane for which it pays direct operating expenses, monthly lease payments and management fees. Compensation attributed to our NEOs for 2021 perquisites is included in the All Other Compensation Table for 2021 on page 67.

Tax reimbursements

Invesco did not provide tax reimbursements for any perquisites or other compensation paid to our NEOs.

Tax deductibility of compensation

The committee considers the tax and accounting consequences of the compensation plans applicable to covered employees. Under Internal Revenue Code Section 162(m), compensation paid to certain covered employees of public companies in excess of $1 million in any tax year generally is not deductible. The performance-based pay exception to the deduction limit previously available under Section 162(m) is no longer available except with respect to certain grandfathered amounts which may continue to be deductible. No actions have been taken that were intended to impact the status of any grandfathered amounts.

Employment agreements

Martin L. Flanagan — Our CEO has an employment agreement with the company. Under the employment agreement, Mr. Flanagan is employed as President and Chief Executive Officer of the company. The agreement terminates upon the earlier of December 31, 2025 (the year in which Mr. Flanagan reaches age 65) or the occurrence of certain events, including death, disability, termination by the company for “cause” or termination by Mr. Flanagan for “good reason.”

The terms of Mr. Flanagan’s amended employment agreement provide:

•	an annual base salary of not less than $790,000;
•	the opportunity to receive an annual cash bonus award based on the achievement of performance criteria;
•	the opportunity to receive share awards based on the achievement of performance criteria;
•

eligibility to participate in incentive, savings and retirement plans, deferred compensation programs, benefit plans, fringe benefits and perquisites and paid vacation, all as provided generally to other U.S.-based senior executives of the company; and

•	certain stipulations regarding termination of employment that are described in Potential Payments Upon Termination or Change in Control.

In the event of his termination without “cause” or resignation for “good reason”, Mr. Flanagan is entitled to receive the following payments and benefits (provided he has not breached certain restrictive covenants):

•	his then-effective base salary through the date of termination;
•	a prorated portion of the greater of $4,750,000 or his most recent annual cash bonus;
•	immediate vesting of all outstanding share-based awards (with performance-based awards vested at 100% of target);
•	any compensation previously deferred under a deferred compensation plan (unless a later payout date is stipulated in his deferral arrangements);

64 Invesco Ltd.

•

a cash severance payment generally equal to the sum of (i) his base salary; (ii) the greater of $4,750,000 or his most recent annual cash bonus; and (iii) the amount of his most recent annual equity grant (unless the value thereof is less than 50% of the next previously-made grant, in which case the value of the next previously-made grant will be used);

•	continuation of medical benefits for him, his spouse and his covered dependents for a period of up to 36 months following termination;
•	any accrued vacation; and
•	any other vested amounts or benefits under any other plan or program.

Other NEOs — Our other NEOs are parties to employment arrangements that create salary continuation periods of six or twelve months in the event of involuntary termination of service other than for “cause” or unsatisfactory performance. See Potential payments upon termination or change in control.

Forfeiture appeal policy

The company maintains a forfeiture appeal policy which provides employees with a means to appeal the forfeiture of an incentive award that would otherwise be forfeited upon termination of employment – for retirement or any other reason – and a framework of guidelines for considering appeals made under the policy. The policy provides a process whereby “good leaver” and financial factors are considered in determining an appeal. In instances where an appeal is granted in part or in whole, the company will require that the employee agree to the following post-termination provisions: nondisclosure, non-recruitment, non-solicitation, non-disparagement, and noncompetition. The forfeiture appeal policy has been in place since 2011 and is administered by the compensation committee.

Potential payments upon termination or change in control

Generally, all participants in our global equity incentive plans who hold equity awards, including our NEOs, are eligible, under certain circumstances, for accelerated vesting in the event of a change of control of the company that is followed by involuntary termination of employment other than for “cause” or unsatisfactory performance or by voluntary termination for “good reason”.

Compensation committee report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the compensation committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021.

Respectfully submitted by the compensation committee:

C. Robert Henrikson (Chair)

Sarah E. Beshar

Thomas M. Finke

William F. Glavin, Jr.

Denis Kessler

Sir Nigel Sheinwald

Paula C. Tolliver1

G. Richard Wagoner, Jr.

Christopher C. Womack2

Phoebe A. Wood

1.	Ms. Tolliver joined the compensation committee effective May 13, 2021.
2.	Mr. Womack joined the compensation committee effective October 13, 2021.

2022 Proxy Statement 65

Summary compensation table for 2021

The following table sets forth information about compensation earned by our named executive officers during 2019, 2020 and 2021 in accordance with SEC rules. The information presented below may be different from compensation information presented in this Proxy Statement under the caption Executive compensation — Compensation discussion and analysis, as such section describes compensation decisions made in respect of the indicated year, regardless of when such compensation was actually paid or granted. For an explanation of the principal differences between the presentation in the Compensation discussion and analysis and the table below, please see the note on page 50.

Name and Principal Position	Year	Salary ($)[1]	Share awards ($)[2]	Non-equity incentive plan compensation ($)[3]	All other compensation ($)[4]	Total ($)

Martin L. Flanagan	2021	790,000	7,216,998	4,800,000	90,754	12,897,752
President and Chief	2020	790,000	7,755,984	3,093,000	108,118	11,747,102
Executive Officer	2019	790,000	6,909,962	3,704,000	114,987	11,518,949

L. Allison Dukes	2021	500,000	1,799,990	1,500,000	24,630	3,824,620
Senior Managing Director and Chief Financial Officer	2020	500,000	1,499,996	900,000	7,550	2,907,546

Andrew T.S. Lo	2021	461,513	2,941,908	2,100,000	68,683	5,572,104
Senior Managing Director	2020	462,398	2,941,920	1,400,000	69,536	4,873,854
and Head of Asia Pacific	2019	458,070	2,729,163	1,400,000	63,677	4,650,910

Gregory G. McGreevey	2021	450,000	3,149,966	2,800,000	44,807	6,444,773
Senior Managing Director,	2020	450,000	3,499,978	1,890,000	30,024	5,870,002
Investments	2019	450,000	2,749,364	2,100,000	30,309	5,329,673

Andrew R. Schlossberg	2021	450,000	2,456,963	2,100,000	67,322	5,074,285
Senior Managing Director,	2020	450,000	2,729,981	1,638,000	63,676	4,881,657
Head of the Americas	2019	450,000	2,186,395	1,820,000	87,966	4,544,361

1.	For each of the named executive officers, includes salary that was eligible for deferral, at the election of the named executive officer, under our 401(k) plan or similar retirement savings plan in the named executive officer’s country. For each of the named executive officers, salary is unchanged from 2020. For Mr. Lo, base salary is converted to U.S. dollars using an average annual exchange rate, which accounts for the different salary amounts shown despite the fact Mr. Lo’s salary has not charged during the periods shown.
2.	For share awards granted in 2021, includes (i) time-based equity awards that vest in four equal annual installments on each anniversary of the date of grant; and (ii) performance-based awards, which are subject to a three-year performance period (2021-2023) and vest on February 28, 2024. The value of performance-based awards is based on the grant date value and reflects the probable outcome of such conditions and represents the target level (100%) of achievement. If maximum level of performance had been assumed, the grant date fair value of the performance-based awards would have been: (i) $6,495,298 for Mr. Flanagan; (ii) $1,619,991 for Ms. Dukes; (iii) $2,647,724 for Mr. Lo; (iv) $2,834,975 for Mr. McGreevey; and (v) $2,211,273 for Mr. Schlossberg. See Grants of plan-based share awards for 2021 below for information about the number of shares underlying each of the equity awards. Grant date fair values were calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718 “Compensation — Stock Compensation” (“ACS 718”). The grant date fair value was calculated by multiplying the target number of shares granted by the closing price of the company’s common shares on the date of grant. The amounts disclosed do not reflect the value actually realized by the named executive officers. For additional information, please see Note 12 — “Common Share-Based Compensation” to the financial statements in our 2021 Annual Report on Form 10-K.
3.	Reflects annual cash bonus award earned for the year by the named executive officers and paid in February of the following year.
4.	The table below reflects the items that are included in the All Other Compensation column for 2021.

66 Invesco Ltd.

All other compensation table for 2021
Name	Insurance premiums ($)	Company contributions to retirement and 401(k) plans ($)[1]	Tax consultation ($)	Perquisites ($)[2]	Total all other compensation ($)

Martin L. Flanagan	10,380	23,400	—	56,974	90,754

L. Allison Dukes	1,230	23,400	—	—	24,630

Andrew T.S. Lo	7,984	53,309	7,390	—	68,683

Gregory G. McGreevey	7,698	23,400	—	13,709	44,807

Andrew R. Schlossberg	2,706	23,400	41,216	—	67,322

1.	Amounts of matching contributions paid by the company to our retirement savings plans are calculated on the same basis for all plan participants, including the named executive officers.
2.	Perquisites include the following:

With respect to Mr. Flanagan, includes $56,361 for his personal use of company-provided aircraft. The company leases an airplane for which it pays direct operating expenses and monthly lease payments and management fees. We calculate the aggregate incremental cost to the company for personal use based on the average variable costs of operating the airplane. Variable costs include fuel, repairs, travel expenses for the flight crews and other miscellaneous expenses. This methodology excludes fixed costs that do not change based on usage, such as depreciation, maintenance, taxes and insurance. Mr. Flanagan’s total also includes company-logo apparel of de minimus value.

With respect to Mr. McGreevey, includes $13,096 for lodging and transportation paid for by the company and company-logo apparel of de minimus value.

2022 Proxy Statement 67

Grants of plan-based share awards for 2021

The compensation committee granted equity awards to each of the named executive officers in the calendar year 2021. Equity awards are subject to transfer restrictions and are generally subject to forfeiture prior to vesting upon a recipient’s termination of employment. During the 24-month period following a change in control, all equity awards immediately become vested upon the recipient’s termination of employment (i) by the company without cause, or (ii) by the recipient for good reason.

The following table presents information concerning plan-based awards granted to each of the named executive officers during 2021.

			Estimated future payouts under non-equity incentive plan awards			Estimated future payout under equity incentive plan awards			All other share	Grant date fair value
	Grant	Type of	Threshold	Target	Maximum	Threshold	Target	Maximum	awards	of share

Name	date[1]	award[2]	(#) [3]	(#) [3]	(#) [3]	(#)[3]	(#)[3]	(#)[3]	(#)[4]	awards ($)[5]

Martin L.	02/28/21	Time	—	—	—	—	—	—	128,760	2,886,799
Flanagan	02/28/21	Performance	—	—	—	—	193,140	289,710	—	4,330,199

L. Allison	02/28/21	Time	—	—	—	—	—	—	32,114	719,996
Dukes	02/28/21	Performance	—	—	—		48,171	72,257		1,079,994

Andrew	02/28/21	Time	—	—	—	—	—	—	52,487	1,176,759
T.S. Lo	02/28/21	Performance	—	—	—	—	78,731	118,097	—	1,765,149

Gregory G.	02/28/21	Time	—	—	—	—	—	—	56,199	1,259,982
McGreevey	02/28/21	Performance	—	—	—	—	84,299	126,449	—	1,889,984

Andrew R.	02/28/21	Time	—	—	—	—	—	—	43,835	982,781
Schlossberg	02/28/21	Performance	—	—	—	—	65,753	98,630	—	1,474,182

1.	For equity awards granted on February 28, 2021, the compensation committee approved the awards on February 18, 2021.
2.	Time-based equity awards and performance-based awards were granted under the 2016 Global Equity Incentive Plan. Time-based equity awards are four-year awards that vest 25% each year on the anniversary of the date of grant. Performance-based equity awards are subject to a three- year performance period (2021-2023) and are scheduled to vest on February 28, 2024.
3.	NEO incentive compensation is based upon, among other things, the outcome of the company scorecard and the executive’s performance against his or her individual goals. The committee makes incentive pay decisions with respect to the executive’s annual cash bonus, subject to certain caps on the cash bonus portion, time-based equity and performance-based equity. For the cash bonus portion of the incentive award for our CEO, the maximum cash bonus is the lesser of $10 million or 30% of the CEO’s incentive compensation for the performance year. For the cash bonus portion of the incentive award for our NEOs other than our CEO, the maximum is 50% of total compensation for the performance year. Performance-based equity awards are tied to the achievement of specified levels of adjusted operating margin and Relative TSR. Vesting ranges from 0 to 150%; straight line interpolation to be used for actual results. Dividend equivalents are deferred for such performance-based equity awards and will be paid at the same rate as on our shares if and to the extent an award vests.
4.	Dividends and dividend equivalents on unvested time-based equity awards are paid at the same time and rate as on our common shares to our shareholders.
5.	The closing market price on the date of grant was $22.42. The grant date fair value is the total amount that the company will recognize as expense under applicable accounting requirements if the share awards fully vest. This amount is included in our Summary Compensation Table each year. Grant date fair values were calculated in accordance with ASC 718. The grant date fair value is calculated by multiplying the number of shares granted by the closing price of our common shares on the day the award was granted. With espect to the performance-based equity awards, the grant date fair value also represents the probable outcome of such performance conditions and represents the target (100%) level of achievement.

68 Invesco Ltd.

Outstanding share awards at year-end for 2021

The following table provides information as of December 31, 2021 about the outstanding equity awards held by our named executive officers.

Name	Footnote	Grant Date	Number of shares or units that have not vested (#)	Market value of shares or units that have not vested ($)	Equity incentive plan awards that have not vested (#)	Market value of equity incentive plan awards that have not vested ($)

Martin L.	1	02/28/18	33,478	770,664	—	—

Flanagan	2	02/28/19	89,276	2,055,134	—	—

	3	02/28/19	—	—	178,552	4,110,267

	4	02/28/20	201,979	4,649,557	—	—

	3	02/28/20	—	—	269,305	6,199,401

	5	02/28/21	128,760	2,964,055	—	—

	3	02/28/21	—	—	193,140	4,446,083

Total			453,493	10,439,410	640,997	14,755,751

L. Allison Dukes	4	05/15/20	167,910	3,865,288	—	—

	5	02/28/21	32,114	739,264	—	—

	3	02/28/21	—	—	48,171	1,108,896

Total			200,024	4,604,552	48,171	1,108,896

Andrew T.S. Lo	1	02/28/18	10,099	232,479	—	—

	2	02/28/19	35,261	811,708	—	—

	3	02/28/19	—	—	70,521	1,623,393

	4	02/28/20	76,613	1,763,631	—	—

	3	02/28/20	—	—	102,150	2,351,493

	5	02/28/21	52,487	1,208,251	—	—

	3	02/28/21	—	—	78,731	1,812,388

Total			174,460	4,016,069	251,402	5,787,274

Gregory G.	1	02/28/18	10,115	232,847	—	—

McGreevey	2	02/28/19	35,522	817,716	—	—

	3	02/28/19	—	—	71,043	1,635,410

	4	02/28/20	91,146	2,098,181	—	—

	3	02/28/20	—	—	121,527	2,797,552

	5	02/28/21	56,199	1,293,701	—	—

	3	02/28/21	—	—	84,299	1,940,563

Total			192,982	4,442,445	276,869	6,373,525

Andrew R.	1	02/28/18	8,298	191,020	—	—

Schlossberg	2	02/28/19	28,248	650,269	—	—

	3	02/28/19	—	—	56,496	1,300,538

	4	02/28/20	71,094	1,636,584	—	—

	3	02/28/20	—	—	94,791	2,182,089

	5	02/28/21	43,835	1,009,082	—	—

	3	02/28/21	—	—	65,753	1,513,634

Total			151,475	3,486,955	217,040	4,996,261

1.	February 28, 2018. Time-based share award vests in four equal installments. As of December 31, 2021, the unvested share award represents 25% of the original grant.
2.	February 28, 2019. Time-based share award vests in four equal installments. As of December 31, 2021, the unvested share award represents 50% of the original grant.
3.	Performance-based share award vests in one installment. As of December 31, 2021, the unvested share award represents 100% of the target award.
4.	February 28, 2020 and May 15, 2020. Time-based share award vests in four equal installments. As of December 31, 2021, the unvested share award represents 75% of the original grant.
5.	February 28, 2021. Time-based share award vests in four equal installments. As of December 31, 2021, the unvested share award represents 100% of the original grant.

2022 Proxy Statement 69

Shares vested for 2021

The following table provides information about equity awards held by our named executive officers that vested in 2021.

	Share Awards

Name	Grant Date	Type of Award	Vesting Date	Number of shares acquired on vesting[1]	Value realized on vesting ($)

Martin L. Flanagan	2/28/17	Time	2/28/21	39,987	896,509

	2/28/18	Time	2/28/21	33,477	750,554

	2/28/19	Time	2/28/21	44,638	1,000,784

	2/28/20	Time	2/28/21	67,326	1,509,449

	2/28/18	Performance	2/28/21	133,909	3,002,240

Total				319,337	7,159,536

L. Allison Dukes	5/15/20	Time	5/15/21	55,970	1,564,921

Total				55,970	1,564,921

Andrew T.S. Lo	2/28/17	Time	2/28/21	11,898	266,753

	2/28/18	Time	2/28/21	10,098	226,397

	2/28/19	Time	2/28/21	17,630	395,265

	2/28/20	Time	2/28/21	25,537	572,540

	2/28/18	Performance	2/28/21	40,394	905,633

Total				105,557	2,366,588

Gregory G.	2/28/17	Time	2/28/21	17,669	396,139

McGreevey	2/28/18	Time	2/28/21	10,114	226,756

	2/28/19	Time	2/28/21	17,761	398,202

	2/28/20	Time	2/28/21	30,381	681,142

	2/28/18	Performance	2/28/21	40,457	907,046

Total				116,382	2,609,285

Andrew R.	2/28/17	Time	2/28/21	7,339	164,540

Schlossberg	3/15/17	Time	3/15/21	1,385	36,010

	2/28/20	Time	8/31/21	23,697	600,008

	2/28/18	Time	8/31/21	8,297	210,080

	2/28/19	Time	8/31/21	14,124	357,620

	2/28/18	Performance	2/28/21	33,189	744,097

Total				88,031	2,112,355

1.	Represents vesting at 100% for both time-based and performance-based awards.

70 Invesco Ltd.

Potential payments upon termination or change in control for 2021

The following table summarizes the estimated payments to be made under each agreement, plan or arrangement in effect as of December 31, 2021 which provides for payments to a named executive officer at, following or in connection with a termination of employment or a change in control. We do not report any amount to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms or operation in favor of our named executive officers and which is available generally to all salaried employees. This analysis assumes that the named executive officer’s date of termination is December 31, 2021, and the price per share of our common shares on the date of termination is the closing price of our common shares on the NYSE on that date, which was $23.02.

Potential payments upon termination or change in control of the company

Benefit and payments upon termination [1]	Death or disability ($)	Voluntary termination without good reason ($)	Termination by executive for good reason or involuntary termination by the company without cause ($)[2]	Change in control ($)[3]

Martin L. Flanagan

Annual cash bonus[4]	4,750,000	4,750,000	4,750,000	—

Cash severance[5]	—	—	12,756,998	—

Value of equity acceleration	25,195,160	—	25,195,160	25,195,160

Value of benefits[6]	—	—	80,560	—

L. Allison Dukes

Value of equity acceleration	5,713,449	—	5,713,449	5,713,449

Andrew T.S. Lo

Value of equity acceleration	9,803,343	—	9,803,343	9,803,343

Gregory G. McGreevey

Value of equity acceleration	10,815,970	—	10,815,970	10,815,970

Andrew R. Schlossberg

Value of equity acceleration	8,483,215	—	8,483,215	8,483,215

1.	Under the terms of the employment agreement with Mr. Flanagan (the “Flanagan Agreement”), Mr. Flanagan is entitled to certain benefits upon termination of employment. Following any notice of termination, Mr. Flanagan would continue to receive salary and benefits compensation, and the vesting periods with respect to any outstanding share awards would continue to run, in the normal course until the date of termination. See Employment agreements and Potential payments upon termination or a change in control.

Each of Ms. Dukes and Messrs. Lo, McGreevey, and Schlossberg is a party to an agreement that provides for a termination notice period of either six or twelve months. Following any notice of termination, the employee would continue to receive salary and benefits compensation, and the vesting periods with respect to any outstanding share awards would continue to run, in the normal course until the date of termination.

In accordance with SEC rules, the information presented in this table assumes a termination date of December 31, 2021 and that the applicable notice had been given prior to such date.

2.	Assumes termination for “good reason” or a termination by the company other than for cause or unsatisfactory performance following a change in control. We do not provide excise tax “gross up.”
3.	Payment would only be made in the event that the share award was not assumed, converted or replaced in connection with a change in control. We do not provide excise tax “gross up.”
4.	Under the Flanagan Agreement, Mr. Flanagan is entitled to an annual cash bonus that is equal to the greater of $4,750,000 or his most recent annual cash bonus upon certain terminations of employment and which is prorated based on the number of days that have elapsed in the year in which the termination occurs.
5.	Under the Flanagan Agreement, Mr. Flanagan’s severance payment is equal to the sum of (i) his base salary; (ii) the greater of $4,750,000 or his most recent annual cash bonus; and (iii) the fair market value at grant of his most recent equity award.
6.	Under the Flanagan Agreement, Mr. Flanagan and his covered dependents are entitled to medical benefits for a period of 36 months following termination. Represents cost to the company for reimbursement of such medical benefits.

2022 Proxy Statement 71

CEO pay ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation S-K of the Exchange Act, we are providing the following information about the relationship of the annual total compensation of Mr. Martin L. Flanagan, our Chief Executive Officer (our “CEO”), and our employees (other than our CEO):

For 2021, our last completed year:

•	the annual total compensation of our median employee (other than our CEO), was $187,854, and
•	the annual total compensation of our CEO as reflected in the 2021 Summary Compensation Table was $12,897,752.

As a result for 2021, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee (other than our CEO) was 69 to 1.

72 Invesco Ltd.

Proposal

3

We are asking our shareholders to make a total of 3,715,137 common shares available for purchase under our ESPP

Approval of the amended and restated Invesco Ltd. 2012 Employee Stock Purchase Plan

General

The Invesco Ltd. 2012 Employee Stock Purchase Plan (the “Current Plan”) is a non-qualified employee stock purchase plan that was originally approved by our shareholders in 2012.

We are asking our shareholders to vote in favor of the Invesco Ltd. 2012 Employee Stock Purchase Plan, as amended and restated (“ESPP”), to

•	increase the number of shares of company common stock available for issuance by 3 million shares, and
•	make non-material changes to the manner in which the ESPP is administrated.

The complete text of the ESPP is attached as Appendix B to this Proxy Statement.

Number of shares of common stock under the ESPP

If our shareholders approve the ESPP, the maximum number of shares available for purchase will be 3,715,137 common shares, which includes 715,137 shares available for purchase under the Current Plan as of March 1, 2022. The 3,715,137 common shares requested represents less than 1% of our common shares outstanding as of December 31, 2021.

We believe that it is in the best interests of our shareholders to limit potential dilution and seek shareholder approval for additional ESPP shares on a more frequent basis. See Participation; historic share usage; and run rate for more information about our Current Plan share usage.

Expected duration of requested shares; impact on dilution

We expect that the requested share replenishment will last for five years and that we will seek shareholder approval to replenish the plan reserves at our 2027 Annual General Meeting. The Board believes that the potential dilution resulting from the requested shares is reasonable and that the issuance of these shares will provide an incentive for our employees to increase their share ownership in the company.

Why we support the ESPP proposal

We believe that the ESPP aligns the long-term interests of our employees with those of our shareholders. Although a significant portion of our senior-level employees already own common shares of the company, the ESPP provides an incentive for other employees to purchase an equity interest in the company and increase that equity interest over time. We believe that the ownership of shares purchased under the ESPP aligns the interests of our employees with those of our shareholders and creates long-term shareholder value.

We believe that the ESPP encourages employee retention. If approved by shareholders, the ESPP will continue to enable employees to set aside a portion of their regular earnings through periodic payroll deductions over a specified period and use those amounts to purchase common shares of the company at a discount. Because employees generally need to be employed by the company at the end of the applicable period to obtain the benefit of the discount, we believe that the ESPP will provide an incentive for employees to continue their employment with the company and will promote a stable, motivated workforce that will benefit all shareholders.

Administrative amendments seek to bolster employee participation. We are seeking to increase shareholder participation in the ESPP. The Current Plan provides for annual offerings for consecutive 12-month periods with shares being purchased at a 15% discount.

2022 Proxy Statement 73

The ESPP is designed so that it will permit periodic offerings of less than 12 months at a discount of up to 20% as determined by the compensation committee. We believe that shorter offering periods and a potentially greater discount will encourage participation, especially among employee groups who currently do not hold any common shares.

Key features of the ESPP

The below table describes features of the ESPP.

Proposed Plan

Tax status
Nonqualified

Plan duration and authorized shares
5 years; 3,715,137 shares
Fixed number of shares – no evergreen provision

Administration by independent compensation committee
Administered by the compensation committee, which is composed entirely of independent directors who meet SEC and NYSE standards for independence, or its delegate

Discount
Not more than 20% (discount to be set by Compensation Committee)

Offering period
Potential for shorter offering periods

Maximum contribution
$6,000 per offering

Maximum share purchase
1,000 shares per offering

No transferability of ESPP options
Prohibits transfer of ESPP options or contributions other than by will or laws of descent and distribution

No repricing of ESPP options
No repricing of ESPP options without shareholder approval

Change in control
Accumulated contributions returned to employees

Historic use of ESPP shares

When considering the number of shares to add to the ESPP, the compensation committee reviewed, among other things, historic ESPP share usage as well as projected future share usage.

We recognize the dilutive impact of our plan on our shareholders. However, we believe that our historic share usage is prudent and in the best interests of our shareholders.

Participation; historic share usage; and run rate

Participation. Since the inception of the Current Plan in 2012, participation in the plan has ranged from 16%–20% of our eligible employees. Our eligible employee population has grown from 5,900 eligible employees in 2012 to 7,100 eligible employees in 2021 (an increase of approximately 20%).

74 Invesco Ltd.

Historic share usage. The Current Plan authorizes the issuance of a total of 3 million shares. As noted above, since the inception of the Current Plan, we have issued an aggregate of 2.3 million common shares.

Run rate. “Run rate” provides a measure of our annual plan share utilization relative to the number of shares outstanding. In each of the three years shown below, shares issued represent less than 1% of shares outstanding.

(share amounts in millions)	2021	2020	2019

Current Plan shares issued	0.2	0.7	0.3

Weighted average shares outstanding (basic)	462.8	459.5	437.8

Information regarding equity compensation plans

The following table sets forth information, as of December 31, 2021, about common shares that may be issued under our existing equity compensation plans.

Name of plan	Approved by security holders [1]	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding outstanding options) [2]

2016 Global equity incentive plan	✓	N/A	N/A	16,347,455

2012 Employee stock purchase plan	✓	N/A	N/A	715,137

2010 Global equity incentive plan (ST)		N/A	N/A	3,243,089

Total		N/A	N/A	20,305,681

1.	With respect to the 2010 Global Equity Incentive Plan (ST), shares are issued only as employment inducement awards in connection with a strategic transaction and, as a result, do not require shareholder approval under the rules of the New York Stock Exchange or otherwise.
2.	Excludes unvested restricted stock awards and unvested restricted stock units.

Summary of terms of the ESPP

The following is a summary of the material features of the ESPP. This summary is not intended to be complete and is qualified in its entirety by reference to the ESPP, a copy of which is attached as Appendix B to this Proxy Statement and which is incorporated herein by reference thereto.

General. The ESPP is not intended to qualify as an “employee stock purchase plan” within the meaning section 423 of the U.S. Internal Revenue Code (“Code”), and options granted under the ESPP are not intended to qualify for favorable tax treatment under the laws of any country.

Eligibility and participation. All individuals who are employees of the company (or any subsidiary or affiliate of the company that participates in the ESPP) on the last day of the period designated by the compensation committee for enrollment in the ESPP and who meet such other eligibility criteria established by the compensation committee will be eligible to participate in the ESPP. In May 2021 (as of the time of the most recent Current Plan enrollment), approximately 7,100 employees were eligible to participate in the ESPP.

2022 Proxy Statement 75

Offerings. Each offering will begin and end on dates that are specified by the compensation committee before the commencement of the offering period. Under the Current Plan, offerings are for a period of 12 months. Under the ESPP, we would like the flexibility to have periodic offerings of shorter duration.

Each participant will make an election before the offering commencement date to have the participant’s employer deduct a specified amount from the participant’s base salary or regular earnings on an after-tax basis during each payroll period during the offering. The maximum amount that may be credited to a participant’s account during any single offering period may not exceed US $6,000 (or an equivalent amount in the local currency in which the participant is normally paid) or such lesser amount as established by the committee. A participant’s election generally cannot be changed during an offering unless the participant withdraws from the ESPP or suspends deductions, as explained below.

On each offering commencement date, the company will grant to each participant an option to purchase the number of shares that can be purchased with the amounts credited to the participant’s account on the offering termination date at the applicable purchase price. Under the Current Plan, the purchase price is 85% of the fair market value on the offering termination date. Under the ESPP, we would like to have the flexibility to have the compensation committee set the purchase price to be not less than 80% of the fair market value of a common share of the company on the offering termination date. Under no circumstances, however, may a participant purchase more than 1,000 shares during any offering.

On the offering termination date, the option held by a participant will be exercised automatically to purchase the number of full shares that can be purchased at the applicable purchase price on that date. Shares acquired upon the exercise of an option will be delivered as soon as practicable. Any amounts remaining in the participant’s account after exercise will be returned to the participant.

Once the participant option is granted and the purchase price set, the company may not modify it except as provided in Section 7(c) of the ESPP.

Voluntary withdrawal; voluntary suspension. A participant may withdraw from the ESPP or suspend contributions by giving a notice of withdrawal or suspension. With respect to withdrawals, upon receipt of such notice, the participant’s option will be canceled immediately, and all amounts credited to the participant’s account will be returned to the participant. With respect to suspensions, upon receipt of such notice, the participant’s accumulated contributions will be used to purchase shares on the offering termination date. A participant who withdraws from the ESPP or suspends contributions during an offering will be prohibited from participating again in that offering and from making any further contributions during the offering. The participant may participate in future offerings by complying with enrollment procedures.

Termination of employment and leaves of absence. If a participant terminates employment with the company and all subsidiaries and affiliates due to death, disability or a reduction in force, the participant (or the participant’s beneficiary, if applicable) may choose either to (i) withdraw from the ESPP, as described above or (ii) permit the exercise of the participant’s option on the offering termination date. If a participant terminates employment for any other reason, the participant’s option will be canceled, and the amounts in the participant’s account will be returned to the participant.

If a participant takes an approved leave of absence, the participant may choose to (i) withdraw voluntarily from the ESPP, as described above, (ii) continue payroll deductions (or contributions, if applicable) with respect to the offering and exercise the participant’s option on the offering termination date or (iii) discontinue payroll deductions (or contributions) but exercise the participant’s option on the offering termination date with the amounts then credited to the participant’s account.

76 Invesco Ltd.

Shares subject to the ESPP. We are asking our shareholders to approve the ESPP which will authorize up to 3,715,137 shares. As noted above, as of March 1, 2022, 715,137 common shares remained available for grant.

Shares issued under the ESPP may be shares that are authorized but unissued shares or shares held by the company as treasury shares.

The number of common shares authorized for issuance under the ESPP, as well as the number of shares subject to outstanding options and the annual limitation on grants to any single individual (if any), are subject to equitable adjustment upon the occurrence of any stock dividend or other distribution, recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange or other similar corporate transaction or event.

Change in Control. In the event of a change in control or disaffiliation, the option of each employee (in the case of a change in control) or each employee who is employed by the affiliate or business division that ceases to be an affiliate or business division (in all other instances), will be cancelled immediately and all contributions returned to the impacted employees as soon as administratively practicable.

Non-transferability. Awards under the ESPP cannot be sold, assigned, transferred or pledged or otherwise encumbered, except by will and laws of descent and distribution.

Administration. The ESPP will continue to be administered by the compensation committee of the Board (or its delegate) or a subcommittee of the Board that is appointed by the Board to be the committee for the ESPP. The compensation committee is authorized to determine the subsidiaries and affiliates of the company that will participate in the ESPP, the eligibility of employees to participate in the ESPP, the number of shares that participants may purchase under the ESPP and the terms and conditions under which such shares may be purchased. In addition, the compensation committee is authorized to take all other actions that are necessary or appropriate to administer the ESPP. To the extent permitted by applicable law, the compensation committee may delegate its administrative authority to any person or group of persons that it selects, and that person or group will be deemed to be the compensation committee to the extent of its authority.

Amendment and termination. The Board or the compensation committee may amend, terminate or cancel the ESPP or any option at any time, provided, however, that any amendment implementing a change for which shareholder approval is required will not be effective unless shareholder approval is obtained. Upon the termination or cancellation of the ESPP or any option, the Board or the compensation committee will have the discretion to determine whether to return amounts held in participants’ accounts or to accelerate the offering termination date and permit the exercise of the outstanding options to the extent that the acceleration would not result in unfavorable tax treatment.

Offerings outside of U.S. It is expected that the compensation committee will continue to permit employees who are located outside of the U.S. to participate in the ESPP under term and conditions substantially similar to those applicable to U.S. participants.

Term of the ESPP. If approved by shareholders, the ESPP will become effective as of the date that the shareholders give their approval, and no options will be granted under the ESPP after the five-year anniversary of that date.

U.S. Federal income tax consequences

The following discussion is intended only as a general summary of the material U.S. federal income tax consequences of options issued under the ESPP for the purposes of shareholders considering how to vote on this proposal. It is not intended as tax guidance to participants in the ESPP. This summary does not take into account certain circumstances that may change the income tax treatment of options for individual participants, and it does not describe the state income tax consequences of any option or the taxation of options in jurisdictions outside of the U.S.

2022 Proxy Statement 77

Income to participants. The grant of an option under the ESPP generally has no tax consequences for a participant or the company. Upon the exercise of an option, a participant will generally recognize ordinary income equal to the fair market value of the shares acquired on the date of exercise, less the amount paid for the shares. The ESPP is not intended to be an employee stock purchase plan within the meaning of Code section 423, and it is not intended to provide participants with favorable tax treatment under the tax laws of any other country.

Deductions by the company. The company will generally be entitled to a deduction equal to the amount included in the ordinary income of participants.

Anticipated grants

If the ESPP is approved by our shareholders, we expect that the first offering will commence, and options will be granted under the ESPP, in July 2022. Because the number of shares that participants in the ESPP will be permitted to purchase pursuant to options granted during this offering will depend on the amounts that the participants elect to contribute under the ESPP (not to exceed US $6,000 per participant) and the fair market value of our shares on the last day of the offering, we cannot now anticipate the aggregate number of shares that may be purchased during this offering, nor can we anticipate the number of shares, if any, that our named executive officers or other senior officers may purchase during this offering. For shares issued during our most recently completed offering under the Current Plan, please see Run Rate table above. The closing price of our shares on the New York Stock Exchange on March 10, 2022 was $20.06 per share.

Recommendation of the Board
FOR	The Board of Directors unanimously recommends a vote “FOR” the approval of the employee stock purchase plan, as amended and restated.

Vote required: This proposal requires the affirmative vote of a majority of votes cast at the Annual General Meeting.

78 Invesco Ltd.

Proposal

4

Appointment of independent registered public accounting firm

General

The audit committee of the Board has proposed the appointment of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm to audit the company’s consolidated financial statements for the year ending December 31, 2022 and to audit the company’s internal control over financial reporting as of December 31, 2022. During and for the year ended December 31, 2021, PwC audited and rendered opinions on the financial statements of the company and certain of its subsidiaries. PwC also rendered an opinion on the company’s internal control over financial reporting as of December 31, 2021. In addition, PwC provides the company with tax consulting and compliance services, accounting and financial reporting advice on transactions and regulatory filings and certain other services not prohibited by applicable auditor independence requirements. See Fees paid to independent registered public accounting firm. Representatives of PwC are expected to be present at the Annual General Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

Recommendation of the Board
FOR	The Board of Directors unanimously recommends a vote “FOR” the appointment of PwC as the company’s independent registered public accounting firm for the year ending December 31, 2022.

Vote required: This proposal requires the affirmative vote of a majority of votes cast at the Annual General Meeting. If the appointment is not approved, the audit committee will reconsider the selection of PwC as the company’s independent registered public accounting firm.

2022 Proxy Statement 79

Fees paid to independent registered public accounting firm

The audit committee of the Board, with the approval of the shareholders, engaged PwC to perform an annual audit of the company’s consolidated financial statements for 2021. The following table sets forth the approximate aggregate fees billed or expected to be billed to the company by PwC for 2021 and 2020, for the audit of the company’s annual consolidated financial statements and for other services rendered by PwC in 2021 and 2020.

	Year ($ in millions)[5]

	2021	2020

Audit fees[1]	5.9	6.0

Audit-related fees[2]	2.1	2.3

Tax fees[3]	0.9	2.1

All other fees[4]	0.1	0.1

Total fees	9.0	10.5

1

The 2021 audit fees amount includes approximately $3.2 million (2020: $3.3 million) for audits of the company’s consolidated financial statements and $2.6 million (2020: $2.5 million) for statutory audits of subsidiaries.

2

Audit-related fees consist of attest services not required by statute or regulation, audits of employee benefit plans and accounting consultations in connection with new accounting pronouncements and acquisitions.

3	Tax fees consist of compliance and advisory services.
4

In 2021, all other fees relate primarily to general information, such as surveys (participant or recipient) and subscription services, such as Viewpoint, Tax Policy on Demand, disclosure checklist licenses and AWM Compliance Workbench.

5	These amounts do not include fees paid to PwC associated with audits conducted on certain of our affiliated investment companies, unit trusts and partnerships.

Pre-approval process and policy

The Invesco audit committee has adopted policies for pre-approving (the “Pre-Approval Policy”) all services provided by Invesco’s independent auditors, in order to conclude that the provision of auditor services are compatible with the audit firm’s independence for conducting the audit function. The policy sets forth the audit committee’s responsibility for pre-approval of audit, audit related, tax and other services performed by the independent registered public accounting firm. It provides that, before the company engages the independent auditor to render any service, the engagement must either be specifically approved by the audit committee or fall into one of the defined categories that have been pre-approved. In the intervals between scheduled meetings of the audit committee, the audit committee has delegated pre-approval authority under the Pre-Approval Policy to the audit committee chair, who reports any approved services to the audit committee at the next scheduled meeting.

80 Invesco Ltd.

Report of the audit committee

Membership and role of the Audit Committee

The audit committee of the Board consists of Phoebe A. Wood (Chair), Sarah E. Beshar, Thomas M. Finke, William F. Glavin, Jr., C. Robert Henrikson, Sir Nigel Sheinwald, Paula C. Tolliver, G. Richard Wagoner, Jr. and Christopher C. Womack. Each of the members of the audit committee is independent as such term is defined under the NYSE listing standards and applicable law. The primary purpose of the audit committee is to assist the Board of Directors in fulfilling its responsibility to oversee (i) the company’s financial reporting, auditing and internal control activities, including the integrity of the company’s financial statements, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the company’s internal audit function and independent auditor, and (iv) the company’s compliance with legal and regulatory requirements. The audit committee’s function is more fully described in its written charter, which is available on the company’s website.

Review of the company’s audited consolidated financial statements for the year ended December 31, 2021

The audit committee has reviewed and discussed the audited financial statements of the company for the year ended December 31, 2021 with the company’s management. The audit committee has also performed the other reviews and duties set forth in its charter. The audit committee has discussed with PricewaterhouseCoopers LLP (“PwC”), the company’s independent registered public accounting firm, the matters required to be discussed by professional auditing standards. The audit committee has also received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed the independence of PwC with that firm. Based on the audit committee’s review and discussions noted above, the audit committee recommended to the Board of Directors that the company’s audited consolidated financial statements be included in the company’s Annual Report for filing with the SEC.

Respectfully submitted by the audit committee:

Phoebe A. Wood (Chair)

Sarah E. Beshar

Thomas M. Finke

William F. Glavin, Jr.

C. Robert Henrikson

Sir Nigel Sheinwald

Paula C. Tolliver1

G. Richard Wagoner, Jr.

Christopher C. Womack2

1.	Ms. Tolliver joined the audit committee effective May 13, 2021.
2.	Mr. Womack joined the audit committee effective October 13, 2021.

2022 Proxy Statement 81

General information regarding the annual general meeting

Questions and answers about voting your common shares

Q. Why did I receive this Proxy Statement?

You have received these proxy materials because Invesco’s Board of Directors is soliciting your proxy to vote your shares at the Annual General Meeting on May 12 , 2022. This proxy statement includes information that is designed to assist you in voting your shares and information that we are required to provide to you under SEC rules.

Q. What is a proxy?

A “proxy” is a written authorization from you to another person that allows such person (the “proxy holder”) to vote your shares on your behalf. The Board of Directors is asking you to allow any of the following persons to vote your shares at the Annual General Meeting: G. Richard Wagoner, Jr., Chair of the Board of Directors; Martin L. Flanagan, President and Chief Executive Officer; L. Allison Dukes, Senior Managing Director and Chief Financial Officer and Kevin M. Carome, Senior Managing Director and General Counsel.

Q. Why did I not receive my proxy materials in the mail?

As permitted by rules of the SEC, Invesco is making this Proxy Statement and its Annual Report on Form 10-K for the year ended December 31, 2021 (“Annual Report”) available to its shareholders electronically via the Internet. The “e-proxy” process expedites shareholders’ receipt of proxy materials and lowers the costs and reduces the environmental impact of our Annual General Meeting.

Beginning on March 25, 2022, we mailed to shareholders of record as of the close of business on March 14, 2022 (“Record Date”) a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this Proxy Statement, our Annual Report and other soliciting materials via the Internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions included in the Notice to request such materials.

Q. Who is entitled to vote?

Each holder of record of Invesco common shares on the Record Date for the Annual General Meeting is entitled to attend and vote at the Annual General Meeting.

Q. What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?

•	Shareholders of record. You are a shareholder of record if at the close of business on the Record Date your shares were registered directly in your name with Computershare, our transfer agent.
•

Beneficial owner. You are a beneficial owner if at the close of business on the Record Date your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like most of our shareholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals, but not all. Please see What if I return a signed proxy or voting instruction card, but do not specify how my shares are to be voted? for additional information.

•

Invesco has requested banks, brokerage firms and other nominees who hold Invesco common shares on behalf of beneficial owners of the common shares as of the close of business on the Record Date to forward the Notice to those beneficial owners. Invesco has agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.

Q. How many votes do I have?

Every holder of a common share on the Record Date will be entitled to one vote per share for each Director to be elected at the Annual General Meeting and to one vote per share on each other matter presented at the Annual General Meeting. On the Record Date there were 454,962,252 common shares outstanding and entitled to vote at the Annual General Meeting.

82 Invesco Ltd.

Q. What proposals are being presented at the Annual General Meeting?

Invesco intends to present proposals numbered one through four for shareholder consideration and voting at the Annual General Meeting. These proposals are for:

1 Election of eleven (11) members of the Board of Directors;

2 Advisory vote to approve the company’s executive compensation;

3 Amendment and restatement of the Invesco Ltd. 2012 Employee Stock Purchase Plan to replenish share reserves; and

4 Appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm.

Other than the matters set forth in this Proxy Statement and matters incident to the conduct of the Annual General Meeting, Invesco does not know of any business or proposals to be considered at the Annual General Meeting. If any other business is proposed and properly presented at the Annual General Meeting, the proxies received from our shareholders give the proxy holders the authority to vote on such matter in their discretion.

Q. How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•	FOR the election of the eleven (11) directors nominated by our Board and named in this proxy statement;
•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;
•	FOR the amendment and restatement of the Invesco Ltd. 2012 Employee Stock Purchase Plan to replenish share reserves; and
•	FOR appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm.

Q. How do I attend the Annual General Meeting?

All shareholders are invited to attend the Annual Meeting. An admission ticket (or other proof of share ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only shareholders who own company common stock as of the close of business on the Record Date and invited guests will be entitled to attend the meeting. An admission ticket will serve as verification of your ownership. We will be following COVID protocols for the Annual Meeting, which will be published on the company website prior to the meeting date. Registration will begin at 12:00 p.m. Eastern Time and the Annual Meeting will begin at 1:00 p.m. Eastern Time.

•

If your company shares are registered in your name and you received or accessed your proxy materials electronically via the Internet, click the appropriate box on the electronic proxy card or follow the telephone instructions when prompted and an admission ticket will be held for you at the check-in area at the Annual Meeting.

•

If you received your proxy materials by mail and voted by completing your proxy card and checked the box indicating that you plan to attend the meeting, an admission ticket will be held for you at the check-in area at the Annual Meeting.

•

If your company shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the Annual Meeting if you bring a recent bank or brokerage statement showing that you owned our common stock on the Record Date. You should report to the check-in area for admission to the Annual Meeting.

•

You may submit your proxy in advance of the Annual Meeting via the Internet, by phone or by mail by following the instructions included on your proxy card or notice of Internet availability. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting using one of the methods described in the proxy materials.

Q. How do I vote and what are the voting deadlines?

You may vote your shares in person at the Annual General Meeting or by proxy. There are three ways to vote by proxy:

•

Via the internet: You can submit a proxy via the Internet until 11:59 p.m. Eastern Time on May 11, 2022, by accessing the web site http://www.envisionreports.com/IVZ and following the instructions you will find on the web site. Internet proxy submission is available 24 hours a day. You will be given the opportunity to confirm that your instructions have been properly recorded.

•	By telephone: You can submit a proxy by telephone until 11:59 p.m. eastern time on May 11, 2022, by calling toll-free 1-800-652-VOTE (8683) (from the U.S. and Canada) and following the instructions.
•

By mail: If you have received your proxy materials by mail, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your common shares in an account with a bank or broker (i.e., in “street name”), you can vote by following the instructions on the voting instruction card provided to you by your bank or broker. Proxy cards returned by mail must be received no later than the close of business on May 12, 2022.

Even if you plan to participate in the Annual General Meeting, we encourage you to vote your common shares by proxy using one of the methods described above. Invesco shareholders of record who attend the meeting may vote their common shares in person, even though they have sent in proxies.

2022 Proxy Statement 83

Q. What if I hold restricted shares?

For participants in the 2016 Global Equity Incentive Plan and the 2011 Global Equity Incentive Plan who hold restricted share awards through the company’s stock plan administrator, your restricted shares will be voted as you instruct the custodian for such shares, Invesco Ltd. (the “Custodian”). There are three ways to vote: via the Internet, by telephone or by returning your voting instruction card. Please follow the instructions included on your voting instruction card on how to vote using one of the three methods. Your vote will serve as voting instructions to the Custodian for your restricted shares. If you do not provide instructions regarding your restricted shares, the Custodian will not vote them. You cannot vote your restricted shares at the meeting. To allow sufficient time for voting by the Custodian, the Custodian must receive your vote by no later than 11:59 p.m. eastern time on May 5, 2022.

Q. May I change or revoke my vote?

Yes. You may change your vote in one of several ways at any time before it is cast prior to the applicable deadline for voting:

•	Grant a subsequent proxy via the Internet or telephone;
•	Submit another proxy card (or voting instruction card) with a date later than your previously delivered proxy;
•

Notify our Company Secretary in writing before the Annual General Meeting that you are revoking your proxy or, if you hold your shares in “street name,” follow the instructions on the voting instruction card; or

•	If you are a shareholder of record, or a beneficial owner with a proxy from the shareholder of record, vote at the Annual General Meeting.

Q. What will happen if I do not vote my shares?

•

Shareholders of record. If you are the shareholder of record and you do not vote at the Annual General Meeting, or by proxy via the Internet, by telephone, or by mail, your shares will not be voted at the Annual General Meeting.

•

Beneficial owners. If you are the beneficial owner of your shares, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Under NYSE rules, your broker or nominee has discretion to vote your shares on routine matters, such as Proposal No. 4, but does not have discretion to vote your shares on non-routine matters, such as Proposals No. 1, 2 and 3. Therefore, if you do not instruct your broker as to how to vote your shares on Proposals No. 1, 2 and 3, this would be a “broker non-vote,” and your shares would not be counted as having been voted on the applicable proposal. We therefore strongly encourage you to instruct your broker or nominee on how you wish to vote your shares.

Q. What is the effect of a broker non-vote or abstention?

Under NYSE rules, brokers or other nominees who hold shares for a beneficial owner have the discretion to vote on a limited number of routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual General Meeting. A “broker non-vote” occurs when a broker or other nominee does not receive such voting instructions and does not have the discretion to vote the shares. Pursuant to Bermuda law, broker non-votes and abstentions are not included in the determination of the common shares voting on such matter, but are counted for quorum purposes.

Q. What if I return a signed proxy or voting instruction card, but do not specify how my shares are to be voted?

•	Shareholders of record. If you are a shareholder of record and you submit a proxy, but you do not provide voting instructions, all of your shares will be voted FOR Proposals No. 1, 2, 3 and 4.
•

Beneficial owners. If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under NYSE rules, brokers and other nominees have the discretion to vote on routine matters, such as Proposal No. 4, but do not have discretion to vote on non-routine matters, such as Proposals No. 1, 2 and 3. Therefore, if you do not provide voting instructions to your broker or other nominee, your broker or other nominee may only vote your shares on Proposal No. 4 and any other routine matters properly presented for a vote at the Annual General Meeting.

Q. What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?

It means you own Invesco common shares in more than one account, such as individually and jointly with your spouse. Please vote all of your common shares. Please see Householding of Proxy Materials for information on how you may elect to receive only one Notice.

Q. What is a quorum?

A quorum is necessary to hold a valid meeting. The presence of two or more persons representing, in person or by proxy, more than 50% of the issued and outstanding common shares entitled to vote at the Annual General Meeting as of the Record Date constitutes a quorum for the conduct of business.

84 Invesco Ltd.

Q. What vote is required in order to approve each proposal?

Each proposal requires the affirmative vote of a majority of the votes cast on such proposal at the Annual General Meeting. Under our Bye-Laws, a majority of the votes cast means the number of shares voted “for” a proposal must exceed 50% of the votes cast with respect to such proposal. Votes “cast” include only votes cast with respect to shares present at the Annual General Meeting or represented by proxy and excludes abstentions.

Q. How will voting on any other business be conducted?

Other than the matters set forth in this Proxy Statement and matters incident to the conduct of the Annual General Meeting, we do not know of any business or proposals to be considered at the Annual General Meeting. If any other business is proposed and properly presented at the Annual General Meeting, the persons named as proxies will vote on the matter in their discretion.

Q. What happens if the Annual General Meeting is adjourned or postponed?

Your proxy will still be effective and will be voted at the rescheduled Annual General Meeting. You will still be able to change or revoke your proxy until it is voted.

Q. Who will count the votes?

A representative of Computershare, our transfer agent, will act as the inspector of election and will tabulate the votes.

Q. How can I find the results of the Annual General Meeting?

Preliminary results will be announced at the Annual General Meeting. Final results will be published in a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual General Meeting.

Important additional information

Costs of solicitation

The cost of solicitation of proxies will be paid by Invesco. We have retained Alliance Advisors LLC to solicit proxies for a fee of approximately $18,000 plus a reasonable amount to cover expenses. Proxies may also be solicited in person, by telephone or electronically by Invesco personnel who will not receive additional compensation for such solicitation. Copies of proxy materials and our Annual Report will be supplied to brokers and other nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such brokers or other nominees for their reasonable expenses.

Presentation of financial statements

In accordance with Section 84 of the Companies Act 1981 of Bermuda, Invesco’s audited consolidated financial statements for the year ended December 31, 2021 will be presented at the Annual General Meeting. These statements have been approved by the Board. There is no requirement under Bermuda law that these statements be approved by shareholders, and no such approval will be sought at the Annual General Meeting.

Registered and principal executive offices

The registered office of Invesco is located at Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda. The principal executive office of Invesco is located at 1555 Peachtree Street NE, Atlanta, Georgia 30309, and the telephone number there is 1-404-892-0896.

Shareholder proposals for the 2023 annual general meeting

In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act intended for inclusion in the proxy statement for next year’s annual general meeting of shareholders must be received by Invesco no later than 120 days before the anniversary of the date of this proxy statement (e.g., not later than November 25, 2022). Such proposals should be sent to our Company Secretary in writing to Invesco Ltd., Attn: Office of the Company Secretary, Legal Department, 1555 Peachtree Street NE, Atlanta, Georgia 30309, or by email to company.secretary@invesco.com. To be included in the Proxy Statement, the proposal must comply with the requirements as to form and substance established by the SEC and our Bye-Laws, and must be a proper subject for shareholder action under Bermuda law.

In addition, a shareholder (or a group of up to 20 shareholders) who has owned at least 3% of our shares continuously for at least three years and has complied with the other requirements in our bye-laws may nominate and include in the company’s proxy materials director nominees constituting up to 20% of our Board of Directors. Notice of a proxy access nomination for consideration at our 2023 Annual General Meeting of Shareholders must be received not less than 90 not more than 120 days prior to the first anniversary of the 2022 Annual General Meeting of Shareholders (e.g. from January 12, 2023 to February 11, 2023).

2022 Proxy Statement 85

A shareholder may otherwise propose business for consideration or nominate persons for election to the Board in compliance with SEC proxy rules, Bermuda law, our Bye-Laws and other legal requirements, without seeking to have the proposal included in Invesco’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. Under our Bye-Laws, notice of such a proposal must generally be provided to our Company Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual general meeting. The period under our Bye-Laws for receipt of such proposals for next year’s meeting is thus from January 12, 2023 to February 11, 2023. (However, if the date of the annual general meeting is more than 30 days before or more than 60 days after such anniversary date, any notice by a shareholder of business or the nomination of directors for election or reelection to be brought before the annual general meeting to be timely must be delivered (i) not earlier than the close of business on the 120th day prior to such annual general meeting; and (ii) not later than the close of business on the later of (A) the 90th day prior to such annual general meeting and (B) the 10th day following the day on which public announcement of the date of such meeting is first made.) SEC rules permit proxy holders to vote proxies in their discretion in certain cases if the shareholder does not comply with these deadlines, and in certain other cases notwithstanding compliance with these deadlines.

In addition, Sections 79-80 of the Bermuda Companies Act allows shareholders holding at least 5% of the total voting rights or totaling 100 record holders (provided that they advance to the company all expenses involved and comply with certain deadlines) to require Invesco (i) to give notice of any resolution that such shareholders can properly propose at the next annual general meeting; and/or (ii) to circulate a statement regarding any proposed resolution or business to be conducted at a general meeting.

United States Securities and Exchange Commission reports

A copy of the company’s Annual Report on Form 10-K (“Annual Report”), including financial statements, for the year ended December 31, 2021, is being furnished concurrently herewith to all shareholders holding shares as of the Record Date. Please read it carefully.

Shareholders may obtain a copy of the Annual Report, without charge, by visiting the company’s web site at www.invesco.com/corporate or by submitting a request to our Company Secretary at: company.secretary@invesco.com or by writing Invesco Ltd., Attn: Office of the Company Secretary, Legal Department, 1555 Peachtree Street NE, Atlanta, Georgia 30309. Upon request to our Company Secretary, the exhibits set forth on the exhibit index of the Annual Report may be made available at a reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).

Further, we make available free of charge through our corporate website, our Quarterly Reports of Form 10-Q, Current Reports of Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish to, the SEC.

Householding of proxy materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for Proxy Statements and Annual Reports with respect to two or more shareholders sharing the same address by delivering a single Proxy Statement and Annual Report to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

A number of banks and brokers with account holders who are beneficial holders of the company’s common shares will be householding the company’s proxy materials or the Notice. Accordingly, a single copy of the proxy materials or Notice will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials or copies of the Notice, please notify your bank or broker, or contact our Company Secretary at: company. secretary@invesco.com, or by mail to Invesco Ltd., Attn: Office of the Company Secretary, Legal Department, 1555 Peachtree Street NE, Atlanta, Georgia 30309, or by telephone to 404-892-0896. The company undertakes, upon oral or written request to the address or telephone number above, to deliver promptly a separate copy of the company’s proxy materials or the Notice to a shareholder at a shared address to which a single copy of the applicable document was delivered. Shareholders who currently receive multiple copies of the proxy materials or the Notice at their address and would like to request householding of their communications should contact their bank or broker or the Company Secretary at the contact address and telephone number provided above.

86 Invesco Ltd.

Appendix A
U.S. GAAP rules on consolidation require the company to consolidate certain investment product assets and liabilities which significantly distort our balance sheet and associated financial metrics.

Schedule of non-GAAP information

We utilize the following non-GAAP performance measures: net revenue (and by calculation, net revenue yield on AUM), adjusted operating income, adjusted operating margin, adjusted net income attributable to Invesco Ltd. and adjusted diluted earnings per common share (EPS). The company believes the adjusted measures provide valuable insight into the company’s ongoing operational performance and assist in comparisons to its competitors. These measures also assist the company’s management with the establishment of operational budgets and forecasts and assist the Board of Directors and management of the company in determining incentive compensation decisions. The most directly comparable U.S. GAAP measures are operating revenues (and by calculation, gross revenue yield on AUM), operating income, operating margin, net income attributable to Invesco Ltd. and diluted EPS. Each of these measures is discussed more fully below.

The following are reconciliations of operating revenues, operating income (and by calculation, operating margin) and net income attributable to Invesco Ltd. (and by calculation, diluted EPS) on a U.S. GAAP basis to a non-GAAP basis of net revenues, adjusted operating income (and by calculation, adjusted operating margin) and adjusted net income attributable to Invesco Ltd. (and by calculation, adjusted diluted EPS). These non-GAAP measures should not be considered as substitutes for any U.S. GAAP measures and may not be comparable to other similarly titled measures of other companies. Additional reconciling items may be added in the future to these non-GAAP measures if deemed appropriate. The tax effects related to the reconciling items have been calculated based on the tax rate attributable to the jurisdiction to which the transaction relates. These measures are described more fully in the company’s Forms 10-K and 10-Q. Refer to these public filings for additional information about the company’s non-GAAP performance measures.

Reconciliation of operating revenues to net revenues:
	Year
$ in millions	2021	2020

Operating revenues, U.S. GAAP basis	6,894.5	6,145.6

Invesco Great Wall[1]	473.5	263.2

Revenue Adjustments:[2]

Investment management fees	(844.1)	(779.8)

Service and distribution fees	(1,087.5)	(986.1)

Other	(217.7)	(181.7)

Total revenue adjustments	(2,149.3)	(1,947.6)

Assets of Consolidated Investment Products (“CIP”)[3]	42.4	39.8

Net revenues	5,261.1	4,501.0
Reconciliation of operating income to adjusted operating income:
	Year
$ in millions	2021	2020

Operating income, U.S. GAAP basis	1,788.2	920.4

Invesco Great Wall[1]	276.6	143.7

CIP[3]	67.7	62.0

Transaction, integration, and restructuring[4]	(65.9)	330.8

Amortization of intangible assets[5]	62.9	62.5

Compensation expense related to market valuation changes in deferred compensation plans[6]	53.1	39.8

Other reconciling items[7]	—	105.3

Adjusted operating income	2,182.6	1,664.5

Operating margin[8]	25.9%	15.0%

Adjusted operating margin[9]	41.5%	37.0%

2022 Proxy Statement 87

Reconciliation of net income attributable to Invesco Ltd. to adjusted net income attributable to Invesco Ltd.:
	Year
$ in millions, except per share data	2021	2020

Net income attributable to Invesco Ltd., U.S. GAAP basis	1,393.0	524.8

CIP[3]	—	(9.4)

Transaction, integration and restructuring, net of tax[4]	(52.8)	253.5

Amortization of intangible assets, net of tax[5]	83.7	86.2

Deferred compensation plan market valuation changes and dividend income less compensation expense, net of tax[6]	0.3	(20.1)

Other reconciling items, net of tax[7]	15.4	57.9

Adjusted net income attributable to Invesco Ltd.	1,439.6	892.9

Average shares outstanding - diluted	465.4	462.5

Diluted EPS	$2.99	$1.13

Adjusted diluted EPS[10]	$3.09	$1.93

1.	Invesco Great Wall - Management reflects 100% of Invesco Great Wall in its net revenues and adjusted operating expenses. The company’s non-GAAP operating results reflect the economics of these holdings on a basis consistent with the underlying AUM and flows. Adjusted net income is reduced by the amount of earnings attributable to non-controlling interests.
2.	Revenue Adjustments - Management believes that adjustments to investment management fees, service and distribution fees and other revenues from operating revenues appropriately reflect these revenues as being passed through to external parties who perform functions on behalf of, and distribute, the company’s managed funds. Further, these adjustments vary by geography due to the differences in distribution channels. The net revenue presentation assists in identifying the revenue contribution generated by the business, removing distortions caused by the differing distribution channel fees and allowing for a fair comparison with U.S. peer investment managers and within Invesco’s own investment units. Additionally, management evaluates net revenue yield on AUM, which is equal to net revenues divided by average AUM during the reporting period. This financial measure is an indicator of the basis point net revenues we receive for each dollar of AUM we manage and is useful when evaluating the company’s performance relative to industry competitors and within the company for capital allocation purposes.

Investment management fees are adjusted by renewal commissions and certain administrative fees. Service and distribution fees are primarily adjusted by distribution fees passed through to broker dealers for certain share classes and pass through fund-related costs. Other is primarily adjusted by transaction fees passed through to third parties. While the terms used for these types of adjustments vary by geography, they are all costs that are driven by the value of AUM and the revenue earned by Invesco from AUM. Since the company has been deemed to be the principal in the third-party arrangements, the company must reflect these revenues and expenses gross under U.S. GAAP on the Consolidated Statements of Income.

3.	CIP - The reconciling items add back the management and performance fees earned by Invesco from the consolidated products and remove the revenues and expenses recorded by the consolidated products that have been included in the U.S. GAAP Consolidated Statements of Income.

Management believes that the consolidation of investment products may impact a reader’s analysis of our underlying results of operations and could result in investor confusion or the production of information about the company by analysts or external credit rating agencies that is not reflective of the underlying results of operations and financial condition of the company. Accordingly, management believes that it is appropriate to adjust operating revenues, operating income and net income for the impact of CIP in calculating the respective net revenues, adjusted operating income and adjusted net income.

4.	Transaction, integration and restructuring related adjustments - The transaction, integration and restructuring charges reflect legal, regulatory, advisory, valuation and other professional services or consulting fees, and travel costs related to a business combination transaction or restructuring initiatives related to changes in the scope of the business, or manner in which the business is conducted. Also included in these charges are severance-related expenses and any contract termination costs associated with these efforts. Additionally, these charges reflect the costs of temporary staff involved in executing the transaction or initiative, including incremental costs associated with achieving synergy savings following a business combination or restructuring initiative.

Management believes it is useful to investors and other users of our Consolidated Financial Statements to adjust for the transaction, integration and restructuring charges in arriving at adjusted operating income, adjusted operating margin and adjusted diluted EPS, as this will aid comparability of our results period to period, and aid comparability with peer companies that may not have similar acquisition and restructuring related charges.

5.	Amortization of intangible assets - Management believes it is useful to investors and other users of our financial statements to remove amortization expense related to acquired assets and to reflect the tax benefit realized on the tax amortization of goodwill, finite-lived intangibles and indefinite-lived intangible assets in arriving at adjusted operating income, adjusted operating margin and adjusted diluted EPS, as this will aid comparability of our results period to period, and aid comparability with peer companies that may not have similar acquisition-related charges.
6.	Market movement on deferred compensation plan liabilities - Certain deferred compensation plan awards are linked to the appreciation (depreciation) of specified investments, typically managed by the company. Invesco hedges economically the exposure to market movements by holding these investments on its balance sheet and through total return swap financial instruments. U.S. GAAP requires the appreciation (depreciation) in the compensation liability to be expensed over the award vesting period in proportion to the vested amount of the award as part of compensation expense. The full value of the investment and financial instrument appreciation (depreciation) are immediately recorded below operating income in other gains and losses. This creates a timing difference between the recognition of the compensation expense and the investment gain or loss impacting net income attributable to Invesco Ltd. and diluted EPS which will reverse over the life of the award and net to zero at the end of the multi-year vesting period. During periods of high market volatility, these timing differences impact compensation expense, operating income and operating margin in a manner which, over the life of the award, will ultimately be offset by gains and losses recorded below operating income on the Consolidated Statements of Income. The non-GAAP measures exclude the mismatch created by differing U.S. GAAP treatments of the market movement on the liability and the investments.

Since these plans are hedged economically, management believes it is useful to reflect the offset ultimately achieved from hedging the investment market exposure in the calculation of adjusted operating income (and by calculation, adjusted operating margin) and adjusted net income (and by calculation, adjusted diluted EPS), to produce results that will be more comparable period to period. The related fund shares or swaps will have been purchased on or around the date of grant, eliminating any ultimate cash impact from market movements that occur over the vesting period.

Additionally, dividend income from investments held to hedge economically deferred compensation plans is recorded as dividend income and as compensation expense on the company’s Consolidated Statements of Income on the record dates. This dividend income is passed through to the employee participants in the plan and is not retained by the company. The non-GAAP measures exclude this dividend income and related compensation expense.

7.	Other reconciling items. For additional information, please refer to our 2021 Annual Report on Form 10-K.
8.	Operating margin is equal to operating income divided by operating revenues.
9.	Adjusted operating margin is equal to adjusted operating income divided by net revenues.
10.	Adjusted diluted EPS is equal to adjusted net income attributable to Invesco Ltd. divided by the weighted average number of common and restricted common shares outstanding. There is no difference between the calculated earnings per common share amounts presented above and the calculated earnings per common share amounts under the two class method.

88 Invesco Ltd.

Appendix B

Invesco Ltd. 2012 Employee Stock Purchase Plan, as amended and restated

1.	Purpose

The purpose of the Plan is to provide Eligible Employees with (i) a convenient means to acquire common shares of the Company at a discount to market value, (ii) an incentive for continued employment and (iii) an incentive to increase Shareholder value. The Plan is intended to provide Options that either comply with or are exempt from the requirements of section 409A of the U.S. Code, and the terms of the Plan and the Options granted thereunder will be interpreted and administered in a manner that is consistent with that intention. The Plan is not intended to qualify as an “employee stock purchase plan” within the meaning of section 423 of the U.S. Code, and the Options granted under the Plan are not intended to qualify for favorable tax treatment under the laws of any country. Notwithstanding the foregoing, the Company may establish one or more sub-plans of the Plan for Employees of designated Employers located in countries outside of the United States in order to achieve tax, employment, securities law or other purposes and objectives, and to conform the terms of the Plan with the laws and requirements of such countries in order to allow such Employees to purchase Shares in a manner similar to the Plan.

2.	Effective Date and Term of Plan

The Plan was initially adopted by the Board on February 16, 2012 and was effective as of May 17, 2012. This amendment and restatement was adopted by the Board on February 10, 2022 and, pending approval by the Shareholders of the Company, is effective May 12, 2022 (the “Effective Date”). No Options will be granted under the Plan after the fifth (5th) anniversary of the Effective Date.

3.	Definitions

Each capitalized word, term or phrase used in the Plan shall have the meaning set forth in this Section 3 or, if not defined in this Section, the first place that it appears in the Plan.

“Account” means the account established for each Participant under the Plan, which will be maintained in the currency used by the Employer to pay the Participant’s base salary or regular earnings and will be converted to U.S. Dollars as provided in Section 6(a), if applicable. Amounts credited to a Participant’s Account may be held by an Employer in its general corporate accounts or in one or more trusts, as determined by the Committee in its discretion in accordance with applicable law and will not be credited with interest or earnings of any kind, unless required by applicable law.

“Affiliate” means a corporation or other entity controlled by, controlling or under common control with, the Company.

“Applicable Exchange” means the New York Stock Exchange or such other securities exchange as may be the principal market for the Shares at the applicable time.

“Beneficiary” means the person(s) or trust(s) entitled by will or laws of descent and distribution to receive any amounts or Shares payable or deliverable to, or exercise any applicable rights of, the Participant under the Plan after the Participant’s death (or such other person as determined under applicable law who is entitled to receive any benefits under the Plan in the event of the Participant’s death).

“Board” means the Board of Directors of the Company.

“Change in Control” means any of the following events:

(A) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of either (A) the then outstanding shares of the Company (the “Outstanding Company Shares”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (4) any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (C) below; or

(B) individuals who, as of January 1, 2022, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to January 1, 2022 whose election, or nomination for election by the Company’s Shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board shall be considered

2022 Proxy Statement 89

as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(C) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (each, a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Shares and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction of the Outstanding Company Shares and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any employee benefit plan or related trust of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Corporate Transaction and (3) at least a majority of the members of the board of directors of the corporation (or other governing board of a non-corporate entity) resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction; or

(D) approval by the Shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, an event described above will be a Change in Control with respect to an Option that is subject to taxation as a “nonqualified deferred compensation plan” under section 409A of the U.S. Code only if such event is also a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of section 409A of the U.S. Code.

“Committee” means the Compensation Committee of the Board or such other committee or subcommittee of the Board as may be appointed by the Board to act as the Committee under the Plan. If at any time there is no such Compensation Committee or other committee or subcommittee appointed by the Board, the Board shall be the Committee. The Committee shall consist of two or more directors, each of whom is intended to be, to the extent required by Rule 16b-3 of the Exchange Act, a “non-employee director” as defined in Rule 16b-3 of the Exchange Act. Any member of the Committee who does not meet the foregoing requirements shall abstain from any decision regarding an Award and shall not be considered a member of the Committee to the extent required to comply with Rule 16b-3 of the Exchange Act.

“Company” means Invesco Ltd., a Bermuda exempted company.

“Disability” means, with respect to a Participant, (i) a “disability” (or words of similar meaning) as defined in any written employment, consulting or similar agreement between the Participant and the Employer, or (ii) if there is no such agreement or it does not define “disability” (or words of similar meaning), (A) a permanent and total disability as determined under the Company’s long-term disability plan applicable to the Participant or (B) if there is no such plan applicable to the Participant, “Disability” as determined by the Committee in its sole discretion. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition. For purposes of Participants employed by an Employer outside of the United States, “Disability” shall be determined in accordance with the foregoing provisions except as may be otherwise required under applicable local law.

“Disaffiliation” means an Affiliate’s or business division’s ceasing to be an Affiliate or business division for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Affiliate or a sale of a business division by the Company); provided, however, that an event described above will be a Disaffiliation for purposes of Section 8(e) of the Plan with respect to an Option that is subject to taxation as a “nonqualified deferred compensation plan” under section 409A of the U.S. Code only if such event is also a change in the ownership or effective control of a relevant corporation or a change in the ownership of a substantial portion of the assets of a relevant corporation within the meaning of section 409A of the U.S. Code.

“Effective Date” has the meaning set forth in Section 2.

90 Invesco Ltd.

“Eligible Employee” means an Employee who (i) is an Employee on the last date designated by the Committee for enrollment in an Offering and (ii) meets such other eligibility criteria as may be determined by the Committee.

“Employee” means any individual who is classified as an employee by an Employer on such Employer’s payroll records. An individual who is classified by an Employer as an independent contractor, leased employee, consultant, advisor or member of the Board is not an Employee for purposes of the Plan, even if such individual is determined to be a common law employee of an Employer. For purposes of individuals performing services for an Employer outside of the United States, “Employee” shall be determined in accordance with the foregoing provisions except as may be otherwise required under applicable local law.

“Employer” means the Company and any Affiliate that has been designated for participation in the Plan by the Committee.

“Offering” has the meaning set forth in Section 5(a).

“Offering Commencement Date” has the meaning set forth in Section 5(a).

“Offering Termination Date” has the meaning set forth in Section 5(a).

“Option” has the meaning set forth in Section 5(c).

“Participant” means an Eligible Employee who has commenced participation in the Plan pursuant to Section 4(a) and who has not ceased participation in the Plan pursuant to Section 4(b).

“Plan” means this Invesco Ltd. 2012 Employee Stock Purchase Plan, as amended and restated, as set forth herein and as hereafter amended from time to time, and shall include any Appendices and sub-plans established hereunder to comply with the laws of jurisdictions outside of the United States of America.

“Purchase Price” means the price per Share at which Shares may be acquired under an Option, which shall be determined by the Committee and which shall be an amount not less than eighty percent (80%) of the fair market value of a Share on the Offering Termination Date. Unless otherwise determined by the Committee, the fair market value of a Share as of any date shall be the closing price of a Share on the Applicable Exchange on such date or, if Shares are not readily tradable on the Applicable Exchange on such date, then on the next preceding date on which Shares are readily tradable, all as reported by such source as the Committee may select. If the Shares are not listed on a national securities exchange, fair market value for purposes of determining the Purchase Price shall be determined by the Committee in its good faith discretion.

Once the Purchase Price for an Offering is determined by the Committee, the Company may not modify it except as provided in Section 7(c) hereof.

“Share” or “Shares” mean common shares, par value $0.20 each, of the Company.

“Shareholder” has the same meaning as the term “Member” in the Companies Act 1981 of Bermuda.

“U.S. Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and any relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the U.S. Code shall be deemed to include such regulations and guidance, as well as any successor section, regulations and guidance.

“U.S. Dollar” and “US $” mean and refer to the lawful currency of the United States of America.

4.	Eligibility and Participation

(a) Commencement of Participation. An Eligible Employee shall become a Participant in the Plan and shall participate in an Offering by enrolling in the Plan before the applicable Offering Commencement Date and making an election authorizing the payroll deductions or contributions set forth in Section 5(b) in accordance with the procedures established by the Committee. Unless otherwise determined by the Committee, an Eligible Employee who becomes a Participant pursuant to this Section shall remain a Participant and shall participate in all future Offerings until the individual ceases to be a Participant pursuant to Section 4(b).

(b) Termination of Participation. An individual shall cease to be a Participant in the Plan upon the first occurrence of any of the following events:

(i)	the Participant ceases to be an Eligible Employee, except as provided in Section 5(g);
(ii)	the Participant withdraws from the Plan pursuant to Sections 5(e), 5(f), 5(g) or 5(h); or
(iii)	the Plan is terminated.

2022 Proxy Statement 91

5.	Offerings

(a) General. The Plan will be implemented through periodic offerings to purchase Shares (each an “Offering”) as set forth in this Section 5. Each Offering will begin on a date specified by the Committee (the “Offering Commencement Date”) and will terminate on a subsequent date specified by the Committee, or if the Applicable Exchange is not open on such date, the next following date on which the Applicable Exchange is open (the “Offering Termination Date”).

(b) Contributions to Accounts. Unless payroll deductions are prohibited by applicable law, each Participant shall make an election before the Offering Commencement Date of an Offering to have the Employer deduct a specified amount on an after-tax basis from the base salary or regular earnings payable to the Participant each payroll period during the Offering (after all other required withholdings), and such amounts shall be credited to the Participant’s Account. Unless otherwise determined by the Committee, (i) the maximum amount that may be credited to a Participant’s Account during any Offering shall not exceed US $6,000, or an equivalent amount in the currency in which the Participant’s base salary or regular earnings are paid, as determined by the Committee, and (ii) the minimum number of shares that a Participant may purchase upon the Offering Termination Date shall be three (3). Unless otherwise determined by the Committee, a Participant’s election shall remain in effect for all Offerings commencing after the Participant makes such election, unless the Participant changes the election pursuant to Section 5(d), withdraws from the Plan pursuant to Sections 5(e), 5(f) or 5(g) or ceases to be an Eligible Employee. If applicable law prohibits payroll deductions, the Committee, in its discretion, may permit a Participant to make contributions to the Participant’s Account in a form acceptable to the Committee. Notwithstanding the foregoing, the Committee may, in its discretion, suspend or reduce a Participant’s payroll deductions or contributions under the Plan as it deems advisable. Except where otherwise required under applicable local law, all Participant contributions may be held in a general account established in the name of the Company or the Employer that employs the applicable Participant.

(c) Grant of Option. On the Offering Commencement Date, the Company shall grant to each Participant an option (“Option”) to purchase on the Offering Termination Date the number of Shares that may be purchased at the Purchase Price with the amounts credited to the Participant’s Account on such date, up to a maximum of 1,000 Shares or such other lesser number of Shares as the Committee shall determine in its discretion before the Offering Commencement Date.

(d) Changes to Contributions. Before the Offering Commencement Date of an Offering, a Participant may elect to change the amount that will be deducted from the Participant’s base salary or regular earnings each payroll period during such Offering, subject to the limits set forth in Section 5(b). A Participant will be permitted to withdraw from the Plan during an Offering as provided in Section 5(e), but a Participant will not otherwise be permitted to increase or decrease such payroll deductions during an Offering, except as provided by the Committee in its discretion.

(e) Withdrawal. A Participant may withdraw from the Plan before an Offering Termination Date by giving notice of withdrawal in such form and at such time as the Committee shall determine. Upon receipt of a notice of withdrawal, the Participant’s Option shall be cancelled immediately, and all amounts credited to a Participant’s Account shall be returned to the Participant as soon as administratively practicable without interest, unless the payment of interest is required by applicable law. A Participant who withdraws from the Plan pursuant to this Section shall be prohibited from (i) participating again in the Offering during which the withdrawal occurred and (ii) making any further contributions to the Participant’s Account during such Offering. The Committee may, in its discretion, treat any attempt by the Participant to transfer, pledge or otherwise encumber the Participant’s Account or Option as a notice of withdrawal. After withdrawing from the Plan pursuant to this Section, an Eligible Employee may become a Participant in the Plan with respect to a future Offering pursuant to the procedures in Section 4(a).

(f) Suspend. A Participant may suspend payroll deductions during an Offering by giving notice of suspension in such form and at such time as the Committee shall determine. A Participant who elects to suspend payroll deductions during an Offering pursuant to this Section shall be prohibited from (i) participating again in the Offering during which the suspension occurred and (ii) making any further contributions to the Participant’s Account during such Offering.

(g) Termination of Employment Due to Death, Disability, Reduction in Force or Retirement. Upon the termination of a Participant’s employment due to death, Disability, or reduction in force, the Participant (or the Participant’s Beneficiary, in the event of death) may elect, by written notice given to the Committee before the earlier of the Offering Termination Date or the expiration of the 60-day period commencing on the date of the Participant’s termination of employment to (i) withdraw from the Plan in accordance with Section 5(e) or (ii) permit the exercise of the Participant’s Option pursuant to Section 6(a). In the event that no such written election is timely received by the Committee, the Participant shall be deemed to have elected to withdraw from the Plan in accordance with Section 5(e), and all amounts credited to the Participant’s Account will be returned to the Participant as soon as administratively practicable without interest, unless the payment of interest is required by applicable law.

(h) Termination of Employment. Upon termination of the Participant’s employment for any reason other than a reason set forth in Section 5(g), the Participant’s Option will be cancelled immediately, and all amounts credited to the Participant’s Account will be returned to the Participant as soon as administratively practicable without interest, unless the payment of interest is required by applicable law.

92 Invesco Ltd.

(i) Leave of Absence. If a Participant is on an approved leave of absence, such Participant may elect, by written notice received by the Committee before the earlier of the Offering Termination Date or the expiration of the 60-day period commencing on the date of the Participant’s leave of absence, to (i) withdraw from the Plan pursuant to Section 5(e), (ii) suspend payroll deductions and other contributions to the Plan, as applicable, pursuant to Section 5(f) but permit the exercise of the Participant’s Option on the Offering Termination Date pursuant to Section 6(a), or (iii) continue payroll deductions or contributions to the Plan during the leave of absence pursuant to such procedures as may be established by the Committee and permit the exercise of the Participant’s Option on the Offering Termination Date pursuant to Section 6(a). A Participant on a leave of absence who terminates employment shall be subject to the provisions of Sections 5(g) or 5(h), as applicable. In the event that no such written election is timely received by the Committee, the Participant shall be deemed to have elected to continue payroll deductions or contributions during any period that the Participant remains on the payroll of the Employer and shall be deemed to have elected to withdraw from the Plan in accordance with Section 5(e) when the Participant ceases to be on the payroll of the Employer, at which time all amounts credited to the Participant’s Account will be returned to the Participant as soon as administratively practicable without interest, unless required by applicable law. For purposes of Participants employed by an Employer outside of the United States, whether a Participant is on an approved leave of absence shall be determined in accordance with applicable local law.

(i) Non-Transferability. Neither any Options granted under the Plan nor any amounts credited to a Participant’s Account may be assigned, transferred, pledged or otherwise encumbered other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition of an Option or amounts credited to a Participant’s Account shall be without effect, except that the Committee may treat such act as an election to withdraw from the Plan in accordance with Section 5(e).

(j) Participants’ Interests. Participants will have no interest in, or any rights as a Shareholder with respect to, Shares subject to an Option until the Participant’s Option is exercised pursuant to Section 6(a).

6.	Option Exercise

(a) Automatic Exercise. On each Offering Termination Date, the Account balance of each Participant that is denominated in a currency other than U.S. Dollars shall be converted to U.S. Dollars at a rate of exchange determined by the Committee in its sole discretion. Unless previously canceled, each Option then held by a Participant shall be exercised automatically to purchase the number of full Shares that can be purchased at the Purchase Price with the amounts then credited to the Participant’s Account to the extent that such amounts do not exceed US $6,000, or such lesser amount as determined by the Committee. Fractional Shares cannot be purchased under any Option. Notwithstanding the foregoing, if the number of Shares that could be purchased under all Options outstanding on any Offering Termination Date exceeds the maximum number of Shares then available for issuance under the Plan, the outstanding Options shall be exercised pro rata in as nearly a uniform manner as practicable to purchase the number of Shares then available under the Plan, unless the Committee determines otherwise. Any amounts remaining in a Participant’s Account after the exercise of an Option will be returned to the Participant without interest, unless the payment of interest is required under applicable law.

(b) Required Taxes. No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to any Option, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. The obligations of an Employer under the Plan shall be conditional on such payment or arrangements, and an Employer shall, to the extent permitted by law, have the right to deduct any such taxes from any payments otherwise due to the Participant. The Committee may establish such procedures as it deems appropriate for the settlement of withholding obligations.

(c) Delivery of Stock. As promptly as practicable after each Offering Termination Date, the Shares acquired upon the exercise of a Participant’s Option shall be delivered to the Participant or to a custodial or trust account maintained for the benefit of the Participant, as determined by the Committee.

(d) Conditions for Issuance. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver Shares under the Plan unless such issuance or delivery complies with all applicable laws, rules and regulations, including the requirements of any Applicable Exchange or similar entity, and the Company has obtained any consent, approval or permit from any federal, state or foreign governmental authority that the Committee determines to be necessary or advisable.

7.	Shares Subject to Plan

(a) Plan Maximum. The maximum number of Shares that can be issued under the Plan, subject to any adjustment upon changes in capitalization as provided in Section 7(b), shall be increased by 3,000,000. Shares previously authorized under the Plan prior to the Effective Date continue to be available for issuance under this Plan as amended and restated.

2022 Proxy Statement 93

(b) Source of Shares. Shares issued under the Plan may be authorized but unissued Shares or Shares held by the Company as treasury shares.

(c) Adjustment Upon Changes in Capitalization. In the event of a merger, consolidation, stock rights offering, liquidation, spinoff, separation, Disaffiliation, reorganization or similar event affecting the Company or any of its Affiliates, or a stock dividend, stock split, reverse stock split, extraordinary dividend of cash or other property, share combination or recapitalization or similar event affecting the capital structure of the Company, the Committee or the Board shall make such equitable and appropriate substitutions or adjustments to (i) the aggregate number and kind of Shares reserved for issuance and delivery under the Plan, (ii) the number and kind of Shares subject to Options under the Plan and (iii) the Purchase Price with respect to Options under the Plan.

8.	Administration

(a) Authority of Committee. The Plan will be administered by the Committee. The Committee shall have the authority to take the following actions, among others, subject to the terms and conditions of the Plan:

(i)	to determine Affiliates that participate in the Plan;
(ii)	to determine the eligibility of any individual to participate in the Plan;
(iii)	to determine whether and when an Offering will be made;
(iv)	to determine the number of Shares subject to an Offering and the number of Shares subject to an Option to be granted to any Participant;
(v)	to establish procedures for making payroll deductions or contributions under the Plan;
(vi)	to determine the maximum amount permitted to be credited to a Participant’s Account and to suspend or reduce a Participant’s payroll deductions or contributions for any reason that the Committee deems advisable;
(vii)	to determine the terms and conditions of each Offering made hereunder, based on such factors as the Committee shall determine;
(viii)	as further provided in Section 10(b), to adopt sub-plans and special provisions applicable to Offerings regulated by the laws of jurisdictions outside of the United States, which sub-plans and special provisions may take precedence over other provisions of the Plan;
(ix)	to modify, amend, adjust or cancel any Offering or Option or the terms and conditions of any Offering or Option;
(x)	to treat any Participant’s attempt to transfer, pledge or otherwise encumber the Participant’s Account or Option as a notice of withdrawal under the Plan;
(xi)	to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable from time to time;
(xii)	to interpret the terms and provisions of the Plan;
(xiii)	to decide all other matters to be determined in connection with an Offering; and
(xiv)	to otherwise administer the Plan.

Notwithstanding the foregoing, any action taken by the Committee or its delegates that requires Shareholder approval under applicable law or Applicable Exchange rule shall be valid and effective only if the Shareholder approval is obtained as required.

(b) Delegation of Authority. To the extent permitted by applicable law, the Committee may delegate any of its authority to administer the Plan to any person or persons selected by the Committee, including one or more members of the Committee, and such person or persons shall be deemed to be the Committee with respect to, and to the extent of, its or their authority. Any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

(c) Procedures. The Committee may act by a majority of its members then in office and, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange, through any person or persons to whom it has delegated its authority pursuant to Section 8(b).

(d) Discretion of Committee and Binding Effect. Any determination made by the Committee or an appropriately delegated person or persons with respect to the Plan shall be made in the sole discretion of the Committee or such delegate, unless in contravention of any express term of the Plan, including, without limitation, any determination involving the appropriateness or equitableness of any action. All decisions made by the Committee or any appropriately delegated person or persons shall be final and binding on all persons, including the Employers, Employees, Eligible Employees, Participants and Beneficiaries.

(e) Change in Control and Disaffiliation. In the event of a Change in Control or a Disaffiliation, the Option of each Participant (in the case of a Change in Control) or the Option of each Participant employed by the Affiliate or business division that ceases to be an Affiliate or business division pursuant to the Disaffiliation, as determined by the Committee in its discretion (in the case of a Disaffiliation), will be cancelled immediately upon such Change in Control or Disaffiliation with respect to the Offering then in effect, and all amounts credited to a Participant’s Account shall be returned to the Participant as soon as administratively practicable without interest, unless the payment of interest is required by applicable law.

94 Invesco Ltd.

9.	Amendment and Termination

The Board or the Committee, in its sole discretion, may amend, alter, cancel or terminate the Plan or any Option granted thereunder at any time, except that no amendment or alteration may increase the number of Shares that can be issued under the Plan, other than an adjustment under Section 7(b), or make other changes for which Shareholder approval is required under applicable law or Applicable Exchange rule unless such Shareholder approval is obtained as required. Upon a cancellation or termination of the Plan or any Option, the Board or the Committee will in its sole discretion (i) return to affected Participants all amounts credited to their Accounts without interest, unless the payment of interest is required under applicable law, or (ii) set an earlier Offering Termination Date to the extent permitted by section 409A of the U.S. Code.

10. Miscellaneous

(a) Limitation of Liability. No liability whatever shall attach to or be incurred by any past, present or future Shareholders, officers or directors of any Employer or any members of the Committee or their delegates under or by reason of any of the terms, conditions or agreements contained in this Plan or implied therefrom, and any and all liabilities of, and any and all rights and claims against, any Employer or any Shareholder, officer, director or Committee member whether arising at common law or in equity or created by statute or constitution or otherwise, pertaining to the Plan, are hereby expressly waived and released by every Participant as a part of the consideration for the benefits provided under the Plan.

(b) International Offerings. Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion, establish sub-plans of the Plan for purposes of effectuating the participation of Employees employed by an Employer located in countries outside of the United States. For purposes of the foregoing, the Committee may establish one or more sub-plans to: (i) amend or vary the terms of the Plan in order to conform such terms with the laws, rules and regulations of each country outside of the United States where an Employer is located; (ii) amend or vary the terms of the Plan in each country where an Employer is located as it considers necessary or desirable to take into account or to mitigate or reduce the burden of taxation and social insurance contributions for Participants or the Employer; or (iii) amend or vary the terms of the Plan in each country outside of the United States where an Employer is located as it considers necessary or desirable to meet the goals and objectives of the Plan. Each sub-plan established pursuant to this Section 10(b) shall be reflected in a written appendix to the Plan for each Employer in such country and shall be treated as being separate and independent from the Plan; provided, the total number of Shares authorized to be issued under the Plan shall include any Shares issued under any sub-plan of the Plan. To the extent permitted under applicable law, the Committee may delegate its authority and responsibilities under this Section 10(b) to an appropriate sub-committee consisting of one or more officers of the Company.

(c) No Employment Rights. Neither the Plan nor any Option granted hereunder shall, directly or indirectly, create any right with respect to continuation of employment by any Employer and shall not be deemed to interfere in any way with the right of any Employer to terminate or otherwise modify a Participant’s employment at any time.

(d) Notices and Actions. If any notice or action is required to be given, received or taken on or before a date or event specified in the Plan, the Committee may establish an earlier or later time by which such notice or action must be given, received or taken as it deems advisable for the efficient administration of the Plan.

(e) U.S. Code Section 409A. The Options granted under the Plan are intended either to comply with the requirements of section 409A of the U.S. Code to avoid the imposition of any tax or interest thereunder or to be exempt from the requirements of section 409A of the U.S. Code, and the Plan will be interpreted, administered and deemed amended, as necessary, in a manner consistent with this intention. Notwithstanding the foregoing, neither the Employers nor any members of the Committee shall be liable for any taxes, penalties or interest imposed with respect to any Options or amounts credited to any Account, including taxes, penalties or interest imposed under section 409A of the U.S. Code. Notwithstanding any other provision of the Plan to the contrary, if a Participant is entitled to the payment of interest on any amounts credited to the Participant’s Account with respect to an Offering and such interest is subject to federal income taxation under the U.S. Code, any amounts credited to the Participant’s Account that are required to be returned to the Participant under the terms of the Plan shall be returned within 60 days after the Offering Termination Date.

(f) Governing Law. The laws of the State of Georgia will govern all matters relating to this Plan, except to the extent it is superseded or preempted by the laws of the United States.

Approved by the Board of Directors

February 10, 2022

2022 Proxy Statement 95

invesco.com                                     PROXY-BRO-1  03-22

Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by May 11, 2022 at 11:59 P.M., Eastern Time.
Online
Go to www.envisionreports.com/IVZ or scan the QR code – login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/IVZ

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2,3 and 4.

1. Election of Directors:	+

	For	Against	Abstain
01 - Sarah E. Beshar	☐	☐	☐

04 - William F. Glavin, Jr.	☐	☐	☐

07 - Sir Nigel Sheinwald	☐	☐	☐

10 - Christopher C. Womack	☐	☐	☐

	For	Against	Abstain
02 - Thomas M. Finke	☐	☐	☐

05 - C. Robert Henrikson	☐	☐	☐

08 - Paula C. Tolliver	☐	☐	☐

11 - Phoebe A. Wood	☐	☐	☐

	For	Against	Abstain
03 - Martin L. Flanagan	☐	☐	☐

06 - Denis Kessler	☐	☐	☐

09 - G. Richard Wagoner, Jr.	☐	☐	☐

	For	Against	Abstain
2. Advisory vote to approve the company’s 2021 executive compensation	☐	☐	☐

4. Appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for 2022	☐	☐	☐

	For	Against	Abstain
3. Approval of the Amendment and Restatement of the Invesco Ltd. 2012 Employee Stock Purchase Plan	☐	☐	☐

B	Authorized Signatures –This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

⬛	1 U P X	+

03LLRA

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The material is available at: www.envisionreports.com/IVZ

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/IVZ

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Notice of 2022 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting – May 12, 2022

The undersigned hereby appoints G. Richard Wagoner, Jr., Martin L. Flanagan, L. Allison Dukes and Kevin Carome, and each of them, with power to act without the others and with power of substitution, as proxies and attorneys-in-fact, and hereby authorizes them to represent and vote, as provided on the other side, all the common shares of Invesco Ltd., which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2022 Annual General Meeting of Shareholders, or at any adjournment or postponement thereof, of Invesco Ltd., with all powers which the undersigned would possess if present at the meeting.

(Items to be voted appear on reverse side)

Restricted Shares Voting Instructions

For certain Invesco Ltd. Employees who hold restricted shares received through one of the company’s equity incentive plans, when casting your vote, you are directing the record holder to vote all restricted common shares of Invesco Ltd. that are held in your account or participant trust, as applicable, that you are entitled to vote, in accordance with your instructions, and in accordance with the judgment of the record holder upon such other business as may come before the meeting and any adjournments or postponements thereof.

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.

⬛	+